UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.    )

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ENERGIZER HOLDINGS, INC.
(Name of the Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENERGIZER HOLDINGS, INC.

533 Maryville University Drive

St. Louis, Missouri 63141

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held at 3:00 p.m. Central Time on Monday, January 27, 2014 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

In connection with the Annual Meeting, we have prepared a Notice of Annual Meeting of Shareholders, a Proxy Statement, and our 2013 Annual Report. On or about December 12, 2013, we began mailing to our shareholders these materials or a Notice of Availability of Proxy Materials containing instructions on how to access these materials online.

We hope you will attend the Annual Meeting in person. If you plan to do so, please bring the 2014 Annual Meeting Admission Ticket and proof of identification (such as a driver’s license or other photo identification).

Whether you plan to attend the Annual Meeting or not, we encourage you to read the Proxy Statement and vote your shares. You may vote over the Internet, as well as by telephone, or, if you received or requested to receive printed proxy materials, by signing, dating and returning the proxy card enclosed with the proxy materials as soon as possible in the postage-paid envelope provided. However you decide to vote, we would appreciate you voting as soon as possible.

We look forward to seeing you at the Annual Meeting!

WARD M. KLEIN

Chief Executive Officer

December 12, 2013

PRELIMINARY COPY

ENERGIZER HOLDINGS, INC.

533 Maryville University Drive

St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 3:00 p.m. Central Time on Monday, January 27, 2014, at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

The purpose of the meeting is:

1)	to elect four directors to serve three-year terms ending at the Annual Meeting held in 2017, or until their respective successors are elected and qualified;

2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014;

3)	to cast an advisory vote on executive compensation;

4)	to vote to amend and restate the Company’s Restated Articles of Incorporation to provide for the declassification of the Company’s Board of Directors. If approved, the Amended and Restated Articles of Incorporation will provide that (i) commencing with the class of directors standing for election at the Company’s 2015 Annual Meeting, directors will stand for election for one year terms; (ii) directors who were elected prior to the 2015 Annual Meeting would continue to hold office until the ends of the terms for which they were elected and until their successors are elected and qualified; and (iii) beginning with the Company’s 2017 Annual Meeting, and at each annual meeting thereafter, all directors would stand for election for a one year term;

5)	to vote to amend and restate the Company’s Amended and Restated 2009 Incentive Stock Plan;

and to act upon such other matters as may properly come before the meeting.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2014 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing the proxy materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, and any shareholders who request to receive a paper copy of the proxy materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

You may vote if you are a shareholder of record on November 22, 2013. It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of the following ways:

•	USE THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: 1-866-894-0537, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	VISIT www.cstproxyvote.com to vote via the Internet, using the identification number indicated on the notice of availability or proxy card mailed to you;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope if you received or requested a paper copy of the proxy materials; OR

•	VOTE BY WRITTEN BALLOT at the Annual Meeting.

This Notice, the Proxy Statement, and the Company’s 2013 Annual Report to Shareholders have also been posted at www.cstproxy.com/energizer/2013.

By Order of the Board of Directors,

Mark S. LaVigne

Vice President, General Counsel & Secretary

December 12, 2013

(i)

2013 PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

•    Time and date: 3:00 p.m., Central Time, January 27, 2014

•    Place: Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141

•    Record Date: November 22, 2013

•    Voting: Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on

Voting matters with Board recommendation in parentheses

•    Election of four directors (FOR EACH NOMINEE)

•    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014 (FOR)

•    Advisory vote on executive compensation (FOR)

•    Vote to amend and restate the Company’s Restated Articles of Incorporation to provide for the declassification of the Company’s Board of Directors (FOR)

•    Vote to amend and restate the Company’s Amended and Restated 2009 Incentive Stock Plan (FOR)

Board nominees

•    James C. Johnson. General Counsel, Loop Capital Markets LLC. Director since November 2013.

•    Ward M. Klein. Chief Executive Officer, Energizer Holdings, Inc. since 2005. Director since 2005.

•    W. Patrick McGinnis. Chief Executive Officer and President, Nestlé Purina PetCare Company. Director since 2002.

•    John R. Roberts. Former Executive Director, Civic Progress St. Louis and former Managing Partner, Mid-South Region, Arthur Andersen LLP. Director since 2003.

Other directors

Term expiring in 2015

•    Bill G. Armstrong. Former Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition. Director since 2005.

•    J. Patrick Mulcahy. Chairman of the Board of Energizer Holdings, Inc. since 2007. Director since 2000.

•    Pamela M. Nicholson. President and Chief Executive Officer, Enterprise Holdings, Inc. since 2013. Director since 2002.

Term expiring in 2016

•    Daniel J. Heinrich. Former Executive Vice President and Chief Financial Officer, The Clorox Company. Director since 2012.

(ii)

•    R. David Hoover. Former Chairman and Chief Executive Officer, Ball Corporation. Director since 2000.

•    John C. Hunter. Former Chairman, President and Chief Executive Officer of Solutia, Inc. Director since 2005.

•    John E. Klein. Former President of Randolph College. Director since 2003.

Independent registered public accounting firm	The Board recommends that shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for fiscal 2014.

Advisory vote on executive compensation	The Board recommends that shareholders approve on an advisory basis the compensation of our named executive officers. Our Board recommends a FOR vote because we believe that our compensation program achieves its objective of rewarding management based upon its success in increasing shareholder value.
Key elements of our compensation program

•    Aggregate pay package. Our aggregate pay packages are targeted at the 50th percentile for our peer group.

•    Annual cash bonus program. In 2013, bonuses were payable based on the following components related to the achievement of pre-determined Company targets:

¡     30% related to adjusted earnings per share;

¡     30% related to Company-wide pre-tax adjusted operating profit;

¡     20% related to Company-wide cost savings associated with restructurings; and

¡     20% related to adjusted net working capital as a percentage of sales.

•    Three-year equity awards. We award restricted stock equivalents with a three- year vesting period. For awards in fiscal 2013, 70% of the restricted stock equivalents available to be awarded at stretch (54% at target) were performance-based and only vest based on performance targets of three metrics: (i) adjusted return on invested capital, (ii) cumulative adjusted EBITDA and (iii) the Company’s relative total shareholder return. The remaining portion vests on the third anniversary of the grant if the recipient remains employed with the Company.

•    Deferred compensation plan. In 2012, the executives could defer their cash bonus award and receive a 25% Company match. Effective January 1, 2013, this benefit was eliminated.

•    Supplemental retirement plans. Our executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by federal law.

•    Severance and other benefits following change of control. We have change of control employment agreements with each of the named executive officers which provide them with increased security and allow them to make decisions focusing on the interests of shareholders. In fiscal 2012, we adopted a policy eliminating tax gross-up payments and adoption of the “best-of-net” approach for future change of control employment agreements. Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated (or resign for good cause) following a change of control of the Company.

(iii)

Changes to the executive compensation program for the 2014 fiscal year

The Nominating and Executive Compensation Committee (the “committee”) has approved several changes to our executive compensation program for fiscal 2013, including:

•    Adjustment to Mix of Restricted Stock Equivalents. To continue to enhance the emphasis on Company performance, for fiscal 2014 the committee adjusted the mix of restricted stock equivalents by increasing the performance-based portion to 86% of the restricted stock equivalents available to be earned at stretch (75% at target).

•    Elimination of Certain Deferred Compensation Plan investment options. By November 2014, all investment options in the Deferred Compensation Plan other than the Prime Rate Fund will be eliminated.

•    Changing Treatment of Unvested Equity Awards at Retirement. The existing treatment of unvested equity awards at retirement will be changed from complete forfeiture to pro rata forfeiture for any awards granted more than 12 months prior to the executive’s retirement date after age 55 with at least 10 years of service. Regardless of age and service years, awards granted less than 12 months prior to the retirement date will be forfeited. Performance-based awards will be vested pro rata based on actual performance following the certification of the results of the applicable performance period.

•    Changes to Pension Plans. Effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plan will be frozen and future retirement service benefits will no longer be accrued. The elimination of the U.S. pension benefit will be partially offset by an increase in the Company match to contributions made by participants into our defined contribution and excess contribution 401(k) plans.

Vote to amend and restate the Company’s Restated Articles of Incorporation to declassify the Company’s Board of Directors	The Board recommends that shareholders approve the amendment and restatement of the Company’s Restated Articles of Incorporation to declassify the Company’s Board. Although in the past the Board has concluded that a classified board structure was an important piece of the Company’s governance structure in order to promote continuity and stability, after careful consideration, the Board now recommends a FOR vote for declassification of the Board in recognition of the view of many investors that classified boards could have the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies, which is enhanced when shareholders have the ability to evaluate and elect all directors on an annual basis.

Vote to amend and restate the Company’s Amended and Restated 2009 Incentive Stock Plan	The Board recommends that shareholders approve the amendment and restatement of the Company’s Amended and Restated 2009 Incentive Stock Plan, including to increase the number of shares available for issuance under the plan. Our Board recommends a FOR vote because the Board believes that the Company’s ability to attract, retain and motivate the talent we need to compete in the Company’s industry will be seriously and negatively impacted if the plan is not amended as proposed.

(iv)

PROXY STATEMENT—VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2014 Annual Meeting. This proxy statement, the form of proxy and the Company’s 2013 Annual Report to Shareholders will be available at www.cstproxy.com/energizer/2013 beginning on December 12, 2013. A Notice Regarding the Availability of Proxy Materials will be mailed to shareholders on or about December 12, 2013.

How to Receive Printed Materials

This year we have elected to take advantage of the Security and Exchange Commission’s (the “SEC”) rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On or about December 12, 2013, we mailed to many of our shareholders a Notice containing instructions on how to access our proxy statement and annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials.

Who Can Vote

Record holders of Energizer Holdings, Inc. common stock on November 22, 2013 may vote at the meeting and any adjournment or postponement thereof. On November 22, 2013, there were 62,625,691 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.

How You Can Vote

There are four voting methods for record holders:

•	Voting by Mail. If you choose to vote by mail, complete a proxy card, date and sign it, and return it in the postage-paid envelope provided (if you received a paper copy of the proxy materials).

•	Voting by Telephone. You can vote your shares by telephone by calling 1-866-894-0537 and using the identification code indicated on the Notice
Regarding the Availability of Proxy Materials or the proxy card mailed to you. Voting is available 24 hours a day.

•	Voting by Internet. You can also vote via the Internet at www.cstproxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day.

•	Voting by written ballot at the meeting.

Please note that if you are a record holder and plan to vote in person at the meeting, you should bring the attached 2014 Annual Meeting Admission Ticket with you, as well as proof of identification (such as a driver’s license or other form of photo identification).

If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record. You must bring such proxy and proof of identification with you to attend, and be able to vote at, the meeting. In order to vote such shares otherwise, you must follow the instructions given to you by such bank, broker or other holder of shares. See “Beneficial Owners and Broker Non-Votes” below.

If you vote by telephone or via the Internet, you should not return a proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to our Secretary;

•	submitting another proper proxy by telephone, Internet or mail; or

•	attending the Annual Meeting and voting in person.

General Information on Voting

You are entitled to cast one vote for each share of common stock you own on the record date. If you are a shareholder of record and you do not submit a proxy or vote in person, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum.

The election of each director nominee, the ratification of the Company’s independent registered public accounting firm for 2014, the approval of executive compensation by non-binding vote, and the amendment and restatement of the Company’s Amended and Restated 2009 Incentive Stock Plan must be approved by a majority of the voting power represented at the Annual Meeting in person or by proxy and entitled to vote on the matter.

The amendment and restatement of the Company’s Restated Articles of Incorporation must be approved by the holders of record of two-thirds of the outstanding shares of common stock of the Company

Shareholders do not have the right to vote cumulatively in electing directors. Shares represented by a proxy marked “against” or “abstain” on any matter will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or director nominee. Therefore, any proxy marked “against” or “abstain” will have the effect of a vote against a nominee and against each proposal.

While the shareholder vote on executive compensation is advisory and not binding on the Company, the Board of Directors and the Nominating and Executive Compensation Committee, which is responsible for administering the Company’s executive compensation programs, are interested in the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

All shares for which proxies have been properly submitted—whether by telephone, Internet or mail—and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign a proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in your properly submitted proxy card will have the discretion to vote on those matters for you. As of the date this Proxy Statement went to press, no other matters had been raised for consideration at the Annual Meeting.

Beneficial Owners and Broker Non-Votes

If your shares are held by a bank, broker or other nominee, you are considered the “beneficial owner” of the shares, which are held in “street name.” If you hold your shares in street name, you can instruct the broker, bank or other nominee who is the shareholder of record how to vote these shares by using the voting instructions given to you by the broker, bank, or other nominee.

The broker, bank, or other nominee may vote the shares in the absence of your voting instructions only with regard to “routine” matters. The election of directors, the advisory vote on executive compensation, the vote to amend and restate the Company’s Restated Articles of Incorporation, and the vote to amend and restate the Company’s Amended and Restated 2009 Incentive Stock Plan are considered “non-routine” matters and, accordingly, if you do not instruct your broker, bank or other nominee how to vote in these matters, no votes will be cast on your behalf with respect to these matters.

Your broker, bank or other nominee does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our accounting firm (Item 2 of this Proxy Statement). If the broker, bank or other nominee votes the uninstructed shares on the ratification of the accounting firm (either personally or by proxy), these shares may be considered as “present” for quorum purposes but will not be deemed voted on other matters and will be considered “broker non-votes” with respect to such other matters.

Such broker non-votes shall have no effect on the votes on election of directors, the advisory vote on executive compensation, and the amendment and restatement of the Company’s Amended and Restated 2009 Incentive Stock Plan, but will have the effect of votes “against” the amendment and restatement of the Company’s Restated Articles of Incorporation.

Voting By Participants in the Company’s Savings Investment Plan

If you participate in our savings investment plan and had an account in the Energizer common stock fund on November 15, 2013, you will receive a full set of the proxy materials in the mail and the proxy card included with such materials will also serve as voting instructions to the trustee for that plan, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of our common stock credited to your account on that date. If the trustee does not receive directions with respect to the shares of common stock credited to your account by January 24, 2013, it will vote those shares in the same proportion as it votes shares for which directions were received.

Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. We have engaged MacKenzie Partners, Inc. and Georgeson & Company, Inc. to help solicit proxies from shareholders (in person, by phone or otherwise) for a fee of $14,175 plus expenses. Proxies may also be solicited personally or by telephone by our employees without additional compensation. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

To the best of our knowledge, all filings of stock ownership and changes in stock ownership by our directors and executive officers and beneficial owners of more than 10% of our stock, which are required by rules of the SEC, were made on a timely basis in fiscal 2013, except as described below.

In March 2013, one of our executive officers (Mr. LaVigne) filed a late Form 4 reporting the vesting of restricted stock equivalents and the withholding of shares for certain taxes due on the vesting of such restricted stock equivalents. In October 2013, one of our directors (Ms. Nicholson) filed a Form 5 to report a charitable contribution of shares of common stock made during fiscal 2012.

ITEM 1. ELECTION OF DIRECTORS

Our Board of Directors currently consists of eleven members and is divided into three classes, with each class consisting of four members other than the class nominated for election at the 2015 Annual Meeting, which has three members. The terms of service of the classes expire at successive annual meetings.

Four directors will be elected at the 2014 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2017. The Board has nominated James C. Johnson, Ward M. Klein, W. Patrick McGinnis, and John R. Roberts for election as directors at this meeting. Under the Company’s Corporate Governance Principles, a director who has reached the age of 72 is not eligible for re-election unless the Nominating and Executive Compensation Committee determines that he or she continues to meet the criteria for Board service set forth in the Corporate Governance Principles. Mr. Roberts has reached the age of 72, and the committee has determined that Mr. Roberts continues to meet the criteria for Board service set forth in the Corporate Governance Principles. Each nominee is currently serving as a director and has consented to serve for the three-year term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified. We do not know of any reason why any of the nominees for director named herein would be unable to serve; however, if any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his or her place, unless you indicate otherwise.

Vote Required.    The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for the election of each director.

The Board of Directors recommends a vote FOR the election of these nominees as directors of the Company.

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2013.

JAMES C. JOHNSON, Director Since 2013, Age 61

(Standing for election at this meeting for a term expiring in 2017)

Mr. Johnson has served as General Counsel of Loop Capital Markets LLC (financial services firm) since November 2010. From 1998 until 2009, Mr. Johnson served in a number of responsible positions at The Boeing Company, an aerospace and defense firm, including serving as Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007, and as Vice President and Assistant General Counsel, Commercial Airplanes from 2007 to his retirement in March 2009. Also a director of Ameren Corporation and Hanesbrands Inc.

Mr. Johnson has extensive executive management and leadership experience as the General Counsel of a financial services firm; and the former Vice President, Corporate Secretary and Assistant General Counsel of an aerospace and defense firm; and strong legal, compliance, risk management, corporate governance and compensation skills and experience.

WARD M. KLEIN, Director Since 2005, Age 58

(Standing for election at this meeting for a term expiring in 2017)

Mr. Klein has served as Chief Executive Officer, Energizer Holdings, Inc. since 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, as President, International from 2002 to 2004, and as Vice President, Asia Pacific and Latin America from 2000 to 2002. Also a director of Brown Shoe Company, Inc., and formerly a director of AmerUs Group Co. Mr. Klein also serves on the Board of Directors as Chairman of the Federal Reserve Bank of St. Louis and as President of Civic Progress, St. Louis.

Mr. Klein has over 20 years of service with Energizer, in international as well as domestic leadership positions, and has obtained extensive knowledge of our business operations and industry dynamics. In his capacity as chief executive officer, and the only management member of the Board of Directors, Mr. Klein provides a necessary and unique perspective to the Board.

W. PATRICK MCGINNIS, Director Since 2002, Age 66

(Standing for election at this meeting for a term expiring in 2017)

Mr. McGinnis has served as Chief Executive Officer and President, Nestlé Purina PetCare Company (pet foods and related products) since 2001. Also a director of Brown Shoe Company, Inc.

Mr. McGinnis has almost forty years of experience in consumer products industries, including almost twenty years as chief executive of the Purina pet food business. As a result, he has expertise with respect to marketing and other commercial issues, competitive challenges, and long-term strategic planning, as well as valuable perspectives with respect to potential acquisitions of consumer products businesses.

JOHN R. ROBERTS, Director Since 2003, Age 72

(Standing for election at this meeting for a term expiring in 2017)

Mr. Roberts served as Executive Director, Civic Progress St. Louis (civic organization) from 2001 through 2006. He is now retired. From 1993 to 1998, he served as Managing Partner, Mid-South Region, Arthur Andersen LLP (public accountancy). Also a director of Regions Financial Corporation with membership on the audit and nominating & corporate governance committees and Centene Corporation with membership on the audit and compliance committees.

Mr. Roberts brings many years of experience as an audit partner at Arthur Andersen to our Board. His extensive knowledge of financial accounting, accounting principles, and financial reporting rules and regulations, and his experience in evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective, provides invaluable expertise to our Board and Audit Committee. His service as a board member and audit committee chair for other public companies reinforces the knowledge and insight he provides to our Board.

BILL G. ARMSTRONG, Director Since 2005, Age 65

(Continuing in Office—Term expiring in 2015)

Mr. Armstrong is a private equity investor and is also a former director of Ralcorp Holdings, Inc.

Mr. Armstrong served as Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition (animal feed products), from 2001 to 2004. Prior to his employment with Cargill, Mr. Armstrong served as Chief Operating Officer of Agribrands International, Inc., an international agricultural products business, and as Executive Vice President of Operations of the international agricultural products business of Ralston Purina Company. He also served as managing director of Ralston’s Philippine operations, and during his tenure there, was a director of the American Chamber of Commerce. As a result of his international and operational experience, he provides a global perspective to the Board, which has become increasingly important as our international operations have grown to account for approximately half of our annual sales.

J. PATRICK MULCAHY, Director Since 2000, Age 69

(Continuing in Office—Term expiring in 2015)

Mr. Mulcahy has served as Chairman of the Board of Energizer Holdings, Inc. since 2007. Mr. Mulcahy served as Vice Chairman of the Board from January 2005 to January 2007, and prior to that time served as Chief Executive Officer, Energizer Holdings, Inc. from 2000 to 2005, and as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. from 1987 until his retirement in 2005. He is also a director of Hanesbrands Inc. and was formerly a director of Ralcorp Holdings, Inc. and Solutia, Inc. Solutia and certain subsidiaries filed voluntary petitions for bankruptcy in 2003, and emerged from bankruptcy in 2008.

Mr. Mulcahy has over forty years of experience in consumer products industries, including almost twenty years as chief executive of our battery business. He was our first chief executive officer, and managed and directed the acquisition of our Schick-Wilkinson Sword business in 2003. He is very knowledgeable about the dynamics of our various businesses and the categories in which they compete. His experience with the complex financial and operational issues of consumer products businesses brings critical financial, operational and strategic expertise to our Board of Directors.

PAMELA M. NICHOLSON, Director Since 2002, Age 54

(Continuing in Office—Term expiring in 2015)

Ms. Nicholson has served as President and Chief Executive Officer of Enterprise Holdings, Inc. (auto rental and leasing) since June 2013. Prior to that time she served as President and Chief Operating Officer from 2008 to 2013. She served as Executive Vice President and Chief Operating Officer for Enterprise from 2004 to 2008, and as Senior Vice President, North American Operations from 1999 to 2004. Ms. Nicholson is a board member of Enterprise Holdings, Inc.

Ms. Nicholson has served for over thirty years at Enterprise, obtaining extensive operational and management expertise. As the first woman president of Enterprise, a private company and one of the largest and most comprehensive vehicle rental businesses worldwide, she has been named seven times to Fortune Magazine’s Top 50 Most Powerful Women list. Ms. Nicholson provides our Board with global perspective with respect to operational and business issues, and insight with respect to executive compensation and diversity issues.

DANIEL J. HEINRICH, Director Since 2012, Age 57

(Continuing in Office—Term expiring in 2016)

Mr. Heinrich served as Executive Vice President and Chief Financial Officer of The Clorox Company, a consumer products company, from June 2009 through November 2011 and as Senior Vice President and Chief Financial Officer from August 2003 through June 2009. Prior to serving in this role, he was Vice President, Controller and Chief Accounting Officer of The Clorox Company.

Mr. Heinrich has extensive experience in financial management. Prior to his employment with The Clorox Company, he was Senior Vice President and Treasurer of Transamerica Finance Corporation. Prior to that, he served in the financial services group of the Ford Motor Company, including as Senior Vice President-Controller of Ford Motor Company’s banking subsidiary and as Senior Vice President-Treasurer and Controller of Granite Management Corporation. He began his career at Ernst & Young LLP where he spent over eight years in both audit and tax roles. Mr. Heinrich is a director of ARAMARK Holdings Corporation and serves on its finance and audit committees. Mr. Heinrich previously served on the board and was a member of the audit & finance committee of Advanced Medical Optics Inc. from 2007 until its acquisition by Abbott Labs in 2009. He is also a board member of E&J Gallo Winery.

Mr. Heinrich’s extensive knowledge of strategy, business development, operations, financial management, accounting principles and financial reporting rules and regulations provides an invaluable expertise to our Board and Audit Committee, and his understanding of incentive structures that can effectively drive performance in the consumer products industry provides an important perspective on our Nominating and Executive Compensation Committee.

R. DAVID HOOVER, Director Since 2000, Age 68

(Continuing in Office—Term expiring in 2016)

Mr. Hoover served as Chairman of Ball Corporation (beverage and food packaging and aerospace products and services) from January 2011 to April 2013. He is now retired. He served as the Chairman and Chief Executive Officer of Ball Corporation from January 2010 to January 2011; Chairman, President and Chief Executive Officer, April 2002 to January 2010 and President and Chief Executive Officer, January 2001 to April 2002. Also a director of Ball Corporation, Eli Lilly and Company and Steelcase, Inc. and formerly a director of Qwest Communications International, Inc. and Irwin Financial Corporation. Mr. Hoover is a member of the finance committee and nominating and governance committee of Ball Corporation (as an ex-officio member), the audit committee of Eli Lilly and Company, and the nominating committee and compensation committee (currently serving as chair) of Steelcase, Inc.

Mr. Hoover began his employment at Ball Corporation in 1970, and has served in numerous finance and administration, treasury and operational capacities during his tenure at Ball, including service as chief financial officer, chief operating officer and chief executive officer. His broad and extensive experience provides our Board with valuable insight into complex business, operational and financial issues. His chairmanship of our Finance and Oversight Committee has been significant, particularly during the recent global recession, as that committee directly advises management on financial and economic issues and strategies.

JOHN C. HUNTER, III, Director Since 2005, Age 66

(Continuing in Office—Term expiring in 2016)

Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. He is now retired. Solutia and certain subsidiaries filed voluntary petitions for bankruptcy in 2003, and emerged from bankruptcy in 2008. Also a director of Penford Corporation, KMG Chemicals, Inc. and formerly a director of Hercules, Inc.

Mr. Hunter has a degree in chemical engineering and a Masters in business administration. During his career with Solutia and its former parent, Monsanto Company, he obtained many years of experience in the specialty chemicals business, as well as an in-depth knowledge of environmental issues. As a result, he provides insightful risk management experience to our Board, and a practical perspective and understanding as we deal with environmental, regulatory and sustainability issues. Mr. Hunter’s extensive experience as a director also provides him with insight into effective compensation plan design and a thorough understanding of current issues, trends and concerns in executive compensation design that makes him an effective chairman of our Nominating and Executive Compensation Committee.

JOHN E. KLEIN, Director Since 2003, Age 68

(Continuing in Office—Term expiring in 2016)

Mr. Klein served as President of Randolph College (education) from 2007 to 2013. He is now retired. Prior to that, Mr. Klein served as Executive Vice Chancellor for Administration, Washington University in St. Louis (education) from 2004 to August 2007. From 1985 to 2004, he served as President and Chief Executive Officer, Bunge North America, Inc. (agribusiness), and formerly served as a director of Embrex, Inc.

Mr. Klein obtained a law degree and practiced law with a firm in New York City for several years before joining Bunge Ltd. He had a number of international postings in Europe and South America and senior positions in the United States before being named chief executive of Bunge’s North American operations. He has also obtained significant administrative experience in the field of higher education. He brings the benefits of his diverse legal, international, operational and administrative background and experience to our Board, Audit Committee, and Finance and Oversight Committee.

THE BOARD OF DIRECTORS AND ENERGIZER’S CORPORATE GOVERNANCE

STANDING COMMITTEES AND MEETINGS

Board Member	Board	Audit	Executive	Nominating and Executive Compensation	Finance and Oversight
Bill G. Armstrong	✓	✓		✓
Daniel J. Heinrich	✓	✓		✓
R. David Hoover	✓				✓*
John C. Hunter	✓			✓*
James C. Johnson	✓			✓
John E. Klein	✓	✓			✓
Ward M. Klein	✓		✓		✓
W. Patrick McGinnis	✓		✓		✓
J. Patrick Mulcahy	✓*		✓*		✓
Pamela M. Nicholson	✓	✓	✓
John R. Roberts	✓	✓*	✓	✓
Meetings held in 2013	6	5	0	6	5

*	Chairperson

Audit:    Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Receives reports from the head of our internal audit department. Our Board has determined that all members are independent and financially literate in accordance with the criteria established by the SEC and the New York Stock Exchange (the “NYSE”). Our Board has elected John R. Roberts as chair of the Audit Committee, and has determined that he is both independent and an audit committee financial expert, as defined by SEC guidelines.

Executive:    May act on behalf of the Board in the intervals between Board meetings.

Nominating and Executive Compensation:    Sets compensation of our executive officers, approves deferrals under our deferred compensation plan, administers our 2000 and 2009 incentive stock plans and grants equity-based awards, including performance-based awards, under those plans. Administers and approves performance-based awards under our executive officer bonus plan. Establishes performance criteria for performance-based awards and certifies as to their achievement. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board, as well as committee memberships and compensation and benefits for directors. Administers our stock ownership guidelines. Conducts the annual self-assessment process of the Board and its committees, and regular review and updating of our Corporate Governance Principles. Our Board has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the NYSE.

Finance and Oversight:    Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the Board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance.

During fiscal 2013, all directors who were members of our Board in fiscal 2013 attended 75% or more of the Board meetings and meetings of the committees on which they served during their period of service. Under our Corporate Governance Principles, each director is highly encouraged to attend our annual meeting of shareholders each year, preferably in person. All directors in office during the 2013 Annual Meeting attended the meeting in accordance with the Company’s Corporate Governance Principles.

CORPORATE GOVERNANCE, RISK OVERSIGHT AND DIRECTOR INDEPENDENCE

Board Leadership Structure

Our Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both chief executive officer and chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most qualified director as chairman of the Board, while maintaining the ability to separate the chairman and chief executive officer roles when necessary. Currently, the roles of chairman of the Board and chief executive officer are separate. The Board believes this structure is currently the optimal structure for providing leadership that is both independent in its oversight of management and closely attuned to our specific business. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairman of the Board provides guidance and sets the agenda for Board meetings, in consultation with the chief executive officer, and presides over meetings of the full Board. The Chairman of the Board also presides over non-management executive sessions of the Board. The Board periodically evaluates the structure most appropriate for the environment in which we operate.

Risk Oversight and Risk Management

The Board of Directors, acting both directly and through its committees, is actively involved in oversight of the significant risks affecting our business. The Board of Directors and its committees’ risk oversight activities are informed by our management’s risk assessment and risk management processes.

Structure of Risk Oversight and Risk Management

The Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company.

The risk oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Management of day-to-day operational, financial and legal risks is the responsibility of operational and executive leadership of the Company. The Company maintains a Risk Committee of senior personnel in a number of functional areas. The Risk Committee is sponsored jointly by our chief financial officer and general counsel. The purposes of the Risk Committee are:

a)	to identify and rate risks with input from various areas of management;

b)	to review risk mitigation strategies; and

c)	to report significant enterprise risks to the Board of Directors.

The Risk Committee meets quarterly to evaluate enterprise risk areas and mitigating actions. The Risk Committee uses the following process to evaluate and mitigate risk:

1)	rate risks based on their perceived impact on the Company and likelihood of occurrence

2)	identify and verify actions that are believed to be reasonably practicable to take to mitigate risks

3)	verify the results of the Risk Committee’s risk analysis and mitigation efforts with the appropriate levels of management

Risks that are identified by the Risk Committee as significant in accordance with the process above are then reported to the appropriate Board committee. The Audit Committee performs a central oversight role with respect to financial and compliance risks, and meets with our independent auditors, outside the presence and without the participation of senior management. It also regularly receives reports regarding our internal controls and compliance risks viewed as most significant, along with management’s processes for seeking to maintain compliance within an internal controls environment. The Risk Committee engages with the Board with respect to significant risks, and submits a risk report to the Board on an annual basis.

Our Company manages risk in several key areas, each of which is described in more detail below:

•	financial and internal control risk

•	legal and regulatory risk

•	operational risk

•	event risk

•	governance risk

•	compensation policies and practices risk

Financial and Internal Control Risk

The Risk Committee evaluates the Company’s exposure to financial and internal control risks, including risks related to foreign currencies, capital markets, cash flows, pension plans, and taxes. Management has put in place internal controls and conducts internal audits with respect to the Company’s financial statements. The Company has a hotline that can be used to report any financial or accounting fraud, and uses financial and internal controls and monitoring in an effort to prevent inadequate, incomplete or misleading disclosures in press releases and the Company’s SEC filings.

Legal and Regulatory Risk

The Company’s legal department, led by our general counsel, monitors the Company’s exposure to legal and regulatory risks, including intellectual property maintenance and infringement, global regulatory compliance, and, with the environmental group, environmental matters. The Board is kept informed of the commencement and status of significant litigation.

Operational Risk

The Risk Committee, our global operations team, and our commercial organization monitor the Company’s exposure to operational risks, including manufacturing, supply chain disruption and category and competitive pressures. The Company’s information technology group evaluates identified risks related to the Company’s information technology systems, such as the impact of significant information technology changes, the potential failure of the Company’s information technology systems or loss or theft of data. The Board is kept informed of the status of major manufacturing, supply chain, commercial or information technology system changes.

Event Risk

The Risk Committee evaluates the Company’s exposure to certain event risks, such as natural disasters and political or economic instability. The Board is kept informed of major developments in event risk.

Governance Risk

The Company strives to optimize shareholder communications to convey valuable information to our shareholders. Senior executives and members of the Board periodically meet with shareholders to discuss the Company’s performance and governance. The Board also annually evaluates its governance structures. The Nominating and Executive Compensation Committee annually reviews the Company’s Corporate Governance Principles and recommends amendments to the Board. Each committee of the Board annually reviews its charter and recommends any changes for adoption by the Board. The Board also annually reviews the Company’s succession plans for all senior executive positions.

Compensation Policies and Practices Risk

As part of its responsibilities, the Nominating and Executive Compensation Committee annually reviews the Company’s compensation policies and practices for all employees, including executive officers, to determine whether the Company’s compensation programs encourage excessive risk-taking likely to have a material adverse effect on the Company. As described below under “–Determining Executive Compensation,” the committee also employs an independent compensation consultant who advises and consults with the committee to determine both the structure and amounts of executive compensation. For further information, please see “Executive Compensation – Compensation Policies and Practices as They Relate to Risk Management” below.

Although we have devoted significant resources to develop our risk management policies and procedures, these policies and procedures, as well as our risk management techniques, may not be fully effective. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. In either case, we could suffer losses and our results and financial position could be materially adversely affected.

Sustainability

Our Company places a high priority on operating in a responsible and respectful manner. We believe that sustainable operations are both financially beneficial and critical to the health of the communities in which we operate. Our Company’s Sustainable Development Mission is to “do the right thing” in conducting our business in an effort to ensure that we preserve the environment for future generations and provide a safe and healthy working environment for colleagues while promoting the continued success of our commercial enterprise. Our Company’s sustainable development mission is derived directly from our organizational values and is one of our leadership strategies. At the core of our sustainability efforts are three pillars:

•	Environmental – reducing the impact our organization has on the environment in an effort to ensure the availability of natural resources for generations to come

•	Social – providing our colleagues with a safe, healthy working environment as well as making a positive contribution to the communities in which we operate, while expecting our suppliers to abide by our code of conduct

•	Economic – striving to ensure we deliver on the environmental and social pillars while simultaneously delivering on shareholder expectations

Our Company has established sustainable development goals to focus our conservation efforts across four key areas: energy, greenhouse gas emissions, solid waste and water usage. In addition, we are actively developing and incorporating “design for sustainability” tools into our product development process. “Design for sustainability” proactively addresses environmental, social and economic considerations from the earliest stages of the product development process throughout the product lifecycle. The goal is to design products that minimize energy consumption and waste generation, increase utilization of high recovery materials, and use “design for disassembly” principles to enhance recyclability.

Our employee Business Practices and Standards of Conduct is designed to provide guidance on and articulate our commitment to several key matters such as safety and health, protecting the environment, use of Company resources, and promoting a harassment-free work environment. It also addresses certain legal and ethical facets of integrity in business dealings with suppliers, customers, investors and the governments that regulate us. We assess global compliance with this policy annually.

Our Supplier Code of Conduct sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with our Company. We believe we hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance.

Compensation Committee Interlocks and Insider Participation

No member of the Nominating and Executive Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

Determining Executive Compensation

At the beginning of each fiscal year, the Nominating and Executive Compensation Committee reviews and approves compensation for our executive officers, including any merit increases to base salary, our annual cash bonus program, long-term equity incentive awards, and performance targets under those programs and awards. The committee members base these determinations on their review of competitive market data from our peer group, shareholder views, including the results of the most recent advisory vote on executive compensation, and the recommendations of the chief executive officer and our human resources department. Meridian Compensation Partners LLC (“Meridian”), the committee’s compensation consultant, conducts an in-depth annual review of our compensation practices, and those of our peer group, in order to support the committee’s review process. Meridian also advises the committee during its review of compensation for non-employee directors and the competitiveness of our executive compensation programs. For more information on the committee’s review process and Meridian’s assistance to the committee, as well as on compensation consultants retained by the Company, see “Executive

Compensation—Compensation Discussion and Analysis” below.

Committee Charters, Governance and Codes of Conduct

The charters of the committees of our Board of Directors and our Corporate Governance Principles have been posted on our website at www.energizerholdings.com, under “Investors”. Information on our website does not constitute part of this document. Our code of business conduct and ethics applicable to the members of the Board of Directors, as well as the code applicable to the officers and employees, have each been posted on our website as well.

Copies of the committee charters, the Corporate Governance Principles and the codes of conduct will be provided, without charge, to any shareholder upon request directed in writing to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141.

Director Independence

Our Corporate Governance Principles, adopted by our Board, provide that a majority of the Board, and the entire membership of the Audit and the Nominating and Executive Compensation Committees of the Board, shall consist of independent, non-employee directors who meet the criteria for independence required by the NYSE listing standards. In addition, our Corporate Governance Principles provide that there may not be at any time more than two employee directors serving on the Board.

A director will be considered independent if he or she does not have a material relationship with us, as determined by our Board. To that end, the Board, in the Corporate Governance Principles, has established guidelines for determining whether a director is independent, consistent with the listing standards of the NYSE. A director will not be considered independent if:

•	within the last three years, the director was employed by us or one of our subsidiaries, or an immediate family member of the director was employed by us or one of our subsidiaries as an executive officer;

•	(A) the director is a current partner or employee of a firm that is our internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time; or

•	any of our present executive officers served on the compensation committee of another company that employed the director or an immediate family member of the director as an executive officer within the last three years.

The following relationships will be considered material:

•	a director or an immediate family member is an executive officer, or the director is an employee, of another company which has made payments to, or received payments from, us and the payments to, or amounts received from, that other company in any of the last three fiscal years, exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	a director or an immediate family member, during any twelve-month period within the last three years, received more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments), in any single fiscal year within any of the last three years, exceed the greater of $1,000,000 or 2% of such organization’s total charitable receipts;

•	a director is a partner of or of counsel to a law firm that, in any of the last three years, performed substantial legal services to us on a regular basis; or

•	a director is a partner, officer or employee of an investment bank or consulting firm that, in any of the last three years, performed substantial services to us on a regular basis.

For relationships not described above or otherwise not covered in the above examples, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE listing standards. We have also considered and determined that members of our Audit Committee and Nominating and Executive Compensation Committee satisfy the additional independence requirements of the NYSE and SEC for such committees.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, in addition to conducting our own internal review, for the purpose of identifying certain potentially material transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor.

Pursuant to that review, the Board has considered the independence of W. Patrick McGinnis in light of the fact that we jointly own four corporate aircraft with Nestlé Purina PetCare Company, for which Mr. McGinnis serves as chief executive officer and president. The aircraft are jointly owned in order to share the fixed costs associated with ownership which do not change based on usage, such as pilots’ salaries, aircraft acquisition expenses, and non-trip related maintenance and hangar fees. The aircraft are maintained and operated by employees of Nestlé, and we reimburse Nestlé for a pro rata portion of the fixed expenses based upon our percentage of ownership. Each owner is also assessed a charge per flight hour to cover all variable operating costs. No additional margin or operating fee is paid to Nestlé. The independent members of the Board determined that Mr. McGinnis does not have any direct or indirect financial or other interests in our reimbursement of our aircraft expenses, or our continued ownership of our share of the aircraft, and consequently determined that the independence of Mr. McGinnis was not impacted.

The Board also considered the independence of Pamela Nicholson since the Company uses Enterprise as its primary rental car provider, for which Ms. Nicholson serves as president and chief executive officer. Based upon the fact that (i) the payments to Enterprise made by the Company are immaterial to both Enterprise and the Company and only reflect actual expenses associated with our employees’ actual travel expenses; (ii) no payments are made directly to Ms. Nicholson with respect to the car rental program; (iii) Ms. Nicholson does not receive additional compensation due to the Company’s use of Enterprise as its rental car provider; and (iv) Ms. Nicholson does not personally benefit from the Company’s payment under the contract, the independent members of the Board determined that Ms. Nicholson would not be conflicted with respect to any decisions expected to be made by the Board, and that her independence would not be impacted.

In addition, the Board considered the independence of James Johnson and J. Patrick Mulcahy as they both serve on the board of directors of Hanesbrands Inc. The Company and Hanesbrands Inc. each own 50% of Playtex Marketing Corporation, which holds certain Playtex brand trademarks. The Board determined that these directors’ co-membership on the Hanesbrands Inc. board does not impact their independence status on the Company’s Board.

Accordingly, based on the responses to the 2013 questionnaire and the results of its review, the Board has affirmatively determined that all directors, other than Ward M. Klein, are independent from management. The following are the ten non-employee directors deemed to be independent: Bill G. Armstrong, Daniel J. Heinrich, R. David Hoover, John C. Hunter, James C. Johnson, John E. Klein, W. Patrick McGinnis, J. Patrick Mulcahy, Pamela M. Nicholson, and John R. Roberts.

Director Nominations

The Nominating and Executive Compensation Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the requirements for membership set forth in our Corporate Governance Principles. Those requirements include integrity, independence, diligence, diversity, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate the Board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives and plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of the Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will effectively represent the interests of our shareholders, and who bring to the Board a breadth of experience from a variety of industries, geographies and professional disciplines. Although the Company does not have a formal policy with respect to diversity matters, the Board also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board. The committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in our Corporate Governance Principles.

The committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets Board and/or committee membership requirements, as set forth in our Corporate Governance Principles, determines whether a potential candidate is independent according to the Board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

Historically, when vacancies have occurred, or when our Board determined that increasing its size was appropriate, candidates have been recommended to the committee by other Board members or the chief executive officer. Mr. Johnson was identified as a potential director candidate by our Chairman of the Board. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the Board of Directors may submit a written nomination to the Corporate Secretary of the Company, 533 Maryville University Drive, St. Louis, Missouri 63141, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and number of shares of common stock beneficially owned by the nominee; the candidate’s biographical information, including age, business and residential addresses, and principal occupation for the previous five years, and the nominee’s consent to being named as a nominee and to serving on the Board. A description of factors qualifying or recommending the nominee for service on the Board would also be helpful to the committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). If the committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to the Board for its consideration.

Under our bylaws, shareholders may also nominate candidates for election at an annual meeting of shareholders. See Shareholder Proposals for 2015 Annual Meeting for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in the Company’s proxy materials prepared for the meeting.

Stock Ownership Guidelines

In order to help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the director’s annual retainer. New directors are given a period of five years to attain full compliance with these requirements.

For purposes of these determinations, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents and unvested restricted stock equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to a director under our savings investment plan, or our deferred compensation plan. At the current time, all of our directors are in compliance with these guidelines.

Communicating Concerns to the Board

We have established several means for shareholders or others to communicate their concerns to our Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern should be submitted in writing to Mr. John R. Roberts, the chairman of our Audit Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to Mr. John C. Hunter, the chairman of the Nominating and Executive Compensation Committee, or Mr. R. David Hoover, the chairman of the Finance and Oversight Committee, in care of the Corporate Secretary of the Company at our headquarters address. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Company’s Corporate Secretary at our headquarters address.

Our “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Global Compliance Services’ AlertLine, our outside service provider, toll-free at 877-521-5625, or leave a confidential message at our web address: https://energizer.alertline.com. Confidential letters may also be sent to any independent director at:

AlertLine

PMB 3767

13950 Ballantyne Corporate Place

Charlotte, North Carolina 28273

U.S.A.

DIRECTOR COMPENSATION

We provided several elements of compensation to our directors for service on our Board during fiscal 2013. The Nominating and Executive Compensation Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group, which can be found under “Executive Compensation—Compensation Discussion and Analysis—Implementation of the Compensation Program,” has been selected for purposes of evaluating our executive compensation based on market data provided by the committee’s independent consultant, Meridian. Based on the committee’s evaluation of Meridian’s analysis, the committee determined not to make any change to director compensation in the 2013 fiscal year; however, the committee and the Board have approved changes to director fees effective December 31, 2013, as described below under “—Retainers and Meeting Fees.”

Retainers and Meeting Fees

All directors, other than Mr. Ward Klein and Mr. James Johnson, received the following fees for serving on the Board or its committees in fiscal 2013. Mr. Klein receives no compensation other than his compensation as the Chief Executive Officer for his service on the Board and its committees. Mr. Johnson joined our Board and our Nominating and Executive Compensation Committee after fiscal 2013 and began receiving fees for fiscal 2014 after he joined our Board on November 3, 2013.

Annual retainer	$65,000
Fee for each Board meeting	$1,500
Fee for each committee meeting	$1,500

The chairpersons of the committees also received an additional annual retainer of $15,000 for each committee that they chaired, and the chairman of the Board received an additional annual retainer of $35,000 for his services as chairman.

In connection with their annual review of director compensation, the Board and the Nominating and Executive Compensation Committee have approved certain changes to director compensation effective December 31, 2013 to increase the annual retainer paid to each director, and to reduce fees paid per Board and committee meeting to only pay directors a fee for meetings exceeding a certain threshold per year. The Board and the committee believe that these changes regularize director compensation by reflecting that our directors provide valuable services to our Company outside as well as during meetings. Elimination of a fee for each meeting also lessens the administrative burden of the number of payments that must be processed per director each year. The Board and the committee also have approved an increase to the annual retainer paid to the chairman of the Board and the chairpersons of the committees, so that such fees will be commensurate to what is paid by our peer companies.

A summary of the approved changes to director compensation effective December 31, 2013 is below:

Annual retainer	$100,000
Fee for each Board meeting in excess of six meetings per year	$1,500
Fee for each committee meeting in excess of six meetings per year	$1,500

The chairpersons of the committees will receive an additional annual retainer of $20,000 for each committee that they chair, and the chairman of the Board will receive an additional annual retainer of $50,000 for his services as chairman.

Deferred Compensation Plan

Non-employee directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (a) the Energizer common stock unit fund, which tracks the value of our common stock; (b) the prime rate option under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal; or (c) any of the measurement fund options which track the performance of the Vanguard investment funds offered under our savings investment plan, a 401(k) savings plan available generally to our salaried U.S. employees. Deferrals in the deferred compensation plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board. Effective April 1, 2014, option (c) above will no longer be available as a deferral option for non-employee directors.

Additional Contribution.    On December 31 of each year, each non-employee director is credited with a number of stock equivalents in the Energizer common stock unit fund of the deferred compensation plan. The value of the equivalents credited as of December 31, 2012 was $100,000. These equivalents are vested at grant, and may be transferred to any other fund of the plan.

In connection with their annual review of director compensation, effective December 31, 2013, the Board has approved the modification of this additional contribution to a $110,000 restricted stock equivalent award to be made on the first business day in January of each year, under our Amended and Restated 2009 Incentive Stock Plan, with one-year vesting and an option to defer in January of each year.

Non-Qualified Stock Options

Each non-employee director appointed to the Board between 2000 and 2005 received a non-qualified stock option to purchase 10,000 shares on the date of his or her appointment to the Board. These options, which were granted under our 2000 incentive stock plan and have a ten year term, have an exercise price equal to the closing price, as of the date of grant, of our common stock on the NYSE. The options became exercisable at the rate of 20% per year, beginning on the first anniversary of the date of grant, and all such options have vested. The current number of stock options held by each director is set forth in the “Ownership of Directors and Executive Officers” table.

Restricted Stock Equivalents

In 2007, the Board approved suspending the option grant for new directors that may be appointed or elected in the future, and replacing it with a grant of restricted stock equivalents with a grant-date value of $100,000, which equivalents would vest three years from the date of grant. In connection with his appointment to the Board effective November 3, 2013, Mr. Johnson received this grant.

Personal Use of Company-Owned Aircraft

For fiscal year 2013, Mr. Ward Klein, the chief executive officer and a member of the Board, was permitted to use our aircraft for personal travel for up to 30 flight hours per year when the aircraft were not being used on business related trips. Family members and guests are authorized to accompany him on business or personal flights on our aircraft. However, Mr. Klein is not reimbursed for any taxes associated with (i) his personal use of the aircraft, or (ii) the personal use by his family members and guests. In fiscal 2013, the value of Mr. Klein’s personal use of our company-owned aircraft was $136,785.

As noted under “—Director Independence” above, our aircraft are jointly owned with one other corporation in order to share the fixed costs associated with such ownership, although we pay all variable operating costs associated with each such flight.

DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)(4)	Option Awards (5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (6)(7)	Total
B.G. Armstrong	$90,500	$100,000	$0	$0	$0	$0	$190,500
D.J. Heinrich	$90,500	$100,000	$0	$0	$0	$0	$190,500
R.D. Hoover	$96,500	$100,000	$0	$0	$0	$0	$196,500
J.C. Hunter	$98,000	$100,000	$0	$0	$0	$0	$198,000
J.E. Klein	$89,000	$100,000	$0	$0	$0	$0	$189,000
W.P. McGinnis	$80,000	$100,000	$0	$0	$0	$0	$180,000
J.P. Mulcahy	$116,500	$100,000	$0	$0	$0	$0	$216,500
P.M. Nicholson	$81,500	$100,000	$0	$0	$0	$0	$181,500
J.R. Roberts	$105,500	$100,000	$0	$0	$0	$0	$205,500

(1)	Mr. Johnson joined the board in November 2013, following the fiscal year end, and is accordingly not included in the table.
(2)	This column reflects retainers and meeting fees earned during the fiscal year.
(3)	This column reflects the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of the additional contribution on December 31, 2012 of stock equivalents valued at $100,000 in the Energizer common stock unit fund of our deferred compensation plan (1,250 equivalents per director) as described in the narrative above. Refer to “Note 8. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended September 30, 2013 for further discussion. There were no FASB ASC Topic 718 compensation expenses associated with the vested but deferred equivalents described in footnote 3 during fiscal 2013.
(4)	The number of vested but deferred stock equivalents held by a director as of September 30, 2013 is as follows: Mr. Hoover, 10,000; Mr. Roberts, 10,000; Mr. J. Klein, 10,000; and Ms. Nicholson, 10,000. These equivalents represent deferrals of a restricted stock equivalent award made to each non-employee director appointed to the Board between April 1, 2000 and October 1, 2003, under which the director was credited with a restricted stock equivalent for each share of our common stock he or she acquired within two years of the date of grant, up to a limit per individual. This program was discontinued in 2003.
(5)	No options were granted to directors in fiscal year 2013. The number of shares underlying stock options held by each director as of September 30, 2013 is as follows: Mr. Armstrong, 4,500 and Mr. Hunter, 10,000.
(6)	All of the directors are also, from time to time during the fiscal year, provided with samples of our products, with an incremental cost of less than $50.
(7)	The following items are not considered perquisites and are not included within the above disclosure of director compensation:
(i)	The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company—we do not obtain a specific policy for each director, or for the directors as a group.
(ii)	We provide transportation and lodging for out-of-town directors attending Board and committee meetings at our headquarters.
(iii)	The directors may make requests for contributions to charitable organizations from the Energizer charitable trust, which we have funded from time to time, and the trustees of that trust, all employees of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the trust, and which do not exceed $10,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the trust, and are not made in the name of the requesting director.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor for every fiscal year since 2000, and PwC has begun certain work related to the 2014 audit as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. A representative of PwC will be present at the 2014 Annual Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for ratification.

The members of the Audit Committee and the Board of Directors recommend a vote FOR ratification of the appointment of PwC as the Company’s independent auditor for fiscal year 2014.

Fees Paid to PricewaterhouseCoopers LLP

(in thousands)

	FY 12	FY 13
Audit Fees	$4,203	$4,383
Audit-Related Fees	185	31
Tax Fees
Tax Compliance/preparation	242	104
Other Tax Services	1,068	1,363

Total Tax Fees	1,310	1,467
All Other Fees	0	0

Total Fees	$5,698	$5,881

Services Provided by PricewaterhouseCoopers LLP

The table above discloses fees paid to PwC during the last two fiscal years for the following professional services:

•	Audit Fees—These are fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.
•	Audit-Related Fees—These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

•	Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit- Related” items.

•	All Other Fees—These are fees for other permissible work performed by PwC that does not meet the above category descriptions. This includes litigation assistance, tax filing and planning for individual employees involved in our expatriate program, tax advice on international compensation issues and various local engagements that are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the committee. The chairman of the committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. The committee approved all services provided by PwC during fiscal 2013.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2013, management of the Company has represented to the committee that the financial statements were prepared in accordance with generally accepted accounting principles and the committee has reviewed and discussed those financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees) as modified or supplemented, as adopted by the PCAOB in Rule 3200T.

In fulfilling its oversight responsibilities for reviewing the services performed by Energizer’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm. In doing so, the committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with its independence. The Audit Committee met with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2013 be included in the Company’s Annual Report on Form 10-K for that year and has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2014, subject to shareholder ratification.

John R. Roberts—Chairman	Bill G. Armstrong
Daniel J. Heinrich	John E. Klein
Pamela M. Nicholson

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

The following narratives and tables discuss the compensation paid in fiscal 2013 to our chief executive officer, chief financial officer and our other three most highly compensated executive officers, whom we refer to collectively as our “named executive officers”. Our named executive officers for 2013 were:

•	Ward M. Klein, Chief Executive Officer;
•	Daniel J. Sescleifer, Executive Vice President and Chief Financial Officer;
•	David P. Hatfield, President and Chief Executive Officer, Energizer Personal Care;
•	Alan R. Hoskins, President and Chief Executive Officer, Energizer Household Products; and
•	Peter J. Conrad, Vice President, Human Resources.

COMPENSATION DISCUSSION AND ANALYSIS

Principles of the Energizer Compensation Program

Our commitment to maintaining superior compensation practices has resulted in strong shareholder support of our compensation philosophy, with over 90% of the votes cast in favor of the advisory resolution on executive compensation at our 2013 Annual Meeting. The principles we follow are:

Pay for Performance

Our primary goal is to instill a “pay for performance” culture throughout our organization, with a significant portion of targeted compensation for our named executive officers dependent upon achievement of performance goals, and forfeited if goals are not achieved.

Competitive Total Compensation Packages

We strive to attract and retain strong executive leaders, with competitive total compensation opportunities near the 50th percentile of our peer group. Our compensation program is designed to motivate these leaders with objectives aligned with operating results and execution of significant initiatives.

Alignment with Shareholder Interests

A substantial portion of the named executive officers’ total compensation is in the form of restricted stock equivalents and we have stock ownership guidelines for executive officers and prohibitions on the hedging of Company stock, in order to align the compensation received by executives with the returns received by our shareholders.

Significant Changes to Executive Compensation in Fiscal 2013

In the beginning of fiscal 2013, our Nominating and Executive Compensation Committee (the “NECC” or the “committee”) made several significant changes to executive officer compensation in order to improve its linkage to shareholder value and streamline executive compensation programs, as follows:

Adoption of multiple metrics in the long-term incentive program

The NECC adopted three metrics for the long-term incentive program, replacing the Adjusted EPS metric used in past years:

•	adjusted return on invested capital (ROIC), to support the Company’s focus on cash flow, including improved working capital performance, and to emphasize the importance of capital allocation decisions;

•	cumulative adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), to emphasize growth in core operating earnings; and
•	relative total shareholder return was incorporated to further ensure that realized results are aligned with shareholder value creation.

Approval of multiple metrics in the short-term incentive program

The NECC also approved four metrics to measure performance in the short-term incentive program, replacing the Adjusted EPS metric used in past years:

•	Company-wide cost savings associated with restructurings, which constitutes 20% of the weighting, to focus on delivering the three year cost savings to investors announced by the Company, which is paid annually as cost savings for the multi-year restructuring project are achieved;
•	adjusted earnings per share (EPS), which constitutes 30% of the weighting, to encourage executives to deliver on bottom-line results;
•	Company-wide pre-tax adjusted operating profit, which constitutes 30% of the weighting, to reward operating performance; and
•	adjusted net working capital as a percentage of sales (NWC), which constitutes 20% of the weighting, to encourage improved management of working capital.

Additional Changes to Executive Compensation Programs

Effective in fiscal 2013, in connection with its review of market practices, the NECC also:

•	eliminated the individual performance component of our named executive officers’ annual cash bonus for the 2013 fiscal year, so that compensation was entirely based on the achievement of objective, Company-wide performance goals;
•	eliminated the Company match for deferrals of salary and bonus by executives as well as the elimination of the opportunity for executives to defer salary and bonus under the deferred compensation plan; and
•	terminated the Company’s executive health plan.

For fiscal 2014, to continue to enhance the emphasis on Company performance, the NECC adjusted the mix of restricted stock equivalents by increasing the performance-based portion to 86% of the restricted stock equivalents available to be earned at stretch (75% at target).

Several other changes to the compensation of our named executive officers will be effective in fiscal 2014:

•	elimination of all investment options in the Deferred Compensation Plan other than the Prime Rate Fund by November 2014 for non-director participants; and
•	changes to the existing treatment of unvested equity awards at retirement from complete forfeiture to pro rata forfeiture for any awards granted more than 12 months prior to the executive’s retirement date after age 55 with at least 10 years of service. Regardless of age and service years, awards granted less than 12 months prior to the retirement date will be forfeited. Performance-based awards would be vested pro rata based on actual performance following the certification of the results of the applicable performance period.

Elements of Compensation

The elements of our fiscal 2013 executive compensation program as well as the purpose of each item are shown in the following table:

Compensation Element	Description	Purpose

Base Salary	Annual fixed salary, payable in cash.	Helps attract and retain key individuals.

Annual Cash Bonus

Bonuses are payable in cash upon achievement of the pre-determined Company-wide metrics:

•Adjusted EPS target (30%)

•Adjusted Operating Profit (30%)

•Cost Savings (20%)

•Adjusted Net Working Capital (20%)

Promotes achievement of Company-wide performance goals.

Three Year Equity Awards

70% of the restricted stock equivalents available to be awarded at stretch (54% at target) based on performance targets of three metrics: (i) adjusted return on invested capital, (ii) cumulative adjusted EBITDA and (iii) the Company’s relative total shareholder return. The remaining portion vests on the third anniversary of the grant if the recipient remains employed with the Company.

Promotes achievement of long-term Company-wide earnings performance goals.

Provides a direct link to shareholder interests by tying a significant portion of executive’s personal wealth to the performance of our common stock.

Vesting requirements help to retain key employees.

Deferred Compensation Plan	Executives could defer their annual bonus; we matched 25% for deferrals into a fund tracking the performance of our common stock. This benefit has been eliminated for future years.	Links an executive’s personal wealth to the performance of our common stock.

Supplemental Retirement Plans	Executives participate in the retirement plans available for all employees; the supplemental retirement plans restore retirement benefits otherwise limited by federal statute.	Ensures that the executives receive the same relative value compared to other employees who are not subject to these limits.

Change of Control Severance Agreements	Executives are entitled to benefits in the event of a change of control only if they are involuntarily terminated (or they resign for good cause) following a change of control of our Company.	Allows executives to make decisions focusing on the interests of shareholders while using a “double trigger” (a change of control plus termination) to avoid a windfall.

Objectives

The key objective of our compensation philosophy is to reward management based upon their success in increasing shareholder value. With a focus on achieving this overarching goal, the overall executive compensation program is designed to provide a compensation package that will enable us to attract and retain highly talented executives and maintain a performance-oriented culture.

Pay for Performance

Our goal is to instill a “pay for performance” culture throughout our operations, with total compensation opportunities targeted near the 50th percentile of our peer group.

In 2013, a significant portion of targeted compensation for our named executive officers, consisting of the annual cash bonus and three-year equity awards, was variable—not fixed—compensation, rewarding the named executive officers for the achievement of outstanding and sustained Company performance, which builds shareholder value. We believe this compensation structure offers high potential rewards for superior performance, and a significant reduction for results below target.

Competitive Total Compensation Package

Our executive officers are highly experienced, with average industry experience of over 15 years, and have been successful in diversifying our businesses, improving operating results and sustaining long-term adjusted EPS growth. Because of management’s level of experience and successful track record, as well as the value of maintaining continuity in senior executive positions, we view retention of key executives as critical to the ongoing success of our operations. Consequently, we:

•	target total compensation packages near the 50th percentile of our peer group of companies to help retain key executives and remain competitive in attracting new employees; and
•	establish vesting periods for our time-based equity-based awards, to provide additional retention incentives.

Our executive compensation program also includes features to address other compensation-related issues such as retirement concerns of employees, which we believe have played an important role in our executive compensation structure.

Alignment with Shareholder Interests

A significant portion of our compensation program consists of equity grants that align our officers’ interests with those of shareholders by tying a significant portion of the officers’ personal wealth to the performance of our common stock.

Our incentive compensation program focuses on a combination of short- and long-term profitability metrics and other metrics which motivate the achievement of significant corporate project goals. Specifically, in the short-term incentive plan, we use two profitability metrics, weighted at 60% of the total annual bonus opportunity, and two project metrics, weighted at 40% of the total bonus opportunity.

Profitability Metrics

Adjusted EPS (30%), aligned with overall performance

Adjusted Operating Profit (30%), aligned with underlying operational performance

Project Metrics

Company-Wide Cost Savings (20%), supporting our 2013 restructuring

Net Working Capital as a Percentage of Sales (20%), supporting our net working capital initiative

For fiscal 2013, the long-term incentive plan vested performance restricted stock equivalents based on compound annual growth in adjusted EPS, aligned with the overall earnings per share received by shareholders over the performance period.

Implementation of the Compensation Program

Our Board of Directors has delegated authority to the NECC to approve all compensation and benefits for our executive officers. The committee sets executive salaries and bonuses, reviews executive benefit programs, including change in control severance agreements, and grants cash bonus awards to our executive officers under our cash bonus program, as well as equity awards to all eligible employees and executives under our 2009 incentive stock plan. The committee has not delegated this authority to any other individuals or groups, except for certain administrative tasks involving our benefit programs.

To assist the NECC in evaluating our executive and director compensation programs on a competitive market basis, the committee has directly retained an outside consultant, Meridian Compensation Partners LLC, which is asked to:

•	provide comparative market data for our peer group (and other companies, as needed) with respect to the compensation of the named executive officers and the directors;
•	analyze our compensation and benefit programs relative to our peer group; and
•	advise the committee on trends in compensation and governance practices and on management proposals with respect to executive compensation.

The NECC has reviewed the independence of Meridian and has determined that Meridian has no conflicts of interest. In particular:

•	Meridian does not provide any other services to the Company.
•	The committee has sole authority to retain or replace Meridian in its role as its consultant.
•	The committee regularly reviews the performance and independence of Meridian, as well as fees paid.
•	Management has retained a separate consultant, Towers Watson, which advises it (but not the committee) on market trends in executive compensation, provides ad hoc analysis and recommendations, and reviews and comments on compensation proposals.

Management retains a separate compensation consultant. We believe that having separate consultants promotes Meridian’s independence.

A representative of Meridian attends committee meetings as requested to serve as a resource on executive and director compensation matters. In order to encourage independent review and discussion of executive compensation matters, the committee meets with Meridian in executive session.

Meridian, with input from the committee, has developed a customized peer group of 24 companies based on a variety of criteria, including some or all of consumer products businesses, businesses with a strong brand focus, competitors for executive talent, and similarly-sized businesses in terms of revenues and market capitalization.

Meridian uses data provided by that peer group to determine a market comparison for our executive compensation program. Total compensation opportunities are targeted at the 50th percentile of the peer group. The market comparison is made for each key component of compensation, including base pay, target annual bonus, target total cash compensation and grant-date value of long-term incentives. Meridian also analyzes the aggregate equity utilization as compared to the peer group. In addition, Meridian reviews the terms of our change-in-control program for our executives for consistency with market practices.

The peer group utilized by Meridian for its review of fiscal 2013 executive compensation consists of the following companies. The industries in which the companies are engaged are noted: (1) household products; (2) personal care; (3) food and beverage; and (4) apparel.

Avery Dennison(1)	Del Monte Foods(3)	Hasbro(1)	NuSkin Enterprises(2)
Avon Products(2)	Elizabeth Arden(2)	The Hershey Company(3)	Revlon(2)
Brown-Forman(3)	Estee Lauder Companies, Inc.(2)	Masco Corporation(1)	S.C. Johnson & Son(1)
Church & Dwight(1)(2)	Fortune Brands Home & Security, Inc.(1)	Mattel, Inc.(1)	The Scott’s Miracle-Gro Company(1)
The Clorox Company(1)	Hallmark Cards(1)	Mead Johnson Nutrition Co.(3)	The Sherwin-Williams Company(1)
Colgate-Palmolive Company(2)	Hanesbrands(4)	Newell Rubbermaid(1)	Tupperware Brands Company(1)

The following table provides an overview of how we compared to our peer group companies on certain financial criteria:

(in millions of dollars)	Revenue	Market Capitalization
75th Percentile	6,808	12,566
50th Percentile	4,307	6,206
25th Percentile	2,898	3,426

Energizer Holdings, Inc.	4,600	4,806

Results of 2013 Advisory Vote to Approve Executive Compensation

At our 2013 Annual Meeting of Shareholders on January 28, 2013, we submitted a proposal to our shareholders for an advisory vote on our fiscal year 2012 compensation awarded to our named executive officers. Our shareholders approved the proposal with approximately 90.6% of the votes cast in favor of the proposal. We believe that the outcome of our say-on-pay vote signals our shareholders’ support of the NECC’s approach to executive compensation, specifically our efforts to attract, retain, and motivate our named executive officers.

We were pleased with our shareholders’ support of our compensation program in fiscal 2012, and the committee continues to review our executive compensation practices to further align our compensation practices with our pay-for-performance philosophy and shareholder interests. We value the opinions of our shareholders and will continue to consider the outcome of future say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Elements of Compensation

Base Pay

We benchmark base pay against our peer group annually as a guide to setting compensation for key positions, including the named executive officers, in the context of prevailing market practices. Our management and the committee believe that an important benchmark for base salaries is the 50th percentile for the peer group, but that it is important to consider the interplay of all of the benchmarked components of total compensation as well as the individual’s performance, in order to make adjustments that are warranted.

At the beginning of each fiscal year the committee establishes the salaries of the executive officers (other than the chief executive officer) based on recommendations of the chief executive officer. These recommendations are based on an assessment of the individual’s responsibilities, experience, and individual performance. Where the recommendations of the chief executive officer and the compensation consultant for the salaries of executives remain within the targeted range relative to the peer group, and the NECC concurs with the assessment of performance, the NECC has historically approved the recommendations made by the chief executive officer.

The salary of the chief executive officer is set by the NECC, taking into account the recommendation of the committee’s compensation consultant. In connection with that review, Meridian, without input from management, provides the NECC with a range of possible salary and long-term incentive award levels. The NECC uses this information, along with its analysis of the performance and contributions of the chief executive officer against performance goals, to determine an appropriate salary.

The NECC evaluated the base salaries of the named executive officers at its November 2012 meeting. There were no changes to base salaries due to the focus on business transformation, other than for Mr. Hoskins, who was recently promoted to his current role. Base salaries of the named executive officers for fiscal 2013 were as follows: Mr. Klein—$1,100,000; Mr. Sescleifer—$525,000; Mr. Hatfield—$525,000; Mr. Hoskins—$440,000 and Mr. Conrad—$375,000.

Incentive Programs

The NECC has annually approved a two-tier incentive compensation structure for our key executives, consisting of an annual performance program, paid in cash, and a three-year performance program, paid in restricted stock equivalents. Consistent with the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), awards to officers under our annual performance program are made under the terms of our shareholder-approved executive officer bonus plan, and the three-year performance awards are granted under the terms of our 2009 incentive stock plan.

Annual Cash Bonus Program

Annual cash bonuses to our named executive officers are based on a percentage of the executive’s annual salary, and adjusted based on performance on metrics determined by the NECC. The 2013 annual bonus program was designed to measure performance against four metrics:

•	Adjusted EPS (30% of the named executive officer’s bonus target)
•	Adjusted Operating Profit (30% of the named executive officer’s bonus target)
•	Company-wide Cost Savings (20% of the named executive officer’s bonus target)
•	Adjusted NWC (20% of the named executive officer’s bonus target)

The performance goals for each metric were set by the NECC at the beginning of the fiscal year. The committee assigned individual “bonus targets” to each of the officers, based upon individual performance and prevailing market practice information provided by the committee’s consultant. For fiscal 2013, the following “bonus targets,” defined as a percentage of the individual’s base pay, were assigned to the named executive officers:

•	Mr. Klein - 115%

•	Mr. Sescleifer - 80%

•	Mr. Hatfield - 80%

•	Mr. Hoskins - 80%

•	Mr. Conrad - 60%

For fiscal 2013, the combined weighted payout ratio for each of the executives was 145.43%, based on outcomes under the following performance metrics.

Adjusted EPS

Adjusted EPS means diluted earnings per share, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts and costs associated with restructurings.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

FY13 Annual Bonus (30% of Bonus Target)	Threshold 10% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted EPS	$6.50	$6.85	$7.20

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the Threshold goal.

The NECC, in consultation with management, considered whether to adjust for the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of the following events when determining the achievement of targets: (i) costs associated with restructuring operations and (ii) various integration and transaction costs. The NECC reviewed the adjustments and, through the use of its negative discretion, reduced the amount of the awards and amounts payable under the annual bonus plan to 142.9% of target.

Adjusted Operating Profit

Adjusted Operating Profit means net earnings plus taxes and interest expense, subject to adjustment for certain limited matters, including the effects of acquisitions, divestitures, extraordinary dividends, stock splits or stock dividends, recapitalizations, extraordinary transactions such as mergers or spin-offs, reorganizations, unusual or non-recurring non-cash accounting impacts and costs associated with restructuring.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

(30% of Bonus Target)	Threshold 10% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted Operating Profit	$710M	$745M	$780M

Bonuses indicated increase proportionately in 1/10th of 1% increments for final results between the goals indicated with maximum bonus at stretch. No bonuses tied to the Company performance are paid for results below the Threshold goal.

The NECC, in consultation with management, considered whether to adjust for the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of the following events when determining the achievement of targets: (i) costs associated with restructuring operations and (ii) various integration and transaction costs. The NECC reviewed the adjustments and, through the use of its negative discretion, reduced the amount of the awards and amounts payable under the annual bonus plan to 105.4% of target.

Cost Savings

Our Cost Savings bonus metric was adopted by the NECC in support of Energizer’s multi-year restructuring program, under which we expected to realize gross annualized pre-tax cost savings of approximately $200 million by fiscal 2015.

Because the restructuring program encompasses a three year period, the Cost Savings bonus metric is a pool comprised of 20% of each named executive officer’s total bonus for the three years of the restructuring program. For fiscal 2013, no bonus payment would have been made unless cost savings generated by the restructuring program exceeded $45 million. To the extent cost savings exceeded $45 million; the cost savings generated by the restructuring program would be divided by $200 million, and then multiplied by 100 to give the percentage payout of the three year pool. In fiscal 2013, the restructuring program generated cost savings of $103.1 million.

Accordingly, the 20% portion of the annual bonus program attributable to Cost Savings paid out 51.6% of the three year pool target, or 154.7% of target on an annualized basis.

Adjusted NWC

Our Adjusted NWC metric was adopted by the NECC in support of Energizer’s working capital management initiative, under which we are committed to improving working capital as a percent of sales in excess of 400 basis points, over the fiscal 2011 baseline metric of 22.9%, which we estimate would result in a reduction of more than $200 million of working capital. We targeted completion of the actions required to drive this improvement by the end of fiscal 2013 so that we would achieve the full benefit in fiscal 2014.

“Adjusted NWC” means Average Net Working Capital divided by net sales for the performance period, as adjusted for the effect of restructuring events such as plant closings, sales of facilities or operations and business restructurings; and expressed as a percentage.

“Average Net Working Capital” means, as of the end of the performance period, the average of the last four quarter end balances for each of (i) receivables, as reported, less the portion of accrued liabilities representing trade allowance, plus (ii) Inventories, as reported, minus (iii) accounts payable.

The threshold, target and stretch achievement levels, and the percent payout at each level, are as follows:

FY13 Annual Bonus Proposed Metric (20% of Bonus Target)	Threshold 10% Payout	Target 100% Payout	Stretch 200% Payout
Adjusted NWC	19.8%	19.2%	18.2%

The NECC, in consultation with management, considered whether to adjust for the negative financial impact (or whether to exercise its negative discretion to disregard the impact) of the effect of restructuring events when determining the achievement of targets. The NECC reviewed the adjustments and determined that the payout under the Adjusted NWC metric was 200% of target.

Equity Awards

Our amended and restated 2009 incentive stock plan authorizes the NECC to grant various types of equity awards. Since 2005, the NECC has granted to key executives primarily restricted stock equivalent awards, with achievement of Company performance targets over three years as a condition to vesting of the majority of the award, and continued employment with the Company over the same period as a condition to vesting of the remainder of the award. See “Executive Compensation—Potential Payments Upon Termination of Change in Control.” In December 2012, the NECC continued this practice, awarding three-year incentive awards with a performance based component constituting 70% of the restricted stock equivalents available to be awarded at stretch (54% at target) and a time-vesting component constituting 30% at stretch (46% at target) of the award.

Timing and Procedures for Grants

Other than in exceptional cases, such as promotions or new hires, long-term incentive awards are generally granted in the first quarter of the fiscal year (October through December), at the time when salary levels and bonus programs for the new fiscal year are determined. The NECC and management have agreed that it is also an appropriate time to review and consider additional awards as part of the total compensation packages.

The size of equity awards for the executive officers granted in December 2012 was based in part upon benchmarked data from our peer group provided by Meridian, valued on the date of grant. The size of awards also reflects other factors, such as officers’ individual performance, current dilution rates, and the market run-rate for equity grants among the peer group. The number of restricted stock equivalents awarded, as well as the mix between time-based and performance-based awards, are based on the amounts targeted to be delivered after three years, and the corresponding grant date value of the restricted stock equivalents. The restricted stock equivalent awards are stock-settled at the end of the three-year period, when they convert into unrestricted shares of our common stock if and to the extent that the vesting requirements are met. Performance shares are earned based on performance over the 3-year performance cycle against pre-established goals. In addition to the earned award fluctuating with performance against these goals, the value of the shares also may fluctuate based on performance of the Company’s common stock over time. This combination of financial performance and stock price performance enhances the alignment with shareholders.

The chief executive officer recommends to the committee the number of shares or share units to be awarded for each named executive officer (other than the chief executive officer). With respect to awards to the chief executive officer, Meridian, without input from the chief executive officer or other members of management, provides a range of potential awards to the NECC. However, the NECC considers alternatives outside the range and determines the award considering the competitive posture, performance of the Company, returns to shareholders and experience and effectiveness of the chief executive officer’s leadership, as well as the input from Meridian.

Performance Awards Vesting in 2013

In fiscal 2013, the three-year vesting period for performance awards granted in October 2010 ended. The committee exercised its discretion to adjust the fiscal 2013 adjusted EPS result down to $7.00 per share, representing a compound adjusted EPS growth for that period of 6.95%. This resulted in vesting of 36.9% of the awards granted at stretch (73.8% at target).

Grants During Fiscal 2013

The NECC approved the grant of two types of restricted stock equivalent awards to the named executive officers in fiscal 2013, time-based awards, which vest three years from the date of grant and can increase in value if Energizer’s stock price rises, and performance-based awards. The performance-based awards granted in 2013 measure performance against two metrics:

•	adjusted ROIC, to support the Company’s focus on cash flow, including improved working capital performance, and to emphasize the importance of capital allocation decisions; and
•	cumulative adjusted EBITDA, to reward growth in core operating earnings.

Once the initial award amount is determined, the performance equivalent awards will then be subject to adjustment based on a third metric, the Company’s relative total shareholder return during the three-year performance period based on a relevant group of industrial and consumer goods companies.

The number of units granted to each named executive officer is shown in the “Grants of Plan-Based Awards” table.

Other Equity Awards

The NECC has, from time to time, and most recently in 2009, granted non-qualified stock options as well as restricted stock equivalent awards which vest over time. No such grants were made to named executive officers in fiscal 2013.

Deferred Compensation Plan

In past years, the executive officers and other key employees had been permitted to request the deferral of their annual cash bonus awards under the terms of our deferred compensation plan. Deferrals of an executive’s cash bonus into the Energizer common stock unit fund of the plan received a 25% Company match, vesting three years from the date of crediting. The ability to defer into this program and the match were eliminated in fiscal 2013. For additional information, see the notes to the “Non-qualified Deferred Compensation Table” below.

Supplemental Retirement Plans

In fiscal 2013, our named executive officers were covered, like other employees, by our defined benefit pension plan. As a qualified plan, it is subject to maximum pay and benefit limits under the tax rules. Our named executive officers were also covered by our qualified defined contribution 401(k) plan, and entitled to a Company match on a portion of their deferrals to the plan. The amounts which may be deferred on a tax preferred basis into the qualified plan, as well as the amount of the matching contributions, are also subject to IRS limitations. We have also established supplemental plans to compensate executives for these limits. The pension restoration plan (the executive supplemental retirement plan) provides a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. The excess 401(k) plan permits executives to defer any excess contributions and matching payments not permitted into the qualified 401(k) plan. According to market data provided by Meridian, these types of benefits are generally offered by our peer group described above, often with enhanced benefit formulas (which we do not provide).

Details of pension benefits under the pension restoration plan are set forth in the “Pension Benefits Table,” including the accompanying narrative. Details of the excess 401(k) plan, including the contributions, earnings, and year-end balances, are set forth in the “Non-qualified Deferred Compensation Table,” including the notes to that table.

In November 2012, we approved and communicated changes for both our qualified and supplemental U.S. pension plans so that, effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plan will be frozen and future retirement service benefits will no longer be accrued. The elimination of the U.S. pension benefit will be partially offset by an increase in the Company match to contributions made by participants into our defined contribution and excess contribution 401(k) plans.

Severance and Other Benefits Following a Change of Control

Unlike many other public companies, we have not offered employment agreements to our executives. However, we have ongoing change of control employment agreements with each of our executive officers, as discussed under “Potential Payments upon Termination or Change of Control.”

The change of control employment agreements are designed to provide executives with increased security in the event of a change of control, and allow them to weigh alternative future courses for the Company focused on the interests of shareholders. The NECC annually reviews the cost and the terms of the agreements in light of advice provided by Meridian, based upon surveys of Fortune 500 companies as well as our peer group, and its own internal data and expertise. We believe that the retention value provided by the agreements, and the benefit to us when the executive is provided the opportunity to focus on the interests of shareholders and not the executive’s own personal financial interests, outweighs the potential cost given that:

•	such protections are common among companies of our size, and allow us to offer a competitive compensation package;
•	Meridian has advised that the aggregate projected cost of the agreements is at the lower end of prevailing practice;
•	such costs will only be triggered if the new controlling entity involuntarily terminates the protected executives, or the executives are able to terminate for good reason, during the protected period;
•	the agreements include non-compete and non-solicitation covenants binding on the executives, which can provide significant benefit to the new controlling entity; and
•	the individuals with the agreements are carefully selected by the Board of Directors, and we believe they are critical to the process of evaluating or negotiating a potential change of control transaction or in the operation of our business during the negotiations or integration process, so that their retention would be critical to the success of any such transaction.

The NECC has, from time to time, in the last several years initiated further limitations on the benefits provided. In November 2011, the Board of Directors, upon the recommendation of the committee, adopted a policy pursuant to which we will not include tax gross-up payments relating to severance payments, and instead adopt the “best-of-

net” approach for change in control employment agreements entered into with executive officers after that date. Of the named executive officers, Mr. Klein, Mr. Sescleifer, Mr. Hatfield and Mr. Conrad have agreements including the prior tax gross-up treatment, and Mr. Hoskins has an agreement providing the “best-of-net” treatment.

A description of the projected cost, if a change of control were to have occurred on the last day of fiscal 2013 and all of the named executive officers were terminated on that date, is provided under “Potential Payments upon Termination or Change of Control.”

Perquisites

We offer a limited number of perquisites for our executive officers. Our Board of Directors has authorized the personal use of our Company-owned aircraft for up to 30 flight hours per year by the chief executive officer, but does not permit reimbursement of taxes associated with the chief executive officer’s personal use of the aircraft. In fiscal 2013, the value of this perquisite to Mr. Klein was $136,785. The Board has also authorized individuals to bring family members and guests along on business flights. The remaining perquisites or executive benefits consist of the executive financial planning program, executive health plan, executive long-term disability plan, and executive excess liability plan. In addition, Mr. Hatfield is reimbursed for commuting expenses as a result of his assignment to our office in Connecticut, but he is not reimbursed for taxes associated with that reimbursement. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the committee’s evaluation of the retentive value of these benefits.

Stock Ownership Requirements

Our stock ownership guidelines provide that the chief executive officer must maintain ownership of our common stock with a value of at least five times his base salary, and other executive officers must maintain common stock ownership with a value of at least three times their base salaries. New executive officers are given a period of five years to attain full compliance with the guidelines.

For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents (other than equivalents subject to achievement of performance targets), and common stock or stock equivalents credited to an officer under our defined contribution 401(k) plan, our excess 401(k) plan, or our deferred compensation plan. As of September 30, 2013, each of our named executive officers was in compliance with the guidelines.

Trading in Energizer Stock

Under our insider trading policy, directors, officers and employees or their designees are prohibited from engaging in speculative trading or hedging transactions in Energizer securities, including prohibitions on:

•	Investing or trading in market-traded options on Energizer securities — i.e., puts and calls; or
•	Purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer or employee by Energizer as part of the compensation of the employee or member of the Board of Directors; or (2) held, directly or indirectly, by the director, officer or employee; or
•	Engaging in “short-sales” of Energizer securities — i.e., selling Energizer stock not owned at the time of the sale; or
•	Speculating on relatively short-term price movements of Energizer securities — i.e., engage in a purchase and sale of Energizer stock within a short period of time.

The policy also prohibits the transfer of funds into or out of Energizer stock equivalent funds in Energizer’s benefit plans while in possession or aware of material non-public information; or engaging in any other transaction involving Energizer securities that suggests the misuse of information that is unavailable to the general public.

Deductibility of Certain Executive Compensation

U.S. tax laws set a limit on deductible compensation of $1,000,000 per year per person for the chief executive officer and the next three highest paid officers (other than the chief financial officer). Performance-based awards, which meet certain requirements, are excluded when determining whether such an executive has received compensation in excess of this limit. The applicable plan provisions give the NECC authority to require the deferral of certain bonus and salary payments to such officers in order to preserve the deductibility of those payments. By making payments under the annual cash bonus program and annual restricted stock equivalent grants contingent upon achievement of shareholder-approved performance goals, such payments may be deductible under the U.S. tax laws. We believe a significant portion of the compensation paid to the named executive officers may remain deductible as performance-based awards under shareholder-approved plans in the future. However, the NECC reserves the flexibility to approve compensation arrangements that are not fully tax deductible where the NECC considers such arrangements to be appropriate and in the best interests of the Company.

The committee intends to continue to review and monitor its policy with respect to the deductibility of compensation.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

As stated above under “Corporate Governance, Risk Oversight and Director Independence – Risk Oversight and Risk Management—Compensation Policies and Practices Risk,” as part of its responsibilities, the Nominating and Executive Compensation Committee annually reviews the Company’s compensation policies and practices for all employees, including executive officers, to determine whether, in its judgment, our compensation programs encourage risk-taking likely to have a material adverse effect on the Company. In particular, there are several design features of those programs that the committee believes reduces the likelihood of excessive risk-taking:

•	the executive compensation program design provides a balanced mix of cash and equity, annual and longer-term incentives;
•	for the executive compensation program, maximum payout levels for bonuses and performance awards are capped;
•	the Company does not grant stock options on a regular basis; and
•	executive officers are subject to share ownership and retention guidelines.

The committee determined that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behavior that supports sustainable value creation.

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

The Nominating and Executive Compensation Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent under the NYSE listing standards. The Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

John C. Hunter—Chairman Daniel J. Heinrich	Bill G. Armstrong James C. Johnson
John R. Roberts

No portion of this Nominating and Executive Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act, the Exchange Act, or through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Comp. (1)(3)	Change in Pension Value and Nonqual’d Deferred Comp. Earnings (4)	All Other Compensation (5)(6)	Total ($)
Ward M. Klein	2013	$1,100,000	$0	$4,150,822	$0	$1,839,943	$0	$387,537	$7,478,302
Chief Executive Officer	2012	$1,091,667	$0	$4,000,049	$0	$1,676,125	$2,563,614	$282,197	$9,613,652
	2011	$991,667	$0	$3,651,834	$0	$450,000	$1,041,563	$378,112	$6,513,176

Daniel J. Sescleifer	2013	$525,002	$0	$1,037,726	$0	$610,892	$93,464	$86,973	$2,354,057
Executive Vice President & Chief Financial Officer	2012	$523,752	$0	$971,014	$0	$556,502	$77,188	$50,412	$2,178,868
	2011	$507,090	$0	$1,081,376	$0	$183,600	$106,226	$71,621	$1,949,913

David P. Hatfield	2013	$525,036	$0	$830,231	$0	$610,932	$153,189	$90,444	$2,209,832
President & CEO, Energizer Personal Care	2012	$523,787	$0	$986,318	$0	$556,538	$144,681	$59,273	$2,270,597
	2011	$508,371	$0	$905,626	$0	$244,800	$185,561	$103,932	$1,948,290

Alan R. Hoskins	2013	$435,832	$0	$933,581	$0	$511,982	$133,291	$1,323,927	$3,338,613
President & CEO, Energizer Household Products	2012	$367,076	$0	$450,064	$0	$413,400	$119,167	$692,171	$2,041,878

Peter J. Conrad	2013	$375,002	$0	$800,974	$0	$327,264	$84,701	$47,739	$1,635,680
Vice President, Human Resources	2012	$373,754	$0	$624,341	$0	$298,126	$75,717	$36,354	$1,408,292

(1)	All awards under our annual cash bonus program are based upon achievement of Company performance measures established at the beginning of a performance period. Consequently, the value of all bonuses earned during the fiscal year would have been included in the Non-Equity Incentive Plan Compensation column of this table. See footnote (3) below.

(2)	The amounts listed for fiscal 2013 include performance-based compensation as well as compensation that vests over time (including the Company match under the deferred compensation plan), assuming that the officer remains employed with the Company. The value of the performance-based compensation reflects the most probable outcome award value at the date of its grant in accordance with FASB ASC Topic 718. The Company records estimated expense for the performance-based grants based on target achievement for the three-year period unless evidence exists that a different outcome is likely to occur. The maximum award value, if paid, for the performance-based awards granted in 2012, would be: W. Klein—$4,609,189; D. Sescleifer—$1,152,297; D. Hatfield—$921,873; A. Hoskins—$921,873; and P. Conrad—$806,660.
(3)	The amounts reported in this column reflect bonuses earned by the named executive officers during the fiscal year under our annual cash bonus program, which is described in our Compensation Discussion and Analysis.

These amounts do not reflect any deferral of payment in fiscal years 2011 and 2012 of these amounts, at the officers’ elections, under the terms of our deferred compensation plan which is described in the narrative to the Non-Qualified Deferred Compensation table below. The annual bonus program does not provide for earnings on non-equity incentive plan compensation prior to its payment or deferral under the deferred compensation plan. Effective January 1, 2013, the option to defer and Company match was eliminated.

(4)	The amounts reported in this column consist of:

(i)

aggregate changes in the actuarial present value of accumulated benefits under our retirement plan and the supplemental executive retirement plan, our pension restoration plan, which are our defined benefit pension plans described in the narrative to the Pension Benefits Table. For the final average earnings formula benefit under the retirement plan, this amount reflects the difference in the calculated present value of the benefit during fiscal 2013. (To the extent that payments under the qualified retirement plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the non-qualified supplemental executive retirement plan.) The present value of the actuarial determination of Mr. Klein’s final average pay benefit declined due to a rise in interest rates, and therefore it is not included in the Summary Compensation Table.

•	Mr. Klein, ($885,735)

•	Mr. Sescleifer, $93,464

•	Mr. Hatfield, $153,189

•	Mr. Hoskins, $133,291

•	Mr. Conrad, $84,701

(5)	The amounts reported in this column with respect to fiscal 2013 consist of the following:

(i)	Company matching contributions or accruals in our savings investment plan and executive savings investment plan:

•	Mr. Klein, $66,871

•	Mr. Sescleifer, $35,981

•	Mr. Hatfield, $35,072

•	Mr. Hoskins, $10,863

•	Mr. Conrad, $14,406

These amounts include benefits which were accrued by the named executive officers in our executive savings investment plan in lieu of the pension plus match account in our retirement plan (as described in the narrative to the “Pension Benefits Table”) due to certain limits imposed by the IRC on accruals in our retirement plan.

(ii)	the group life insurance plan—term life insurance premiums paid by us for the first $40,000 of coverage for each of the named executive officers: $62.

(iii)	the incremental cost to the Company of the following perquisites provided to the named executive officers:

Personal use of Company aircraft.    In 2013, Mr. Klein was authorized to use Company-owned aircraft for up to 30 hours of personal travel per year and for travel to meetings of other boards on which he may serve, and to permit, in limited situations, the personal use of the aircraft by officers and employees. See “The Board of Directors and Energizer’s Corporate Governance—Director Compensation” for a description of the calculation of the incremental cost of these flights.

In fiscal 2013, the incremental cost to the Company of Mr. Klein’s personal use of our aircraft, on a variable cost basis, was $99,480, reflecting the assessed charge per flight hour for such use, and the approximate amount of disallowed federal tax deductions associated with such use was $37,305.

Executive Financial Planning Program.    We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums. During fiscal 2013, the following reimbursement payments were made:

•	Mr. Sescleifer, $4,800

•	Mr. Hoskins, $6,000

•	Mr. Conrad, $2,400

Executive Health Plan.    In fiscal 2013 we paid the annual premium for certain executives, including each of the named executive officers, for an executive health insurance policy which generally covers all health care and dental expenses to the extent not covered by our medical and dental plans. The executives are required to pay for underlying coverage under our medical and dental plans at the same rate as all other employees. During the first quarter of fiscal 2013, we paid $2,590 in executive health premiums for each of the named executive officers. Effective as of December 31, 2012, we terminated the Company’s executive health plan.

Executive Excess Liability Plan.    We pay the annual premium for a group policy providing each executive with personal excess liability coverage in excess of his or her primary personal liability insurance, the cost of which is borne by each executive. During fiscal 2013, we paid $1,143 in premiums for Mr. Klein, and $645 for each of the other named executive officers.

Transportation and Living Expenses.    Mr. Hatfield serves as president and chief executive officer of our Energizer Personal Care division, the offices of which are located in Shelton, CT. Because his home and family are in St. Louis, MO, he regularly commutes to Connecticut, and his commuting expenses, as well as meals and lodging in Connecticut, are reimbursed by us. For fiscal 2013, the amount reimbursed to him was $9,180.

The amounts listed in the All Other Compensation column for Mr. Hoskins are comprised primarily of certain living, relocation and tax expenses in connection with the international assignment Mr. Hoskins fulfilled prior to his current role. Mr. Hoskins received $1,280,660 in fiscal 2013 for housing, transportation, tax-related reimbursements, tax preparation and other services under Energizer’s policies related to long-term cross-border assignments.

Taxable Gifts.    During fiscal 2013, gifts were given to groups of employees, including executive officers, at the holidays and in appreciation of special efforts. The taxable value of such gifts for fiscal 2013 is as follows:

•	Mr. Klein, $40

•	Mr. Sescleifer, $40

•	Mr. Hatfield; $40

•	Mr. Conrad, $52

The above list of perquisites does not include any contributions made by our charitable trust which may have been made

at the request of any of the named executive officers. The trustees of that trust, who are employees of the Company, review requests for contributions to charitable organizations from employees, officers, and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust. Officers are also eligible to participate in the charitable trust matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual.

Dividend Equivalent Payments

Holders of restricted stock equivalents have the right to receive cash dividend equivalent payments on restricted stock equivalents but only if the underlying restricted stock equivalents vest. As the Company initiated a quarterly dividend in fiscal 2012, the amounts of such dividends are reflected in the closing price of Energizer Holdings, Inc. common stock on the NYSE and are included in the grant date fair value for the restricted stock equivalent grants made in fiscal 2013; however, cash dividends were not reflected in grant date fair value of the restricted stock equivalents awarded to executive officers prior to fiscal 2013 as the Company historically did not declare regular cash dividends. Accordingly, cash dividend equivalent payments credited to executive officers in fiscal 2012 and fiscal 2013 on unvested restricted stock equivalents awarded prior to fiscal 2013 are included in “All Other Compensation.”

(6)	Due to reclassification of certain compensation in prior periods, adjustments have been made to Mr. Hoskins’ salary and amounts he received for housing, transportation, meals, tax-related reimbursements, living expenses, tax preparation and other services under Energizer’s policies related to long-term cross-border assignments in connection with the international assignment Mr. Hoskins fulfilled prior to his current role.

GRANTS OF PLAN-BASED AWARDS

Awards to the named executive officers, and to other key executives, were made in fiscal 2013 under three separate plans or programs:

•	potential cash awards under our annual cash bonus program, dependent upon achievement of Company performance measures established at the beginning of the fiscal year, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Annual Cash Bonus Program”;
•	three-year restricted stock equivalent awards under the terms of our incentive stock plan, which include a performance component and a time-vesting component, as described in more detail in “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Awards”; and
•	Company-matching deferrals (payable in cash at retirement) under our deferred compensation plan, as described in more detail in the narrative to the “Non-qualified Deferred Compensation Table” below.

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award	Grant Date	Date of Comp. Comm. Action(5)	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock(#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
W.M. Klein	Bonus: Annl.Perf.	11/5/12(1)		$126,500	$1,265,000	$2,530,000
	Perf.Awd.	12/10/12(2)					5,289	26,444	52,888				$2,304,595
	Perf.Awd.: TimeVest	12/10/12(3)								22,667			$1,846,227
	Company Match	11/30/12(4)	10/17/11							0			$0
D.J. Sescleifer	Bonus: Annl.Perf.	11/5/12(1)		$42,000	$420,000	$840,000
	Perf.Awd.	12/10/12(2)					1,322	6,611	13,222				$576,149
	Perf.Awd.: TimeVest	12/10/12(3)								5,667			$461,577
	Company Match	11/30/12(4)	10/17/11							0			$0
D.P. Hatfield	Bonus: Annl.Perf.	11/5/12(1)		$42,000	$420,000	$840,000
	Perf.Awd.	12/10/12(2)					1,058	5,289	10,578				$460,937
	Perf.Awd.: TimeVest	12/10/12(3)								4,534			$369,294
	Company Match	11/30/12(4)	10/17/11							0			$0
A.R. Hoskins	Bonus: Annl.Perf.	11/5/12(1)		$35,200	$352,000	$704,000
	Perf.Awd.	12/10/12(2)					1,058	5,289	10,578				$460,937
	Perf.Awd.: TimeVest	12/10/12(3)								4,534			$369,294
	Company Match	11/30/12(4)	10/17/11							1,396			$103,350
P.J. Conrad	Bonus: Annl.Perf.	11/5/12(1)		$22,500	$225,000	$450,000
	Perf.Awd.	12/10/12(2)					926	4,628	9,256				$403,330
	Perf.Awd.: TimeVest	12/10/12(3)								3,967			$323,112
	Company Match	11/30/12(4)	10/17/11							1,007			$74,532

(1)	These amounts represent the amounts which potentially could have been earned under the fiscal 2013 annual cash bonus program.
(2)	Vesting of these restricted stock equivalents (the performance-linked component), awarded under the three-year performance awards granted on

December 10, 2012, is subject to achievement of adjusted return on investment of capital, cumulative adjusted earnings before taxes, depreciation and amortization and relative shareholder return goals over the three-year period commencing October 1, 2012. See “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Adjustments.”

(3)	These restricted stock equivalents (the time-vesting component), awarded on December 10, 2012, will vest three years from the date of grant, if the officer remains employed with us at that time. The value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation Table.”

(4)	Prior to January 1, 2013, executives were permitted to request deferral of all or a portion of the cash payments under our annual cash bonus program under the terms of our deferred compensation plan, which is described in detail in the narrative to the “Non-qualified Deferred Compensation Table.” The amounts in this table represent 25% Company matching deferrals credited during fiscal 2013. Effective January 1, 2013, the deferral option and Company match in the deferred compensation plan was eliminated.
(5)	The grant date is the same as the date of committee action, except in the case of the following: the Company matching deferrals described in footnote (4) were approved by the committee at the beginning of the fiscal year, prior to irrevocable elections by the officers to defer all or a portion of any bonuses they might receive at the end of the year. The actual matching deferrals were not credited until after the end of the fiscal year, when the amount of such bonuses was actually determined.

(6)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the three-year performance awards, the value includes the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, applying the same valuation model and assumptions applied for financial reporting purposes, excluding any forfeiture assumptions. These amounts may not correspond to the actual value realized by the named executive officers. For three-year time-vesting awards and the Company match under the deferred compensation plan, the value includes 100% of such awards, with no reduction for potential forfeiture.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards have been granted to the named executive officers, and remain unvested, or, in the case of non-qualified stock options, unexercised, as of September 30, 2013.

•	Non-qualified stock options granting the right to acquire shares of our common stock at an exercise price equal to its closing price on the date of grant. These options generally became exercisable either 100% on the third anniversary of grant or at the rate of 20% to 25% per year over a four to five year period, and remain exercisable over the ten-year period following grant. Outstanding option awards are described under “Option Awards,” in the table below.

•	Restricted stock equivalents that vest incrementally over four to nine years (as indicated below), and at vesting convert into non-restricted shares of our common stock which will then be issued to the officer. However, if the officer elected to defer receipt of such shares, they will not convert at vesting and, instead, will not be issued until following the officer’s retirement or other termination of employment. Vesting of restricted stock equivalents will accelerate, however, upon the death, disability, or involuntary termination (other than for cause) of the officer, and upon a change of control of the Company. Unvested restricted stock equivalent awards are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below.

•

Restricted stock equivalents, the vesting of which is subject to the achievement of performance-linked and time-vesting conditions over a three year period, as described in “Compensation Discussion and Analysis—Elements of

Compensation—Incentive Programs—Equity Awards.” Except as noted below, the performance awards granted in 2010 and 2011 have similar terms, but the compound growth targets for those three year awards utilize a base of $5.72 and $5.72, respectively. The maximum equivalents or units which would vest under the performance-linked component of these performance awards are included below under “Stock Awards—Equity Incentive Plan Awards,” and the number of equivalents or units that would vest under the time-vesting component is included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below. Fewer equivalents or units will vest for compound growth that is less than 12% but at least 5% over the applicable three-year period, and if growth for the period is below those thresholds, no performance-linked equivalents or units will vest.

The 2012 awards have similar terms but vest upon achievement of adjusted return on invested capital, cumulative adjusted earnings before interest, taxes, depreciation and amortization and relative total shareholder return goals. See “Compensation Discussion and Analysis—Elements of Compensation—Incentive Programs—Equity Adjustments.”

•	In fiscal 2013, voluntary deferrals of cash bonuses under our annual bonus program into the Energizer common stock unit fund of our deferred compensation plan received a Company matching deferral of 25%, provided that the voluntary deferrals are retained in that fund for at least a year. The Company matching deferrals are also credited to the Energizer common stock unit fund, and must remain in that fund until vested, which will occur three years from the date of initial crediting, if the officer remains employed with us at that time. Company matching deferrals will also vest upon an officer’s retirement, involuntary termination, disability or death, and upon a change of control of the Company. Unvested Company matching deferrals as of September 30, 2013 are included under “Stock Awards—Number of Shares or Units of Stock That Have Not Vested,” in the table below. Effective January 1, 2013, the option to defer salary and bonuses and receive the Company match was eliminated.

Non-qualified stock options, restricted stock equivalents, and performance awards were granted under the terms of the Energizer Holdings, Inc. Amended and Restated 2009 Incentive Stock Plan. Company matching contributions have been granted under the terms of our deferred compensation plan. Awards under our deferred compensation plan are payable exclusively in cash at retirement or other termination of employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. M. Klein	45,000	0		$49.18	1/13/15	71,958	(1)	$6,558,972	167,900	(6)	$15,304,085
	38,000	0		$65.63	10/11/19
D. J. Sescleifer	25,000	0		$65.63	10/11/19	20,602	(2)	$1,877,872	40,718	(7)	$3,711,446
D. P. Hatfield	5,000 30,000	0 0	$ $	46.13 65.63	10/18/14 10/11/19	17,184	(3)	$1,566,322	38,074	(8)	$3,470,445
A. R. Hoskins	12,500	0		$65.63	10/11/19	13,661	(4)	$1,245,200	25,622	(9)	$2,335,445
P. J. Conrad	7,500	0		$65.63	10/11/19	14,217	(5)	$1,295,880	26,934	(10)	$2,455,034

(1)	Of this total for Mr. Klein,

•	22,985 restricted stock equivalents granted 11/1/10 vested in full on 11/1/13;

•	26,306 restricted stock equivalents granted 11/7/11 will vest on 11/7/14; and

•	22,667 restricted stock equivalents granted 12/10/12 will vest on 12/10/15.

(2)	Of this total for Mr. Sescleifer,

•	2,502 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2010 vested on 11/30/13;

•	649 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2011 will vest on 11/30/14;

•	5,700 restricted stock equivalents granted 11/1/10 vested in full on 11/1/13;

•	6,084 restricted stock equivalents granted 11/7/11 will vest on 11/7/14; and

•	5,667 restricted stock equivalents granted 12/10/12 will vest on 12/10/15.

(3)	Of this total for Mr. Hatfield,

•	866 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2011 will vest on 11/30/14;

•	5,700 restricted stock equivalents granted 11/1/10 vested in full on 11/1/13;

•	6,084 restricted stock equivalents granted 11/7/11 will vest on 11/7/14; and

•	4,534 restricted stock equivalents granted 12/10/12 will vest on 12/10/15.

(4)	Of this total for Mr. Hoskins,

•	1,284 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2010 vested on 11/30/13;

•	1,396 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2012 will vest on 11/30/15;
•	3,487 restricted stock equivalents granted 10/18/10 vested in full on 10/18/13;

•	2,960 restricted stock equivalents granted 11/7/11 will vest on 11/7/14; and

•	4,534 restricted stock equivalents granted 12/10/12 will vest on 12/10/15.

(5)	Of this total for Mr. Conrad,

•	1,323 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2010 vested on 11/30/13;

•	344 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2011 will vest on 11/30/14;

•	1,007 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2012 will vest on 11/30/15;

•	3,630 restricted stock equivalents granted 11/1/10 vested in full on 11/1/13;

•	3,946 restricted stock equivalents granted 11/7/11 will vest on 11/7/14; and

•	3,967 restricted stock equivalents granted 12/10/12 will vest on 12/10/15.

(6)	Of this total for Mr. Klein,

•	53,630 restricted stock equivalent units represent the performance-linked component of our performance awards granted 11/1/10—of this amount, 19,789 restricted stock equivalents vested on 11/5/13, based on annual compound growth in adjusted EPS over the preceding three-year period;

•	61,382 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/7/11; and

•	52,888 restricted stock equivalents represent the performance-linked component of our performance awards granted 12/10/12.

(7)	Of this total for Mr. Sescleifer,

•	13,300 restricted stock equivalent units represent the performance-linked component of our performance awards granted 11/1/10—of this amount, 4,907 restricted stock equivalents vested on 11/5/13, based on annual compound growth in adjusted EPS over the preceding three-year period;

•	14,196 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/7/11; and

•	13,222 restricted stock equivalents represent the performance-linked component of our performance awards granted 12/10/12.

(8)	Of this total for Mr. Hatfield,

•	13,300 restricted stock equivalent units represent the performance-linked component of our performance awards granted 11/1/10—of this amount, 4,907 restricted stock equivalents vested on 11/5/13, based on annual compound growth in adjusted EPS over the preceding three-year period;

•	14,196 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/7/11; and

•	10,578 restricted stock equivalents represent the performance-linked component of our performance awards granted 12/10/12.

(9)	Of this total for Mr. Hoskins,

•	8,138 restricted stock equivalent units represent the performance-linked component of our performance awards granted 10/18/10—of this amount, 3,002 restricted stock equivalents vested on 11/5/13, based on annual compound growth in adjusted EPS over the preceding three-year period;

•	6,906 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/7/11; and

•	10,578 restricted stock equivalents represent the performance-linked component of our performance awards granted 12/10/12.

(10)	Of this total for Mr. Conrad,

•	8,470 restricted stock equivalent units represent the performance-linked component of our performance awards granted 11/1/10—of this amount, 3,125 restricted stock equivalents vested on 11/5/13, based on annual compound growth in adjusted EPS over the preceding three-year period;

•	9,208 restricted stock equivalents represent the performance-linked component of our performance awards granted 11/7/11; and

•	9,256 restricted stock equivalents represent the performance-linked component of our performance awards granted 12/10/12.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)
W. M. Klein	100,000	$4,426,460	66,020	$4,725,716
D. J. Sescleifer	5,000	$212,971	16,871	$1,207,542
D. P. Hatfield	10,000	$496,701	16,871	$1,207,542
A. R. Hoskins	0	$0	10,677	$764,207
P. J. Conrad	0	$0	10,736	$768,430

(1)	On 10/12/12, the time-based restricted stock equivalents granted to each of the officers on 10/12/09 vested in accordance with the terms of the awards.

On 11/8/12, 66.7% of the performance restricted stock equivalent awards granted 10/12/09 vested in accordance with the terms of the award agreements based on adjusted EPS growth for the period 9/30/09 through 9/30/12 of $6.22.

Upon vesting the equivalents converted into shares of our common stock which were then issued to the officers free of any restrictions. If the officers, however, elected in advance to defer receipt of the shares of common stock, conversion will not occur until the officer terminates with us.

(2)	Receipt of the following numbers of shares was deferred, at the election of each officer, until retirement or other termination of employment:

•	Mr. Klein, 26,000

•	Mr. Sescleifer, 6,600

•	Mr. Hatfield, 16,871

•	Mr. Hoskins, 0

•	Mr. Conrad, 0

PENSION BENEFITS

Our retirement plan covers essentially all U.S. employees of Energizer after one year of service. As a qualified plan, the retirement plan is subject to maximum pay and benefit limits. In fiscal 2013, we also offered a non-qualified, unfunded pension restoration plan (the executive supplemental retirement plan) to our executive officers which, following retirement, pays those amounts which would otherwise be paid under the retirement plans but for the IRC maximum pay and benefit limits.

Effective as of January 1, 2010, the future retirement benefits of the active participants in our qualified defined benefit pension plan, including the named executive officers, are determined in accordance with a retirement accumulation formula. The participants receive monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts will be credited with monthly interest equal to the 30-year Treasury rate that is reset annually. As a transition for older/longer-tenured employees, who may have less time to adjust their retirement planning, including the named executive officers with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009 receive an additional monthly credit equal to 2% of eligible benefit earnings for each month, and employees with age and years of service totaling 75 or more as of December 31, 2009 receive an additional credit equal to 4% of their eligible benefit earnings for each month. These transition credits are available to eligible plan participants through 2013 (or, if earlier, their termination of employment with the Company).

The defined benefit plan has used the following other benefit calculation formulas, all of which have been frozen as of the end of calendar year 2009:

•	Final Average Pay (FAP). The traditional final average pay benefit provides 1.5% of five-year average “annual earnings” multiplied by a participant’s years of service (to a maximum of 40 years), reduced by a Social Security offset.
Before it was frozen, the FAP formula was applicable to Mr. Klein.
•	Pension Equity (PEP) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three year vesting period. PEP was applied for all of our named executive officers except for Mr. Klein.
•	PensionPlus Match Account (PPMA). The PPMA generally provided a 325% match under our retirement plan to those participants who made an after-tax contribution of 1% of their annual earnings to our savings investment plan. To the extent an officer’s PPMA benefit was unavailable due to the IRC limits, the benefit was restored under our excess 401(k) plan and not the pension restoration plan for executives. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was eliminated for all employees as of the end of calendar year 2009.

We do not have specific policies with regard to granting extra years of credited service, but we generally have not granted such extra credited service. However, the change of control employment agreements, described under “Potential Payments Upon Termination or Change of Control” below, do provide, for purposes of determining the amounts to be paid under the retirement plan and the pension restoration plan, that the officers’ respective years of service with us, and their respective ages, will be deemed increased by three additional years if they are involuntarily terminated at any time prior to the expiration of the protected period of three years under the agreements.

In November 2012, we approved and communicated changes to our U.S. defined benefit pension plan so that, effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plan will be frozen and future retirement service benefits will no longer be accrued under this retirement program.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
W.M. Klein	Energizer Retirement Plan	34	$1,388,735	$0
	Supplemental Executive Retirement Plan	33	$10,673,421	$0
D.J. Sescleifer	Energizer Retirement Plan	13	$408,821	$0
	Supplemental Executive Retirement Plan	12	$687,760	$0
D.P. Hatfield	Energizer Retirement Plan	28	$763,891	$0
	Supplemental Executive Retirement Plan	27	$1,771,706	$0
A.R. Hoskins	Energizer Retirement Plan	30	$911,091	$0
	Supplemental Executive Retirement Plan	29	$1,060,790	$0
P.J. Conrad	Energizer Retirement Plan	19	$559,496	$0
	Supplemental Executive Retirement Plan	18	$620,249	$0

(1)	The number of years of credited service reflect years of actual service. For Messrs. Klein, Hatfield, Conrad and Hoskins 13 of the years shown were with us and the remainder were with Ralston Purina Company, our former parent.

(2)	Based on age, benefits are available without reduction. Assumptions utilized in the valuations are set forth in “Note 9. Pension Plans and Other Postretirement Benefits” of the Notes to Consolidated Financial Statements of our Annual
Report on Form 10-K for year ended September 30, 2013.

In February of 2009, in order to reduce cash outlays and bolster the Company’s compliance with its debt covenants, the committee, on a one-time basis, suspended accrual of benefits for officers in the pension restoration plan for the calendar year, and in lieu of those and other benefits, each officer was granted a 2009 performance award.

NON-QUALIFIED DEFERRED COMPENSATION

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, an unfunded, non-qualified plan, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash bonus deferred until their retirement or other termination of employment, or for a shorter, three-year period (at the executive’s election, in advance). The amounts deferred under the terms of the plan are credited, at the election of the executive, into:

•	the Energizer common stock unit fund, a stock equivalent fund, with returns (based on stock price appreciation/decline) during fiscal 2013 of 24.43%,
•	a prime rate fund, which credits account balances at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2013, the rate credited under this fund was 3.25%, or
•	Vanguard measurement funds which track the performance of investment funds offered in our savings investment plan, a 401(k) plan, with returns during fiscal 2013 ranging from -6.34% to 35.54%.

Interest equivalents are credited on a daily basis to the prime rate fund, and dividends and other earnings are credited to the Vanguard tracking funds and the Energizer common stock unit fund at the time, and to the extent, that they are paid with respect to the actual Vanguard funds. Units in the Vanguard tracking funds and Energizer common stock unit fund can also appreciate in value as our common stock, or the underlying Vanguard funds, appreciate in value.

Deferrals of cash bonuses into the Energizer common stock unit fund during each calendar year are increased by a 25% match from the Company (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least a year). Vesting will accelerate upon an executive’s retirement (which for purposes of this plan means the attainment of age 55 with ten years of service), death, permanent disability, involuntary termination, or a change in control of the Company (defined, for purposes of this plan, as the time when (i) an individual or group acquires more than 20% of our common stock, (ii) our continuing directors no longer constitute a majority of our Board, or (iii) a majority of the continuing directors approve a declaration that a change of control has occurred). Effective January 1, 2013, executives no longer have the opportunity to defer portions of their salary and bonus compensation under the Energizer Holdings, Inc. Deferred Compensation Plan, or to receive a Company match on the qualifying portion of the deferral.

Deferrals, vested Company matches, and certain restricted stock equivalents (both performance- and time-based) may be transferred to different investment options at the executive’s discretion. Account balances for executives who were employed at our former parent, Ralston Purina Company, prior to our spin-off in 2000, also generally include amounts credited during that prior employment. (Ralston assigned liability for such amounts to us in the spin-off.) Long-term deferrals in the plan may be paid out in a lump sum in cash six months following termination, or in five or ten-year increments commencing the year following termination of employment.

Executive Savings Investment Plan

Under the terms of our executive savings investment plan, our excess 401(k) plan, amounts that would be contributed, either by an executive or by us on the executive’s behalf, to our qualified defined contribution plan (the savings investment plan) but for limitations imposed by the IRC, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions, and Company contributions, in the form of stock equivalents under the Energizer common stock unit fund, which tracks the value of our common stock, or in any of the measurement fund options which track the performance of the Vanguard investment funds offered under our qualified savings investment plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or ten annual installments, following retirement or other termination of employment.

Deferred Equity Awards

The named executive officers were given the opportunity to elect, in advance, to defer receipt of vested restricted stock equivalent awards which they could be granted in the future. These awards, which have been granted under the terms of our 2000 and 2009 incentive stock plans, provide that upon vesting, the equivalents granted will convert into non-restricted shares of our common stock which are then issued to the officer. If deferral was elected, the equivalents will not convert into shares of our common stock until six months after the officer’s termination of employment with us. In the event that the Company would pay any dividends on its shares of common stock, these officers will also be credited with dividend equivalents with respect to their vested stock equivalents. No other earnings are credited or paid with respect to these deferrals.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
W. M. Klein	Def’d Comp. Plan	$0	$0	$3,775,464	$128,373	$19,532,356
	Exec. S.I.P.	$117,068	$59,221	$659,607	$0	$3,285,334
	Vested StockEquivs.(4)	$1,851,706	$0	$2,446,341	$0	$12,254,432
	Total	$1,968,774	$59,221	$6,881,412	$128,373	$35,072,122
D.J. Sescleifer	Def’d Comp. Plan	$0	$0	$219,940	$56,124	$4,373,106
	Exec. S.I.P.	$59,640	$33,356	$251,006	$0	$1,881,274
	Vested StockEquivs.(4)	$470,038	$0	$728,047	$0	$3,658,039
	Total	$529,678	$33,356	$1,198,993	$56,124	$9,912,419
D. P. Hatfield	Def’d Comp. Plan	$0	$0	$1,366,301	$0	$7,845,271
	Exec. S.I.P.	$47,394	$27,422	$165,033	$0	$735,200
	Vested StockEquivs.(4)	$1,181,775	$0	$759,756	$0	$3,621,380
	Total	$1,229,169	$27,422	$2,291,090	$0	$12,201,851
A.R. Hoskins	Def’d Comp. Plan	$413,400	$103,350	$615,880	$11,218	$3,645,646
	Exec. S.I.P.	$2,300	$3,213	$14,025	$0	$454,440
	Vested StockEquivs.(4)	$0	$0	$0	$0	$0
	Total	$415,700	$106,563	$629,905	$11,218	$4,100,086
P.J. Conrad	Def’d Comp. Plan	$298,126	$74,532	$532,444	$6,972	$6,507,495
	Exec. S.I.P.	$13,781	$9,094	$26,062	$0	$392,856
	Vested StockEquivs.(4)	$0	$0	$53,571	$0	$273,876
	Total	$311,907	$83,626	$612,077	$6,972	$7,174,227

(1)	The officer contributions to our deferred compensation plan during fiscal 2013 consist of deferred cash bonuses earned with respect to fiscal year 2012.

The officer contributions to our executive savings investment plan during fiscal 2013 consist of deferrals of salary earned with respect to fiscal 2013.

The officer contributions of vested stock equivalents during fiscal 2013 consist of vested but deferred restricted stock equivalents granted in previous years. The values shown are as of the date of vesting.

(2)	Our contributions to our deferred compensation plan shown in this column consist of the 25% Company match on deferrals of fiscal year 2012 cash bonuses which would have been credited into the Energizer common stock unit fund of the plan. The annual expense associated with unvested Company matching contributions is included in the Stock Awards column of the “Summary Compensation Table.” Effective January 1, 2013, the option to defer bonus and salary and the Company match was eliminated.

Our contributions to our executive savings investment plan consist of Company contributions prior to January 1, 2009 which would have otherwise been contributed to the savings investment plan and the PPMA but for limitations imposed by the IRS. These amounts, in their entirety, are included in the All Other Compensation column of the “Summary Compensation Table.”

(3)	Aggregate earnings/(losses) shown in this column consist of:

•	amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings on investment funds offered under our savings investment plan, a qualified 401(k) plan,
•	in the case of the prime rate option of our deferred compensation plan, interest at the prime rate, quoted by the Wall Street Journal,

•	the appreciation or depreciation in value of each of the investment options in the plans between September 30, 2012 and September 30, 2013,

•	in the case of the Energizer common stock unit fund, earnings credited for dividends paid on the Energizer common stock, and

•	the appreciation or depreciation in value of vested restricted stock equivalents (see footnote 4 below) plus earnings credited for dividends paid on the Energizer common stock between September 30, 2012 and September 30, 2013, or from the date of vesting and September 30, 2013, for awards vesting and deferred during the fiscal year. The above-market portion of interest on the prime rate option (in excess of 120% of the APR) is set forth in the column titled “Change in Pension Value and Non-qualified Deferred Compensation Earnings” of the “Summary Compensation Table.”

(4)	The officers have from time to time elected to defer conversion of vesting restricted stock equivalents until their termination of employment from the Company. The total equivalents deferred for each officer is as follows:

•	Mr. Klein - 131,524 equivalents;

•	Mr. Sescleifer - 39,256 equivalents;

•	Mr. Hatfield - 38,906 equivalents;

•	Mr. Hoskins - 0 equivalents; and

•	Mr. Conrad - 2,937 equivalents.

The values shown are as of September 30, 2013.

(5)	Of the aggregate balances shown in this column, with respect to the deferred compensation plan the following amounts were previously reported as compensation in the “Summary Compensation Tables” of our proxy statements for previous annual meetings:

•	Mr. Klein - $13,923,523;

•	Mr. Sescleifer - $5,526,807;

•	Mr. Hatfield - $2,765,914; and

•	Mr. Conrad - $121,509.

The balances in that plan for each of the officers also include amounts deferred by them, Company matching deferrals, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table,” and for Messrs. Klein and Hatfield, include amounts deferred under the terms of the Ralston Purina Company deferred compensation plan, the liabilities of which were assumed by us at the time of our spin-off. The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column, with respect to our executive savings investment plan the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for prior years:

•	Mr. Klein - $1,629,973;

•	Mr. Sescleifer - $990,046;

•	Mr. Hatfield - $278,639; and

•	Mr. Conrad - $19,813.

The balances in that plan for each of the officers also include amounts contributed by them, Company matching contributions, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table.” The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column with respect to the vested stock equivalents set forth in footnote (4) above, the following number of equivalents were previously reported as compensation in the “Summary Compensation Table” of our proxy statements for the years when the awards were granted:

•	Mr. Klein - 114,666 equivalents;

•	Mr. Sescleifer - 33,500 equivalents;

•	Mr. Hatfield - 16,503 equivalents; and

•	Mr. Conrad - 2,937 equivalents.

The balances for each of the officers also include vested but deferred equivalents granted in years in which they were not named executive officers and their compensation was not included in the “Summary Compensation Table.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into general employment agreements with any of our named executive officers, nor do we have executive severance plans or programs. However, equity awards under our 2000 and 2009 incentive stock plans and our deferred compensation plan provide for acceleration of vesting of certain awards in the event of certain terminations of employment. In addition, we have entered into change of control employment agreements with our named executive officers and certain of our other key employees which provide for severance compensation, acceleration of vesting, tax reimbursement and continuation of benefits upon certain qualified termination of employment following a change of control.

The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change in control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.

The information is based on the following assumptions:

•	the event of termination (death, permanent disability, involuntary termination without cause, or voluntary termination), or a change of control of the Company, occurred on September 30, 2013, the last day of our fiscal year;

•	the market value of our common stock on that date was $91.15 (the actual closing price on September 30, 2013);

•	each of the officers were terminated on that date; and

•	corporate and individual federal tax rates were 39.6%, Missouri state tax rate was 6%, Connecticut state tax rate (for Mr. Hatfield) was 6.7%, and FICA was 2.35%.

The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees – such as amounts accrued under our savings investment plan, accumulated and vested benefits under our retirement plans (including our pension restoration plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay.

The information below also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, or vested stock equivalents that would be issued, all as described in the “Non-qualified Deferred Compensation Table,” except to the extent that an officer is entitled to an accelerated benefit as a result of the termination.

Death, Disability or Termination of Employment (Other Than Upon a Change of Control)

Upon an officer’s death, permanent disability, involuntary termination other than for cause (defined as termination for gross misconduct), and, in some cases, retirement, the following plans or programs provide for acceleration of awards. Awards are accelerated for retirement after attainment of age 55 with 10 years of service if granted 12 or more months prior to retirement date. No awards are accelerated upon other voluntary termination or involuntary termination for cause. Performance awards vesting upon retirement are paid when results for the Performance Period are met.

	Involuntary Termination	Death	Disability	Retirement After Age 55 with 10 years of service
Three-year restricted stock awards granted 10/18/10 or 11/1/10, 11/7/11 and 12/10/12	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year performance awards granted 10/18/10 or 11/1/10, 11/7/11 and 12/10/12	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Unvested 25% Company match	Accelerated	Accelerated	Accelerated	Accelerated

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten year period, commencing six months from the date of termination.

In the event an officer’s employment is terminated due to permanent disability, he or she may also be entitled to benefits under our executive long-term disability plan, which pays a supplemental benefit equal to 60% of the amount by which the officer’s previous year’s salary and bonus exceeded $150,000. (Amounts below that figure are covered by our long-term disability plan, available generally to salaried U.S. employees.) As noted in the “Summary Compensation Table,” the Company pays the premiums for $40,000 of term life insurance for all U.S. employees, including the named executive officers.

Previously, upon retirement or death, the officer, or his or her surviving spouse, may have also been entitled to continued coverage under our executive health plan, which generally covers medical/dental/vision expenses and deductibles and co-pays not otherwise covered by our underlying medical insurance plan. However, in order to qualify for continued coverage under the executive health plan, the covered person must pay for retiree coverage under our underlying medical and dental insurance plans. Effective December 31, 2012, the Energizer Holdings, Inc. Executive Health Plan terminated. As such, current and former executives no longer have the opportunity to participate in this plan.

The value of awards which would be accelerated for our named executive officers upon death, disability, involuntary termination of employment or retirement as of September 30, 2013 is shown in the following chart. The value of accelerated restricted stock equivalents (both performance- and time-based) and 25% Company match for deferred annual bonus amounts reflects a stock price of $91.15. Stock market changes since September 30, 2013 are not reflected in these valuations.

	Accelerated Awards
Officer Termination Events	Restricted Stock Equivalents, Including Three-Year Performance Awards	Unvested 25% Company Match	Total
W. M. Klein: 1	$14,211,015	$0	$14,211,015
W. M. Klein: 2	$0	$0	$0
W.M. Klein: 3	$14,002,667	$0	$14,002,667
D. J. Sescleifer: 1	$3,446,382	$209,349	$3,655,731
D. J. Sescleifer: 2	$0	$209,349	$209,349
D. P. Hatfield: 1	$3,222,609	$62,546	$3,285,155
D. P. Hatfield: 2	$0	$62,546	$62,546
A.R. Hoskins: 1	$2,168,641	$195,593	$2,364,234
A.R. Hoskins: 2	$0	$195,593	$195,593
P.J. Conrad: 1	$2,279,661	$195,015	$2,474,676
P.J. Conrad: 2	$0	$195,015	$195,015

Termination Events:

1—Death or permanent disability;

2—Involuntary termination of employment other than for cause;

3—Retirement following attainment of age 55 (Mr. Klein had attained age 55 as of September 30, 2013).

Change of Control of the Company

Our change of control employment agreements with each of the named executive officers have a term of three years from their effective date (which term is automatically extended every year beginning the first year for an additional year unless our Nominating and Executive Compensation Committee elects to terminate an agreement at least 90 days prior to renewal). Each of these agreements provides that the officer will receive severance compensation in the event of his or her involuntary termination (including voluntary termination for “good reason”), other than for cause, within three years following a change in control of the Company.

“Termination for cause” means a termination for willful breach of, or failure to perform, employment duties.

“Good reason” means, among other things, certain changes in the officer’s status or duties, failure to pay certain compensation or awards or benefits, relocation of his or her office, or improper termination.

“Change of control” includes, among other things, acquisition of specified amounts of shares by any person, certain changes in the composition of our incumbent Board of Directors, approval of business combinations under certain circumstances, or other matters approved by our Board.

Under the agreements, upon a change of control, each officer, even if not terminated, will receive a pro rata annual bonus (equal to the greater of either the target bonus for the year in which the change of control occurred, or the actual bonus for the preceding year) for the portion of the year occurring prior to a change of control.

The agreements also provide that upon a change of control, outstanding equity awards held by each officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control”. Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock. The terms of our outstanding equity awards vary as to the portion of the unvested award that will accelerate and vest upon a change of control, as indicated below:

Three-year performance awards granted 10/18/10 or 11/1/10 and 11/7/11	If the change of control occurs within 18 months of the date of grant, 50% of the equivalents vest. If the change of control occurs after 18 months of the date of grant, awards will vest at the greater of (i) 50% of the equivalents or (ii) the percentage of total equivalents which would have vested had the performance period ended as of the last fiscal quarter prior to the change of control and the performance been calculated on that period.
Three-year performance awards granted 12/10/12	If a change of control occurs, awards will vest at the greater of (i) 50% of the total performance equivalents granted or (ii) the percentage of total performance equivalents which would have vested had the performance period ended on the date the change of control occurs and the extent to which performance goals have been met.
Three-year time based awards granted 10/18/10 or 11/1/10, 11/7/11 and 12/10/12	100% vest upon change of control

If the officer is terminated within 36 months of the change of control, the severance compensation payable under the agreements consists of:

•	a lump sum payment in an amount equal to three times the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control);
•	a pro rata portion of the officer’s target annual bonus for the year of termination;
•	lump-sum retirement plan payments representing the additional years of age and service credits equal to the severance period;
•	the continuation of other health, dental and welfare benefits for a period of three years following the officer’s termination; and
•	Company match on retirement plan payments for the severance period.

No severance payments under the agreements would be made in the event that an officer’s termination is voluntary (other than for good reason), is due to death, disability or normal retirement, or is for cause. For a period of three years following termination of employment, the officers are each bound by a covenant not to compete, a non-solicitation covenant, and a covenant of confidentiality.

Other than for Mr. Hoskins, in the event that it is determined that a “golden parachute” excise tax is due under the IRC, we will, if total benefits payable to the officer are within 10% of the threshold for benefits at which the excise tax is triggered, reduce benefits to the point at which the tax will no longer be due, or, if total benefits are in excess of 10% of the threshold, reimburse the officer for the amount of such tax, including any excise or income taxes associated with such reimbursement. For Mr. Hoskins, in the event that it is determined that a “golden parachute” excise tax is due under the IRC, we will reduce the aggregate amount of the payments payable to an amount such that no such excise tax will be paid if the resulting amount would be greater than the after-tax amount if the payments were not so reduced.

Payments of cash would be made in a lump sum no sooner than six months following termination of employment, and benefits would be provided for a three-year period following termination, or if such continuation of benefits would not be possible under our benefit programs, the value of such benefits would also be paid in lump sum no sooner than six months following termination.

Estimated Payments and Benefits

Based on the assumptions set out above, the following chart sets forth estimated payments to our named executive officers upon termination following a change of control. If a change of control occurs but their employment is not terminated, the agreements provide a more limited value, as shown in the second chart below. The value of accelerated restricted stock equivalents, performance awards and 25% Company match reflects a stock price of $91.15 (the closing price of our common stock on September 30, 2013). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2013 are not reflected in these valuations.

	Accelerated or Additional Benefits—Termination following Change of Control
	Cash Severance	Retirement Benefits	25% Company Match	Restricted Stock Equivs., Three-Year Performance Awards	Benefits	Excise Tax Gross-Up/ Reduction	Total
W. M. Klein	$8,839,584	$3,039,045	$0	$14,211,015	$78,547	$8,114,440	$34,282,631
D. J. Sescleifer	$3,430,702	$417,024	$209,349	$3,446,382	$78,547	$2,296,466	$9,878,470
D. P. Hatfield	$3,517,681	$615,400	$62,546	$3,222,609	$78,547	$2,574,359	$10,071,142
A. R. Hoskins	$2,928,889	$470,519	$195,593	$2,168,641	$60,688	$0	$5,824,330
P. J. Conrad	$2,118,232	$315,985	$195,015	$2,279,661	$78,547	$1,642,553	$6,629,993

For purposes of the calculation of the excise tax gross-up in these charts, the ascribed value of accelerated vesting is based on three assumptions:

•	Lapse-of-further-service portion is equal to the gain at the change of control date multiplied by 1% for each full month vesting is accelerated;

•	Early receipt portion is equal to the difference between the gain at normal vesting and the present value of the gain at the time vesting is accelerated (present value based on 120% of the IRS Applicable Federal Rates, compounded semi-annually: 0.38% for short-term and 2.30% for mid-term, using October 1, 2013 rates); and

•	Performance restricted stock equivalents, under which vesting is contingent upon achievement of certain performance goals and continued employment, have been valued assuming a 100% parachute value for the portions of awards that will vest.

	Accelerated Awards Upon a Change of Control (No Termination of Employment)
	Restricted Stock Equivalents, Three-Year Performance Awards	Excise Tax Gross-Up	Total
W. M. Klein	$14,211,015	$0	$14,211,015
D. J. Sescleifer	$3,446,382	$0	$3,446,382
D. P. Hatfield	$3,222,609	$0	$3,222,609
A. R. Hoskins	$2,168,641	$0	$2,168,641
P. J. Conrad	$2,279,661	$0	$2,279,661

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our shareholders to provide non-binding advisory approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. We encourage shareholders to review the Compensation Discussion and Analysis for details regarding our executive compensation programs. Our 2013 shareholder advisory vote on executive compensation was approved by a significant majority of shareholders, with approximately 90.6% of the votes cast in favor of the advisory resolution at our 2013 Annual Meeting.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices that we use. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests. Our compensation programs are designed to enable and reinforce our Company’s overall business strategy by aligning pay with achievement of short and long term financial and strategic objectives, while providing a competitive level of compensation which is needed to recruit, retain and motivate talented executives critical to our success. In particular:

•	Effective following the end of our 2012 fiscal year, we eliminated the Company match for deferrals of salary and bonus by executives as well as the opportunity for executives to defer salary and bonus under the deferred compensation plan.
•	Effective as of December 31, 2012, we terminated the Company’s executive health plan. As such, current and former executives will no longer have the opportunity to participate in this plan.
•	For the 2013 fiscal year, the Nominating and Executive Compensation Committee approved multiple metrics in the long-term performance incentive program, including:
¡	adjusted return on invested capital, to support the Company’s focus on cash flow, including improved working capital performance, and to emphasize the importance of capital allocation decisions;
¡	cumulative adjusted EBITDA, to reward growth in core operating earnings; and
¡	once the initial award amount is determined, the performance equivalent awards will then be subject to adjustment based on a third new metric, the Company’s relative total shareholder return during the three year performance period based on a relevant group of industrial and consumer goods companies.
•	The Nominating and Executive Compensation Committee also approved multiple metrics in the fiscal 2013 short-term performance incentive program:
¡	Company-wide cost savings associated with restructurings, which constitutes 20% of the weighting, to focus on delivering the cost savings to investors announced by the Company, which will be paid annually as cost savings for the multi-year restructuring project are achieved;
¡	adjusted earnings per share, which constitutes 30% of the weighting, to encourage the executives to deliver on bottom-line results;
¡	Company-wide pre-tax operating profit, which constitutes 30% of the weighting, to reward operating performance; and

¡	net working capital as a percentage of sales, which constitutes 20% of the weighting, to encourage improved management of working capital.
•	Our Nominating and Executive Compensation Committee also determined to eliminate the individual performance component of our named executive officers’ annual cash bonus for the 2013 fiscal year, so that bonus was entirely based on the achievement of the objective, Company-wide performance goals.

The Board believes the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals. Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

RESOLVED, that the shareholders of Energizer approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the executive compensation.

The Board of Directors recommends a vote FOR the approval of the executive compensation of our named executive officers as described in this proxy statement under “Executive Compensation”.

ITEM 4. PROPOSAL TO AMEND AND RESTATE THE COMPANY’S RESTATED

ARTICLES OF INCORPORATION TO PROVIDE FOR THE DECLASSIFICATION

OF THE BOARD OF DIRECTORS

The Board unanimously has approved, and recommends that the Company’s shareholders approve, an amendment and restatement of the Company’s Restated Articles of Incorporation (the “Articles of Incorporation”) to provide for the phased-in implementation of annual elections for all directors and the resulting phased-in elimination of the classified Board structure. The proposed amendment and restatement would revise Article Six of the Articles of Incorporation. The full text of the proposed amendment and restatement of the Articles of Incorporation is set forth in Appendix A to this proxy statement (proposed new text is underlined twice and proposed deleted text is crossed out) (hereinafter referred to as the “Amended and Restated Articles of Incorporation”).

Background

Our current classified Board structure has been in place since we became a public company in 2000. The Articles of Incorporation provide that the Board shall be divided into three classes, as nearly equal in number as possible. Directors in each class are elected every three years to three year terms, with the term of one class expiring at each annual meeting.

Our Board is committed to adopting governance practices that the Board believes are the most beneficial to the Company and its shareholders. Since the time of our spin-off from Ralston Purina Company in 2000, the Board has believed that a classified board structure was an important piece of the Company’s governance structure in order to promote continuity and stability, and was in the best interests of the Company and its shareholders. The Board also believed that the classified board structure has facilitated our directors’ understanding of the Company and its long-term strategic planning, enhanced the independence of our directors from both management and shareholder special interests and protected the Company against unfair or abusive takeover practices.

Over the past thirteen years, the Board has thoughtfully considered and executed corporate governance actions which it has determined are the most beneficial to the Company and its shareholders. In recent years, the Company’s poison pill has expired, the Board has adopted a policy that eliminates tax gross-up payments in future change of control employment agreements, and the Board has modified other policies that the Board no longer deemed in the best interests of the Company and its shareholders. The Board recognizes that many investors view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. After substantial consideration of the various positions for and against a classified board, the Board has determined that declassification of the Board at this time is in the best interests of the Company and its shareholders.

Proposed Amended and Restated Articles of Incorporation

If the Amended and Restated Articles of Incorporation are approved, then commencing with the class of directors standing for election at the Company’s 2015 Annual Meeting, directors will stand for election for one year terms. The term of office for each director elected at the 2015 Annual Meeting and thereafter will expire at the next succeeding annual meeting of shareholders and when his or her successor is elected and qualified or upon his or her earlier death, resignation or other cause for removal. The approval of the Amended and Restated Articles of Incorporation would not shorten the terms to which our shareholders have previously elected directors. Thus, directors elected at the 2013 Annual Meeting will continue to have terms that expire at the 2016 Annual Meeting and directors elected under Item 1 at this Annual Meeting will have terms that expire at the 2017 Annual Meeting.

If the Amended and Restated Articles of Incorporation are approved, beginning with our 2017 Annual Meeting, and at each annual meeting thereafter, our entire Board would stand for election for a one year term, and there would no longer be any class designation for our directors. If there is a vacancy in the Board at or following the 2015 Annual Meeting, because the number of directors is increased or otherwise, any director elected to fill such vacancy would hold office for a term expiring at the next annual meeting. If the Amended and Restated Articles of Incorporation are not approved, then the Board will remain classified.

This general description of the proposed changes to the Articles of Incorporation is qualified in its entirety by reference to the proposed Amended and Restated Articles of Incorporation set forth in Appendix A to this proxy statement. If the Amended and Restated Articles of Incorporation are approved by the shareholders, then the Amended and Restated Articles of Incorporation will become effective upon their filing with the Missouri Secretary of State. The Board also has adopted corresponding amendments to our Amended Bylaws which will become effective only if the Amended and Restated Articles of Incorporation are approved by the shareholders. If the Amended and Restated Articles of Incorporation are not approved by the shareholders, then the Articles of Incorporation and the Amended Bylaws will remain unchanged and the Board will remain classified.

Vote Required. The affirmative vote of two-thirds of the holders of record of outstanding shares of common stock of the Company is required to amend and restate the Articles of Incorporation.

The Board of Directors recommends a vote FOR the amendment and restatement of the Articles of Incorporation to declassify the Board of Directors.

ITEM 5. PROPOSAL TO AMEND AND RESTATE THE COMPANY’S AMENDED

AND RESTATED 2009 INCENTIVE STOCK PLAN

The Board is asking you to approve the amendment and restatement of the Energizer Holdings, Inc. Amended and Restated 2009 Incentive Stock Plan (the “2009 Plan”) to increase the maximum number of shares authorized for issuance under the 2009 Plan by an additional 4,000,000 shares (for a total of 12,000,000 authorized shares) and to make other changes as described below. The Board approved the proposed share increase and these other changes to the 2009 Plan on November 4, 2013, subject to shareholder approval at the Annual Meeting. The changes to the 2009 Plan are summarized below and the full text of the Energizer Holdings, Inc. Second Amended and Restated 2009 Incentive Stock Plan (the “Second Amended Plan”) is attached to this proxy statement as Appendix B (proposed new text is underlined twice and proposed deleted text is crossed out). Because this is a summary, it may not contain all the information that may be important to you. You should read Appendix B carefully before you decide how to vote on this proposal.

Our shareholders approved the original 2009 Incentive Stock Plan in January 2009, and approved the 2009 Plan in January 2011. The 2009 Plan has a term of ten years and currently authorizes the grant of up to 8,000,000 shares of our common stock over that period. The purpose of the 2009 Plan is to promote the interests of the Company and its shareholders by:

•	attracting and retaining key employees,

•	tying the compensation of key employees to the performance of the Company, and

•	providing an opportunity for participants to increase their holdings of common stock.

The 2009 Plan permits the Board to grant stock options and other stock awards to individual directors, if the Board decides to do so. In addition, under the 2009 Plan, we have the ability to grant performance-based compensation awards that meet the requirements of Section 162(m) of the Internal Revenue Code (the “Code”) in order to preserve our ability to receive federal income tax deductions for the awards. As of November 15, 2013, the closing price of our common stock on the New York Stock Exchange composite index was $106.07.

The Board believes that our traditional policy of providing employees and non-employee directors with equity compensation (and thereby additional incentive and proprietary interest in our success) has been a material factor in our ability to attract and retain highly talented executives and non-employee directors, as well as maintain a performance-oriented culture.

Additional Shares Available for Issuance Under the Second Amended Plan

Our Board and management have determined that, based upon our historical grant rates, the number of shares remaining for issuance under the 2009 Plan will not permit us to continue issuing equity awards in the manner we have historically made such awards. If the Second Amended Plan is not approved by our shareholders, we believe our ability to attract, retain and motivate the talent we need to compete in our industry will be seriously and negatively impacted, which could affect our long-term success. Our Board thus believes that the Second Amended Plan is in the best interests of our shareholders so that the Company can continue to attract and retain highly talented executives, employees and non-employee directors.

The Board and the Nominating and Executive Compensation Committee considered a number of factors in determining the amount of additional shares that could be issued under the Second Amended Plan, including: (1) the number of shares remaining available under the Plan for future awards; (2) the number of outstanding stock options and stock appreciation rights outstanding; (3) the Company’s historical burn rate; (4) the Company’s historical overhang; and (5) the Company’s historical amount of equity awards granted in the past three fiscal years. These factors are discussed below:

Outstanding Awards and Remaining Share Availability. Set forth below is a table which summarizes certain terms of the equity grants made by the Company under the Energizer Holdings, Inc. 2000 Incentive Stock Plan (the “2000 Plan”) and the 2009 Plan as of November 15, 2013:

Aggregate number of stock options and stock appreciation rights outstanding under all of the Company’s incentive plans (including the 2009 Plan)	223,684
Weighted average exercise price of all outstanding stock options and stock appreciation rights under all of the Company’s incentive plans (including the 2009 Plan)	$59.51
Weighted average remaining term of all outstanding stock options and stock appreciation rights under all of the Company’s incentive plans (including the 2009 Plan)	4.07 years
Aggregate number of full-value awards under all of the Company’s incentive plans (including the 2009 Plan) that have not vested or been earned	1,513,239
Total number of shares available for grant under the 2009 Plan(1)	2,091,066

(1)	If all future grants are grants of restricted stock, such grants would be counted against shares available for issuance at a 1.95 to 1 ratio and only 1,072,342 grants of restricted stock could be made.

Burn Rate. One measure used by the Board and the committee to calculate the impact of the 2000 Plan and the 2009 Plan is burn rate. Burn rate is a measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans. As set forth in the table below, our burn rate for the last three fiscal years was calculated using International Shareholder Services, Inc.’s (“ISS”) publicly available burn rate methodology, which is: (i) the amount of options granted in a fiscal year, plus (ii)(a) the full value awards (i.e., restricted stock) granted as reported in our 10-K for such fiscal year, multiplied by (b) 2.5, our full value award multiplier, divided by (iii) our weighted average total common shares outstanding at the end of such fiscal year. Our full value award multiplier of 2.5 was determined from ISS’s publicly available guidelines, which indicate that based on our annual stock price volatility, one full value award counts as 2.5 option shares. As set forth in the table below, over the past three years, our annual burn rate has averaged 2.58%, which is below the industry burn rate cap of 2.82%.

	Options Granted	Full Value Awards Granted	Full Value Award Multiplier	Weighted Average Total Common Shares Outstanding at Fiscal Year End	Burn Rate (%)
Fiscal Year Ended September 30, 2013	0	500,000	2.5	62,100,000	2.01%
Fiscal Year Ended September 30, 2012	0	760,000	2.5	64,900,000	2.93%
Fiscal Year Ended September 30, 2011	0	780,000	2.5	69,600,000	2.80%
Annual Burn Rate Three Year Average					2.58%

Overhang. An additional measure used by the Board and the committee to measure the cumulative impact of the 2000 Plan and the 2009 Plan is “overhang.” As shown in the table below, our overhang was calculated by taking (i) the total number of unexercised stock options, unvested restricted stock and vested deferred stock at the end of a fiscal year, divided by (ii) the weighted average total common shares outstanding at the end of such fiscal year. As set forth in the table below, over the past three fiscal years, our overhang has averaged 4.08%.

	Unexercised Stock Options, Unvested Restricted Stock and Vested Deferred Stock	Weighted Average Total Common Shares Outstanding at Fiscal Year End	Overhang (%)
Fiscal Year Ended September 30, 2013	2,150,342	62,100,000	3.46%
Fiscal Year Ended September 30, 2012	2,914,797	64,900,000	4.49%
Fiscal Year Ended September 30, 2011	2,982,421	69,600,000	4.29%
Annual Overhang Three Year Average			4.08%

Historical Amount of Equity Awards Granted. The total number of shares subject to equity awards granted in each of the last three fiscal years, including shares forfeited or cancelled, based on a 1.95 to 1 ratio as set forth in the 2009 Plan, were approximately 975,000 shares in fiscal year 2013, approximately 1,482,000 shares in fiscal year 2012, and approximately 1,521,000 shares in fiscal year 2011, or an average of approximately 1,326,000 shares per fiscal year. Assuming continuation at such three-year average, the Company would no longer have any shares remaining for issuance under the 2009 Plan by the end of fiscal year 2014. Thus, the Board and the Nominating and Executive Compensation Committee decided that it is appropriate to increase the number of shares available for issuance under the 2009 Plan at this time. They believe the proposed increase of 4,000,000 shares that could be issued under the Second Amended Plan would secure an adequate number of shares to fund restricted stock awards at a 1.95 to 1 ratio for approximately three years.

Our Board and the Nominating and Executive Compensation Committee believe that the proposed 4,000,000 shares are a reasonable increase in shares of common stock available for issuance under the Second Amended Plan, which would allow us to continue awarding equity incentives, an important part of our overall compensation program.

Best Practices Under the Plan

The Second Amended Plan reflects our commitment to best practices, including:

•	No Evergreen Features. The maximum number of shares that can be issued under the Second Amended Plan is fixed and cannot be increased without shareholder approval.

•	No Repricing or Reload Rights. The Second Amended Plan prohibits the repricing of outstanding stock options or substituting lower-priced stock options for outstanding higher-priced options without shareholder approval. Additionally, the Second Amended Plan prohibits the grant of any options that contain so-called reload rights, which are provisions entitling the option recipient to the automatic grant of additional options in connection with the exercise of the original option.

•	Administration by Nominating and Executive Compensation Committee. The Second Amended Plan is administered by the Board’s Nominating and Executive Compensation Committee, which consists solely of independent, non-employee directors. The committee has the authority to select employees to receive awards, to determine the types of awards and the number of shares of common stock covered by awards, and to set the terms and conditions of awards. However, the full Board of Directors will determine the amount, terms and conditions of restricted stock equivalent awards, stock options or other stock awards granted to directors.

Other Proposed Changes to the Plan

In addition to increasing the number of shares for issuance under the 2009 Plan, the amendments to the 2009 Plan would, among other things:

•	clarify that the fair market value of our common stock will be determined on the immediately following day if our common stock is not traded on the date at issue;

•	remove phantom stock options from the 2009 Plan;

•	add a definition of “Restricted Equivalent Awards” to the 2009 Plan, which includes a right to receive shares of common stock or cash equal to either (i) a set number of shares of common stock or (ii) a number of shares of common stock determined under a formula or other criteria, as of specified vesting and/or payment dates. An award of Restricted Stock Equivalents may entitle the holder to an amount of cash dividends that have accrued on shares of common stock issued to the holder since the date of grant only if the related Restricted Stock Equivalents vest;

•	clarify the definition of “Termination for Cause” to specify that an employee’s willful engagement in gross misconduct must materially injure the Company (as determined in good faith by the Nominating and Executive Compensation Committee), or the employee must be convicted of a felony or enter a plea of nolo contendere to such a crime in order for his or her termination to be considered for cause;

•	provide that consultants and advisors to the Company or an affiliate of the Company selected by the Nominating and Executive Compensation Committee also are eligible to receive awards under the 2009 Plan;

•	clarify that the following will not be applied to reduce the total number of shares available for awards under the 2009 Plan: (i) dividends or dividend equivalents paid in cash in connection with outstanding awards; (ii) any shares of common stock subject to an award which is forfeited, cancelled, terminated, expires or lapses; (iii) shares of common stock and any awards which are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of an acquisition of the employing company with or by the Company; and (iv) with respect to awards that by their terms will be settled in cash, the number of shares on which the award is based;

•	clarify the ultimate discretion of the Board to determine employees eligible to receive awards and the amount and type of such awards, and to administer the 2009 Plan;

•	give the Nominating and Executive Compensation Committee (or, if no committee has been appointed, the Board) the authority to delegate administration of the 2009 Plan to a Board committee or a sub-committee;

•	provide that the maximum annual cash award that may be granted to an employee or director during one fiscal year in performance-based awards may not exceed $20 million;

•	permit the Nominating and Executive Compensation Committee to include provisions in an award agreement to address treatment of the award in the event of a change of control of the Company, as defined in the 2009 Plan. In the event of a change of control, the committee also may cancel any outstanding awards and pay the holders thereof the value of such awards in cash or stock, or provide for the assumption of or issuance of substitute awards with substantially the same terms;

•	add restrictions on the exercise price and exercisability of an incentive stock option if at the time such option is granted the employee owns more than 10% of the voting power of the Company;

•	specify how all actions related to stock-related deferred compensation must satisfy the requirements of Section 409A of the Code;

•	update the performance-based criteria used to develop performance goals for awarding performance-based awards intended to be exempt from the limitations of Section 162(m) of the Code to covered employees;

•	add that in addition to the option of reducing the number of shares of common stock payable under an award, the Company shall satisfy any tax withholding obligations resulting from recipients’ participation in the 2009 Plan by any of the following additional options: (1) withholding from the recipient’s compensation; (2) requiring the recipient to make a cash payment to the Company before receiving shares or cash pursuant to an award; (3) if the award is settled in cash, withholding from the cash settlement; (4) selling shares of common stock on the market; or (5) any other means set forth in the award agreement;

•	modify the amendment provision to remove the restriction that no amendment may withdraw the authority of the Nominating and Executive Compensation Committee to administer the 2009 Plan;

•	clarify that any award will be subject to such deductions and clawbacks as may be required to be made pursuant to law or any Company policy, and that any award shall be subject to any non-compete provisions under the terms of the award agreement or any other agreement or policy adopted by the Company;

•	clarify that the terms of the 2009 Plan shall be subject to construction under the laws of the State of Missouri;

•	authorize the Nominating and Executive Compensation Committee to establish sub-plans under the 2009 Plan for purposes of satisfying laws of jurisdictions in which the Company intends to grant awards;

•	authorize the Nominating and Executive Compensation Committee to grant awards under the 2009 Plan in substitution for awards held by employees of other corporations who are about to become employees, or whose employer is about to become an affiliate, of the Company due to a merger or acquisition with the Company; and

•	clarify that the Nominating and Executive Compensation Committee’s determinations under the 2009 Plan need not be uniform and may be made selectively among persons who are eligible to receive, or who actually receive, awards.

A summary of the principal features of the 2009 Plan, as proposed to be amended and restated under this proposal, appears below. This summary is not a complete description of all provisions of the Second Amended Plan and is qualified in its entirety by the specific language of the Second Amended Plan attached as Appendix B hereto.

Vote Required. The affirmative vote of a majority of the voting power represented in person or by proxy and entitled to vote is required for approval of the amendment and restatement of the 2009 Plan.

The Board of Directors recommends a vote FOR the approval of the amendment and restatement of the 2009 Plan.

Description of the Second Amended Plan

Administration

As noted above, the Second Amended Plan is administered by the Board’s Nominating and Executive Compensation Committee. The committee (or the Board, if it so determines in its sole discretion or in the absence of the Committee) will have the following administrative powers under the Second Amended Plan:

•	The committee (or Board) shall determine the employees (or directors) eligible to receive awards, and the amount, type, and terms of each award.

•	The committee (or Board) may rely on reports, opinions or statements of officers or employees, as well as those of counsel, public accountants, and other professionals or experts.

•	The committee’s (or Board’s) determinations are final, conclusive, and binding on all parties.

•	The committee (or Board) has full power and discretionary authority to construe and interpret the Second Amended Plan, establish rules and regulations, and perform all other acts it believes reasonable and proper.

The committee, or Board if no committee has been appointed, may delegate all or some of its responsibilities and administrative powers under the Second Amended Plan to committees or subcommittees of one or more members of the Board, subject to resolutions adopted from time to time by the Board. Any authority granted to the committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any award intended to qualify for favorable treatment under Code Section 162(m) to cease to qualify for such treatment. To the extent that any permitted action taken by the Board conflicts with action taken by the committee, the Board action shall control. To the extent the Board has delegated any authority under the Second Amended Plan to another committee of the Board, such authority shall not be exercised by the committee unless expressly permitted by the Board in connection with such delegation.

Eligible Participants

•	Any employee or officer of the Company or any of its subsidiaries, and consultants and advisors to the Company or an affiliate (approximately 15,000 people) are eligible for any award under the Second Amended Plan if selected by the committee.

•	Any of the non-employee directors of the Company (10 people) is eligible to receive restricted stock equivalents, stock options or other stock awards under the Second Amended Plan if authorized by the full Board of Directors.

Shares Authorized. As proposed, the number of shares of common stock which are authorized for awards under the Second Amended Plan is 12,000,000. The number of shares authorized is subject to certain adjustments to reflect, for example, stock splits or other corporate restructurings. The pool of authorized shares is a “fungible” pool, meaning that it may be used for grants of restricted stock and stock equivalent awards, including performance-based awards, as well as for stock options or stock appreciation rights. However, if restricted stock and stock equivalent awards are granted, they will count as utilizing 1.95 of the authorized shares for each share actually granted, while options and stock appreciation rights will count as utilizing one share for each option share actually granted.

If any award is forfeited or expires, all shares which were not issued under the award will become available for additional awards under the Second Amended Plan. However, the following shares will not increase the pool of authorized shares available for awards under the Second Amended Plan:

•	shares of common stock tendered as full or partial payment to the Company upon exercise of options,

•	shares reserved for issuance upon grant of stock appreciation rights (“SARs”), to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs, and

•	shares withheld by the Company in satisfaction of withholding obligations upon the lapse of restrictions on restricted stock or stock equivalents or upon any other payment or issuance of shares under the Second Amended Plan.

Any awards that may be payable in cash will not be counted against the reserve unless the actual payment is made in shares of common stock instead of cash.

The following will not be applied to reduce the total number of shares available for awards under the Second Amended Plan:

•	dividends paid in cash in connection with outstanding awards;

•	any shares of common stock subject to an award which is forfeited, cancelled, terminated, expires or lapses; and

•	shares of common stock and any awards which are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of an acquisition of the employing company with or by the Company.

Maximum Number of Shares. The maximum number of shares of common stock that may be the subject of performance-based awards for purposes of Section 162(m) of the Code (excluding stock options and stock appreciation rights) granted under the Second Amended Plan to an employee or director during any one fiscal year is 500,000. The maximum number of shares of common stock that may be the subject of stock options and stock appreciation rights granted to any individual during any one fiscal year is also 500,000.

Types of Awards. The Second Amended Plan permits the grant of a variety of different types of awards:

•	restricted stock, stock equivalent awards, and restricted equivalent awards, including performance-based awards;

•	stock options, including options with performance conditions;

•	stock appreciation rights; and

•	other awards valued by reference to our common stock.

Awards may be granted for any amount of cash consideration or for no cash consideration as long as legal requirements are met.

Restricted Stock, Stock Equivalent Awards and Restricted Equivalent Awards: Restricted stock awards are awards of stock that are subject to forfeiture during a pre-established period if certain conditions (for example, continued employment or attainment of pre-determined performance goals) are not met. The terms of a restricted stock award are determined by the Nominating and Executive Compensation Committee (or, for directors, by the Board) and are set forth in an award agreement. Restricted shares may not be sold, assigned, transferred, pledged or otherwise disposed of while the shares are subject to forfeiture. Restricted equivalent awards are awards to receive shares of common stock or cash equal to either a set number of shares of common stock or a number of shares of common stock determined under a formula or other criteria, as of specified vesting and/or payment dates. Restricted stock equivalent awards may be settled in cash, shares of common stock or a combination of cash and shares, as determined by the Nominating and Executive Compensation Committee and as set forth in the award agreement. An employee or director who receives restricted stock equivalents shall have no ownership interest in the shares of common stock to which the restricted stock equivalents relate unless and until payment with respect to such restricted stock equivalents is actually made in shares of common stock. Their terms are also approved by the committee or the Board, and they also may not be sold, assigned or transferred during the restricted period. At the time when a restricted stock award or restricted stock equivalent vests and/or becomes payable, the Company shall pay, unless the award agreement provides otherwise, the holder the amount of cash dividends that have accrued on shares of common stock issued to the holder under the terms of the award since the date of grant.

Stock Options: The Nominating and Executive Compensation Committee or Board may grant stock options that qualify as “incentive stock options” under Section 422 of the Code (“ISOs”) or options that do not so qualify (“Non-Qualified Options”).

All options granted are subject to the following:

•	Options are not exercisable (unless accelerated) for at least one year after they are granted, and they are not exercisable more than ten years after grant.

•	The exercise price will not be less than the fair market value of our common stock on the grant date.

•	The Nominating and Executive Compensation Committee or the Board will determine the vesting schedule of options granted under the Second Amended Plan and may also impose additional conditions on exercise, including performance goals.

•	The exercise price must be paid at the time the option is exercised in either cash or in other shares of common stock or through a broker cashless exercise program authorized by the Company; through Net Exercise or Swap Exercise as described in the Second Amended Plan, or by any other means approved by the Nominating and Executive Compensation Committee prior to the date of the option exercise.

Stock Appreciation Rights: The holder of a SAR is entitled to receive the excess of the fair market value of a specific number of shares on the date of exercise over the value of those shares on the date the award was granted. Payment of the excess will be in cash unless the Nominating and Executive Compensation Committee or the Board elects to make payment in shares of common stock. If granted, the committee or the Board would determine the vesting schedule of SARs granted under the 2009 Amended Plan and could impose additional conditions on exercise.

Except for adjustments to reflect stock splits, mergers and other certain corporate transactions and restructurings, stock options and SARs may not be repriced (whether through modification of the exercise or grant price after the date of grant or through an option or SAR exchange program) without the approval of the Company’s shareholders.

Other Stock-Based Awards: Other stock-based awards are awards other than restricted stock, stock equivalent awards or restricted equivalent awards, stock options or stock appreciation rights which are denominated or valued in whole or in part by reference to the value of our common stock. The purchase, exercise, exchange or conversion of other stock-based awards would be on such terms and conditions and by such methods specified by the Nominating and Executive Compensation Committee and set forth in an award agreement.

Provisions for Foreign Participants: The Board of Directors or the Nominating and Executive Compensation Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the Second Amended Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Performance Criteria. Any award granted under the Second Amended Plan may be conditioned on the attainment of one or more performance goals over a specified performance period. If the Nominating and Executive Compensation Committee intends that an award made to a “covered employee” (generally the chief executive officer and the four other most highly compensated executive officers) will constitute “performance-based” compensation within the meaning of Section 162(m) of the Code, then the performance goals will be based on one or more of the following criteria:

•	earnings per share, net earnings per share or growth in such measures;

•	revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes);

•	return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales);

•	cash flow return on investments which equals net cash flows divided by owners’ equity;

•	controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division);

•	operating earnings or net operating earnings;

•	costs or cost control;

•	share price (including, but not limited to, growth measures);

•	total shareholder return (stock price appreciation plus dividends);

•	economic value added;

•	earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	operating margin or growth in operating margin;

•	market share or growth in market share;

•	cash flow, cash flow from operations or growth in such measures;

•	sales revenue or volume or growth in such measures;

•	gross margin or growth in gross margin;

•	productivity;

•	brand contribution;

•	product quality;

•	corporate value measures;

•	goals related to acquisitions, divestitures or customer satisfaction;

•	diversity;

•	index comparisons;

•	debt-to-equity or debt-to-stockholders’ equity ratio;

•	working capital;

•	risk mitigation;

•	sustainability and environmental impact; or

•	employee retention.

Performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function or consolidated basis and may be measured absolutely or relatively to the Company’s peers. In establishing the performance goals, the committee may provide that the performance goals will be adjusted to account for the effects of:

•	acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, or exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock;

•	a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company), or any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Code);

•	any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company; or

•	other unusual or extraordinary items.

In no event will dividends or dividend equivalents be paid with respect to any performance-based award which does not vest and/or for which the applicable performance goals are not achieved.

Federal Income Tax Consequences: The following is a brief description of the principal U.S. federal income tax consequences, based on current law, of awards under the Second Amended Plan:

Restricted Stock, Restricted Stock Equivalents, Restricted Equivalent Awards and Other Stock-Based Awards: Generally, restricted stock, stock equivalent awards or restricted equivalent awards will not be taxed to a recipient until restrictions lapse on all, or any portion, of the award.

•	When any portion of an award is released from restrictions, the fair market value of those shares on the date the restrictions lapse will be included in the recipient’s income for that year and will be taxed at ordinary income tax rates. The Second Amended Plan mandates that the Company shall satisfy any federal, state, foreign or local income tax, social insurance contributions, or other withholding obligations by any of the following means: (1) by reducing the number of shares of common stock otherwise payable under such award to the extent the award is settled in shares; (2) by withholding from the recipient’s salary, compensation or other payments made to him or her; (3) by requiring the recipient to make a cash payment to the Company or one of its affiliates in advance of receiving shares pursuant to the award; (4) withholding from the cash settlement to the extent the award is settled in cash; (5) selling shares of common stock on the market either through a cashless exercise transaction or other sale on the market; or (6) any other means set forth in the award agreement.

•	The recipient’s basis in the stock received will be equal to the amount included in income, and the holding period will begin on that date.

•	The recipient may elect to have a restricted stock award (but not a stock equivalent award) treated as taxable income in the year granted, and in that case the recipient will be taxed at ordinary income tax rates on the fair market value of the award on the date of grant. Any future appreciation in value of those shares at the time they are sold will be taxed as capital gain, and any decline will be treated as a capital loss. If the recipient elects to be taxed in the year the award is granted, and the award is later forfeited before restrictions lapse, any income taxes paid will not become recoverable and any income taxes due shall remain due.

•	The Company will have deductible expense equal to the fair market value of the shares equal to the amount included in the individual’s ordinary income in whatever year an employee or director recognizes ordinary income as a result of the award.

Options and SARs: The tax consequences for recipients of options or SARs under the Second Amended Plan are as follows:

•	The grant of an option or SAR generally will not result in taxable income for the recipient.

•	Upon the exercise of a Non-Qualified Option, the recipient will be required to include the difference between the fair market value of the shares of common stock acquired and the exercise price. The Company will be entitled to a tax deduction equal to the amount the recipient includes in income. The Second Amended Plan mandates that applicable federal, state, foreign or local income tax, social insurance contributions, or other withholding obligations shall be satisfied as set forth above in the first bullet point under “Restricted Stock, Restricted Stock Equivalents, Restricted Equivalent Awards and Other Stock-Based Awards.”

•	The recipient will not be required to include any amount in his or her taxable income, and the Company will not be entitled to a deduction, upon the exercise of an ISO if certain requirements are met. However, upon ISO exercise, the recipient may be required to include the difference between the fair market value of the shares underlying an ISO and the ISO exercise price as a tax preference item includible in Alternative Minimum Taxable Income, and this amount may potentially be subject to Alternative Minimum Tax.

•	The recipient will be required to include the amount of cash or fair market value of any shares received upon exercise of a SAR in the recipient’s ordinary income at the time of such exercise. The Company will be entitled to a deduction equal to the amount included in the recipient’s income upon such exercise.

•	The tax consequences upon a sale of the shares acquired in an exercise of a Non-Qualified Option will depend on how long the shares were held prior to sale. Generally, any gain or loss recognized upon sale of the shares acquired in an exercise of a Non-Qualified Option will be capital gain or loss.

•	If the recipient disposes of shares acquired upon the exercise of an ISO within two years from the date of grant of such ISO or within one year of the date of exercise (“Early Disposition”), the recipient will be required to include, at the time of the disposition, the lesser of (a) the fair market value of the shares on the date of exercise over the option exercise price, or (b) the amount realized on the disposition over the option exercise price. The Company will be entitled to a deduction at the time of such Early Disposition equal to the amount included in the recipient’s income at such time. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will generally be long- or short-term capital gain, depending upon the holding period of the shares. If the recipient disposes of such shares in an Early Disposition for less than his or her basis in the shares, the difference between the amount realized and such basis will generally be a long- or short-term capital loss, depending upon the holding period of the shares.

•	If the recipient exercises an option through the provision of shares owned prior to such exercise (“Old Shares”), and such Old Shares surrendered were acquired by exercise of an ISO, then the provision of such Old Shares will not constitute an Early Disposition of the Old Shares unless the option being exercised is an incentive stock option and the holding period for such Old Shares, described above, has not been met at the time of the surrender of such Old Shares. The federal income tax consequences of an Early Disposition are discussed above.

•	If shares acquired upon exercise of an ISO are not disposed of for at least one year after exercise and two years from the date that the ISO was granted, the recipient will recognize long-term capital gain or loss in an amount equal to the difference between the option exercise price and the sale price of the shares upon disposition of such shares.

•	Any gain realized upon the sale of shares acquired in the exercise of a Non-Qualified Option or SAR for an amount greater than their fair market value on the date of exercise will be capital gain and any loss will be capital loss. Generally there will be no tax consequences to the Company in connection with the disposition of shares acquired in the exercise of an option or SAR, except that the Company may be entitled to a tax deduction in the case of a sale of ISO shares before the holding periods described above have been satisfied.

Other Tax Considerations: Section 162(m) of the Code places a $1,000,000 annual limit on the compensation deductible by the Company that is paid to covered employees, as described above. The limit, however, does not apply to “performance-based compensation.” The Company intends to grant awards of stock options and SARs under the Second Amended Plan that are designed to qualify as performance-based compensation. However, the Company may grant awards resulting in non-deductible compensation where it is in the best interests of the Company and its shareholders. In addition, the Company generally designs restricted stock and restricted stock equivalent awards payable upon the attainment of performance goals under the Second Amended Plan with the goal they qualify as performance-based compensation.

Awards that are granted, accelerated, or enhanced with respect to a change in control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Section 280G of the Code if the aggregate value of such excess parachute payments exceeds a certain amount determined by reference to historical W-2 compensation. The existence of “excess parachute payments” upon a change in control could give rise to a 20% excise tax on the recipient on amounts paid as a result of such change in control and a loss of a deduction to the Company with respect to such amounts.

Section 409A of the Code regulates the time and form of payment of non-qualified deferred compensation. Failure to satisfy Section 409A could result in immediate income inclusion of deferred amounts, a 20% addition to income tax for such amounts, and interest penalties. Options and SARs may be exempt from Section 409A if they meet certain requirements, and the options and SARs awarded under the Second Amended Plan are generally intended to be exempt from Section 409A. To the extent awards granted under the Second Amended

Plan are subject to Section 409A, the Company expects to administer such awards and the Second Amended Plan in a manner consistent with the requirements of that Code section and applicable regulations.

State and local tax consequences may in some cases differ from the federal tax consequences. In addition, awards under the Second Amended Plan may be made to employees who are subject to tax in jurisdictions other than the United States and may result in consequences different from those described above.

Adjustments. Certain corporate transactions or events such as an extraordinary dividend, stock split-up, stock dividend, spin-off, issuance of targeted stock, recapitalization, warrant or rights issuance, or combination, exchange or reclassification with respect to the Company’s common stock or any other class or series of Company common stock, or consolidation, merger or sale of all, or substantially all, of the assets of the Company may directly affect the number of outstanding shares and/or the value of the outstanding Company common stock. If such transactions occur, the Nominating and Executive Compensation Committee shall adjust the number of shares which may be granted under the Second Amended Plan, as well as the limits on individual awards. The committee or the Board shall adjust the number of shares and the exercise price under outstanding options, and the performance goals of any options or awards, and may make other adjustments which are thought appropriate to protect the value of the award to the recipient.

Transferability. Awards granted under the Second Amended Plan may not be transferred except:

•	by beneficiary designation;

•	by will or the laws of descent and distribution; or

•	if permitted by the Nominating and Executive Compensation Committee, to an immediate family member, family trust or family partnership.

Amendments. The Board of Directors may amend, suspend or terminate the Second Amended Plan at any time, provided that no such amendment will be made without shareholder approval if such approval is required under applicable law or if such amendment would increase the total number of shares of common stock that may be granted under the Second Amended Plan. In addition, no amendment may:

•	increase the limit on the number of shares which are the subject of awards granted to any individual; or

•	change the terms of any awards granted before the amendment in an adverse manner without the consent of the recipient.

Term. The Plan will continue until December 31, 2018, unless replaced or terminated at an earlier time.

Plan Benefits

Our directors and named executive officers have an interest in this proposal as they would be eligible to receive equity awards under the Second Amended Plan.

Except as discussed under “Director Compensation,” the selection of individuals who will receive awards under the Second Amended Plan, if the amendment proposal is approved by the shareholders, and the amount of any such awards, is discretionary and determined from time to time by the Nominating and Executive Compensation Committee and the Board and is therefore not presently determinable. Information regarding awards granted under the 2009 Plan to the named executive officers is set forth in the “Grants of Plan-Based Awards Table” above. Equity awards for a total of approximately 170,338 shares were granted under the 2009 Plan in fiscal year 2013 to all executive officers as a group, and equity awards for a total of approximately 317,676 shares were granted under the 2009 Plan in fiscal year 2013 to employees who are not executive officers.

As discussed in “Director Compensation,” each non-employee director currently receives an annual $100,000 restricted stock equivalent grant with vesting upon grant, and effective December 31, 2013, each non-employee director will receive a $110,000 restricted stock equivalent grant on the first business day in January of each year with one-year vesting and an option to defer in January of each year. In addition, each new director receives a grant of restricted stock equivalents with a grant date value of $100,000, which equivalents would vest three years from the date of vest. The “Director Compensation Table” on page 15 sets forth compensation received by independent directors during fiscal year 2013.

Aggregate Past Grants Under the 2009 Plan

As of November 15, 2013, awards covering 7,194,297 shares of our common stock had been granted under the 2009 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below as of that date:

	Number of Options Granted	Number of Time Based Restricted Stock Units Granted	Number of Performance Based Restricted Stock Units Granted
Named Executive Officers:
Ward M. Klein, Chief Executive Officer	38,000	108,789	334,774
Daniel J. Sescleifer, Executive Vice President and Chief Financial Officer	25,000	27,005	88,017
David P. Hatfield, President & CEO, Energizer Personal Care	30,000	25,010	81,097
Alan R. Hoskins, President and CEO, Energizer Household Products	12,500	17,127	57,524
Peter J. Conrad, Vice President, Human Resources	15,000	17,466	54,076
All current executive officers as a group (9 persons)	128,000	251,702	721,795
All current non-executive officer directors as a group (10 persons)	0	2,411	0
Each nominee for election as a director:
James C. Johnson	0	1,009	0
Ward M. Klein	38,000	108,789	334,774
W. Patrick McGinnis	0	0	0
John R. Roberts	0	0	0
Each associate of any such directors, executive officers or nominees	0	0	0
Each other person who received or is to receive 5% or more of the options, warrants or rights under the 2009 Plan	0	0	0
All employees, including all current officers who are not executive officers or directors, as a group	138,750	1,400,906	874,321

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of September 30, 2013:

Plan Category	(1) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below)
Equity compensation plans approved by security holders	2,150,342	$59.57	2,678,491
Equity compensation plans not approved by security holders	None	N/A	None
Total	2,150,342	$59.57	2,678,491

(1)	The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2013, includes 1,908,953 restricted stock equivalents which have been granted under the terms of the Energizer Holdings, Inc. 2000 Incentive Stock Plan (pursuant to which no further equity awards may be made) and the Energizer Holdings, Inc. Amended and Restated 2009 Incentive Stock Plan. Since September 30, 2013, 426,216 of the outstanding equivalents granted under either plan have vested and converted into outstanding shares of our common stock, and 157,905 of the outstanding equivalents as of that date, granted under either plan, have subsequently been forfeited and will not convert into outstanding shares of our common stock. An additional 459,149 restricted stock equivalents have been granted. 1,074,840 of the aggregate outstanding equivalents under both plans either (i) vest over varying periods of time following grant, and at that time, convert, on a one-for-one basis, into shares of common stock, or (ii) have already vested but conversion into shares of our common stock has been deferred, at the election of the recipient, until retirement or termination of employment. An additional 709,141 equivalents granted in 2013, 2012 and 2011 will vest only upon achievement of three-year performance measures.

Since September 30, 2013, an additional 17,705 options granted under either plan have been exercised.

Includes 8,546 restricted stock equivalents granted to individuals that are vested but will not be released until the recipients meet the required six month delay.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.
(3)	This number only reflects securities available under the 2009 Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 1.95 to 1 ratio.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The following table shows, as of November 1, 2013, the holdings of the Company’s common stock by any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class Outstanding(1)
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland 21202(2)	3,859,279	(2)	6.18%
BlackRock, Inc. 40 East 52nd Street, New York, New York 10022(3)	4,877,920	(3)	7.81%
JP Morgan Chase & Co. 270 Park Ave., New York, New York 10017(4)	3,346,338	(4)	5.36%
(1)	On November 1, 2013, there were 62,443,520 shares of the Company’s common stock outstanding.
(2)	As reported in a statement on Schedule 13G filed with the SEC on February 13, 2013. T. Rowe Price Associates, Inc. reported, as of December 31, 2012, sole voting power over 1,220,529 of such shares and sole dispositive power over 3,859,529 of such shares.
(3)	As reported in a statement on Schedule 13G filed with the SEC on February 7, 2013. BlackRock, Inc.
and related entities reported, as of December 31, 2012, sole voting power and sole dispositive power over 4,877,920 of such shares.
(4)	As reported in a statement on Schedule 13G/A filed with the SEC on January 22, 2013. JP Morgan Chase & Co. and related entities reported, as of December 31, 2012, sole voting power over 3,047,441 of such shares, shared voting power over 111,635 of such shares, sole dispositive power over 3,229,996 of such shares, and shared dispositive power over 115,905 of such shares.

Ownership of Directors and Executive Officers. The table below contains information regarding beneficial common stock ownership of directors and executive officers as of November 15, 2013. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

Directors And Executive Officers	Shares Beneficially Owned	Shares held in Savings Investment Plan (A)	Options Exercisable Within 60 Days	Stock Equivalents held in the Deferred Compensation Plan	% of Shares Outstanding (B) (*denotes less than 1%)
Bill G. Armstrong	5,500	0	4,500	19,240	*
Daniel J. Heinrich	1,500	0	0	2,235	*
R. David Hoover	17,000(D)	0	0	30,195	*
John C. Hunter	0	0	10,000	12,066	*
James C. Johnson	0	0	0	163	*
John E. Klein	10,000(D)	0	0	20,332	*
W. Patrick McGinnis	18,025	0	0	8,685	*
J. Patrick Mulcahy	546,431(C)	0	0	20,320	*
Pamela M. Nicholson	24,674(D)	0	0	23,437	*
John R. Roberts	20,000(D)	0	0	8,958	*
Ward M. Klein	204,639(D)	5,195	83,000	141,716	*
David P. Hatfield	44,705(D)	314	35,000	10,805	*
Alan R. Hoskins	2,100	0	12,500	0	*
Daniel J. Sescleifer	57,498(D)	0	25,000	5,831	*
Peter J. Conrad	2,937(D)	0	7,500	0	*
All Executive Officers and Directors as a Group (19 persons)	971,854(D)	5,509	177,500	310,948	2.3%
(A)	Column indicates the approximation of the number of shares of common stock as to which participants in our savings investment plan have voting and transfer rights as of November 15, 2013. Shares of common stock which are held in the plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the fund and the market price of the stock.

(B)	The number of shares outstanding for purposes of this calculation was the number outstanding as of November 15, 2013 plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days, by all officers and directors, the conversion of vested stock equivalents as well as equivalents that vest within 60 days and the number of stock equivalents held in the deferred compensation plan.

(C)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of common stock owned by his wife and 111 shares owned by his step-daughter.
(D)	Includes vested common stock equivalents which will convert to shares of common stock upon the individual’s retirement, resignation from the Board or termination of employment with the Company. The number of vested equivalents credited to each individual officer or director is as follows: Mr. Hoover, 10,000; Mr. Roberts, 10,000; Mr. J. Klein, 10,000;

Ms. Nicholson, 10,000; Mr. W. Klein, 131,524; Mr. Sescleifer, 39,256; Mr. Hatfield, 38,906; Mr. Conrad, 2,937 and all other executive officers, 0. This amount also includes the time-based equivalents and performance-based equivalents which vested between October 12, 2013 through November 7, 2013. The number of time-based equivalents that vested during this period for each officer is as follows: Mr. Klein, 22,985; Mr. Sescleifer, 5,700; Mr. Hatfield, 5,700; Mr. Hoskins, 3,487; Mr. Conrad, 3,630; and all other executive officers, 13,601. The number of performance-based equivalents that vested during this period for each officer is as follows: Mr. Klein, 19,789; Mr. Sescleifer, 4,907; Mr. Hatfield, 4,907; Mr. Hoskins, 3,002; Mr. Conrad, 3,125; and all other executive officers: 9,891.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors has adopted a written policy regarding the review and approval or ratification of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee of the Board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties, and determining the extent of the related party’s interest in the transaction.

In adopting the policy, the Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•	Officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•	Transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•	Charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts;

•	Transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services; and

•	Transactions related to our joint ownership of corporate aircraft, including reimbursement of expenses associated with ownership or use of the aircraft, provided that the terms of ownership and reimbursement were previously approved by our Board of Directors.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

During fiscal 2013, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

OTHER BUSINESS

The Board knows of no business which will be presented at the 2014 Annual Meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for 2015 Annual Meeting”.

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The SEC has approved a rule permitting the delivery of a single Notice Regarding the Availability of Proxy Materials, and set of Annual Reports and Proxy Statements (if paper copies of such documents have been delivered or requested), to any household at which two or more shareholders reside, unless we have received contrary instructions from one or more of the shareholders residing in such household. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as “householding”, reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we will deliver only one copy of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and related Annual Report (if paper copies of such documents have been delivered or requested) to multiple shareholders who share an address, unless we receive contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our Notice Regarding the Availability of Proxy Materials, our Proxy Statement or Annual Report, either now or in the future, we will promptly deliver, upon your written or oral request submitted as set forth below, a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report, as applicable and as requested, to any shareholder at your address to which a single copy was delivered. If you and other shareholders in your household are currently receiving multiple copies of the Notice Regarding the Availability of Proxy Materials, and this Proxy Statement and our Annual Report (if paper copies of such documents have been delivered or requested) and would like only one copy to be sent to your household, upon your written request, we will discontinue delivering multiple copies of such document(s) to your household and only deliver one copy. Notice should be given to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2000).

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Any proposals to be presented at the 2015 Annual Meeting of Shareholders, which is expected to be held on January 26, 2015, must be received by the Company, directed to the attention of the Secretary, no later than August 14, 2014 in order to be included in the Company’s Proxy Statement and form of proxy for that meeting. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC and our bylaws.

In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2015 Annual Meeting, the notice would have to be received between September 29, 2014 and October 29, 2014. However, in the event that (i) no annual meeting is held in 2014 or (ii) the date of the 2015 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the 2014 Annual Meeting, notice must be received not earlier than the 120th day prior to the date of the 2015 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of 2015 Annual Meeting, or the seventh day following the day on which notice of the date of the meeting was mailed or on which public notice of the meeting was given. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our bylaws, including:

•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous five years;
•	the nominee’s consent to being named as a nominee and to serving on the Board;
•	the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the Annual Meeting to disclose such ownership as of the record date), which includes:

¡	shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;
¡	any short interest with respect to common stock;
¡	any derivative instruments held by a partnership in which the nominee has a partnership interest; and
¡	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Meeting of Shareholders at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Executive Compensation Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company during the same period as director nominations described above. Such notice must include a description of the proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of our bylaws will be provided without charge upon written request to the Secretary.

By order of the Board of Directors,

Mark S. LaVigne Vice President, General Counsel & Secretary

December 12, 2013

APPENDIX A – PROPOSED AMENDED AND RESTATED ARTICLES OF INCORPORATION

(Additions are underlined twice; deletions are struck out.)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ENERGIZER HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is Energizer Holdings, Inc.

ARTICLE TWO

The address, including street and number, if any, of the Corporation’s registered office in this state is 120 South Central Avenue, Clayton, Missouri 63105 and the name of its agent at such address is C T Corporation System.

ARTICLE THREE - AUTHORIZED SHARES

A.      CLASSES AND NUMBER OF SHARES

The aggregate number, class and par value of shares of capital stock which the Corporation shall have authority to issue is Three Hundred and Ten Million (310,000,000) shares of stock, consisting of:

1.    Three hundred million (300,000,000) shares of common stock, par value $.01 per share (“Common Stock”); and

2.    Ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock”).

All preemptive rights of shareholders are hereby denied, so that no stock or other security of the Corporation shall carry with it and no holder or owner of any share or shares of stock or other security or securities of the Corporation shall have any preferential or preemptive right to acquire additional shares of stock or of any other security of the Corporation. All cumulative voting rights are hereby denied, so that no stock or other security of the Corporation shall carry with it and no holder or owner of any share or shares of such stock or security shall have any right to cumulative voting in the election of directors or for any other purpose. The foregoing provisions within this paragraph are not intended to modify or prohibit any provisions of any voting trust or agreement between or among holders or owners of shares of stock or other securities of the Corporation.

In addition to those general qualifications, limitations and restrictions applicable to each and every class and series of capital stock of the Corporation as a matter of law or as stated in the immediately preceding paragraph, the preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:

B.      TERMS OF PREFERRED STOCK

1.    Subject to the requirements of the General and Business Corporation Law of Missouri, as amended from time to time (the “GBCL”), and to the provisions of these Articles of Incorporation, Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption shall be as set forth in these Articles of Incorporation or any amendment hereto, or in a resolution or resolutions duly adopted by the Board of Directors and, to the extent set forth in any such resolution or resolutions, such information shall be certified to the Secretary of State of Missouri and filed as required by law from time to time, prior to the issuance of any shares of such series.

2.    The Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certification thereto with the Secretary of State of Missouri, to set or change the number of shares to be included in each series of Preferred Stock and to set or change (in any one or more respects) the designations, preferences, conversion, relative, participating, optional or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(a)    the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed the aggregate number of authorized shares set out in Section A(ii) of this Article Three);

(b)    the dividend rate, if any, on shares of such series, whether and the extent to which dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payment of any dividends, and the time at which, and the terms and conditions on which, any dividends shall be paid;

(c)    whether the shares of such series shall be redeemable or purchasable and, if so, the terms and conditions of such redemption or purchase, including the date or dates upon and after which such shares shall be redeemable or purchasable, and the amount per share payable in case of redemption or purchase, which amount may vary under different conditions and at different redemption or purchase dates;

(d)    the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund and the terms and conditions of any such sinking fund;

(e)    whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other series, class or classes, now or hereafter authorized, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f)    whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(g)    the rights of the holders of shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of such holders with respect thereto; and

(h)    any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

C.      TERMS OF COMMON STOCK

1.    Voting Rights. Subject to the provisions of Article Four hereof or as otherwise provided by the GBCL, each holder of the Common Stock shall be entitled to one vote per share of Common Stock held by such holder on all matters to be voted on by the shareholders.

2.    Dividend Rights. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the Common Stock out of funds of the Corporation legally available therefor, in such amounts and at such times as the Board of Directors may determine. Funds otherwise legally available for the payment of dividends on the Common Stock shall not be restricted or reduced by reason of there being any excess of the aggregate preferential amount of any series of Preferred Stock outstanding over the aggregate par value thereof.

ARTICLE FOUR- RESTRICTIONS ON VOTING STOCK, CERTAIN BUSINESS COMBINATIONS

A.      CERTAIN DEFINITIONS

For purposes of this Article Four, the following words have the meanings indicated:

1.    “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

2.    “Associate” means, with respect to any Person, (i) any other Person (other than the Corporation or a Subsidiary of which a majority of each class of equity securities is owned by the Corporation) of which such Person is an officer, director, trustee or partner or is directly or indirectly the beneficial owner of ten percent (10%) or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Corporation or any of its Affiliates or Subsidiaries; or (iv) any investment company registered under the Investment Company Act of 1940, as amended, for which such Person or any Affiliate of such Person serves as investment adviser.

3.    “Business Combination” means:

(a)    any merger or consolidation of the Corporation or any Subsidiary with (i) any Substantial Shareholder or (ii) any other Person which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives;

(b)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any Substantial Shareholder, of any assets of the Corporation or any Subsidiary, or both, that have an aggregate Fair Market Value of more than twenty percent of the book value of the total assets of the Corporation as shown on its consolidated balance sheet as of the end of the calendar quarter immediately preceding any such transaction;

(c)    the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Substantial Shareholder;

(d)    the acquisition by the Corporation or any Subsidiary of any securities of any Substantial Shareholder;

(e)    any transaction involving the Corporation or any Subsidiary, including the issuance or transfer of any securities of, any reclassification of securities of, or any recapitalization of, the Corporation or any Subsidiary, or any merger or consolidation of the Corporation with any Subsidiary (whether or not involving a Substantial Shareholder), if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary of which shares a Substantial Shareholder is the beneficial owner; or

(f)    any agreement, contract or other arrangement entered into by the Corporation providing for any of the transactions described in this definition of Business Combination.

4.    “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is not an Affiliate or an Associate of a Substantial Shareholder and who was a member of the Board of Directors prior to the time that any Substantial Shareholder became a Substantial Shareholder, and any successor of a Continuing Director if such successor is not an Affiliate or an Associate of any Substantial Shareholder and is designated as a Continuing Director by a majority of the then Continuing Directors.

5.    “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

6.    “Fair Market Value” shall mean:

(a)    in the case of stock, the highest closing sale price per share of a share of such stock during the 30-day period immediately preceding the approval of the Business Combination by the Board of Directors as reported by any United States securities exchange registered under the Exchange Act on which such shares are listed, or, if such shares are not listed on any exchange, then the highest closing bid quotation for any of such shares, as reported on the National Association of Securities Dealers, Inc. Automated Quotations System or any such system then in use, or if no such closing sales price or bid quotation is reported, the fair market value as determined on the date in question by a majority of Continuing Directors; or

(b)    in the case of property or securities other than cash or stock, the fair market value of such property or securities on the date in question as determined by a majority of the Continuing Directors.

7.    “Group”, with respect to any Person, shall include:

(a)    such Person;

(b)    any Affiliates and Associates of such Person; and

(c)    those additional Persons that, together with such Person, jointly file, or would be required to jointly file (notwithstanding whether such Persons have ever actually filed), or would be mentioned as a holder of shares with either sole or shared voting power and/or sole or shared dispositive power in an individual filing of, a statement of beneficial ownership with respect to securities of the Corporation pursuant to Section 13(d) of the Exchange Act or any rules and regulations promulgated thereunder, as in effect from time to time, or any similar successor provisions, irrespective of any disclaimers of beneficial ownership.

8.    A Person shall be deemed to “own” any shares of Voting Stock:

(a)    that such Person beneficially owns directly or indirectly, whether or not of record; or

(b)    that such Person has the right to acquire pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, exchange rights, warrants or options or otherwise, whether or not conditional; or

(c)    that are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (b) above), whether or not of record, by an Affiliate or Associate of such Person; or

(d)    that are beneficially owned, directly or indirectly, whether or not of record, by any other Person (including any shares which such other Person has the right to acquire pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options or otherwise, whether or not conditional) with whom such Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock; provided, however, that (i) directors, officers and employees of the Corporation shall not be deemed to have any such agreement, arrangement or understanding solely on the basis of their status, or actions taken in their capacities, as directors, officers or employees of the Corporation or any Affiliates of the Corporation, and (ii) a Person shall not be deemed the owner of or to own any shares of Voting Stock solely because (A) such shares of Voting Stock have been tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered shares of Voting Stock are accepted for payment or exchange or (B) such Person or any of such Person’s Affiliates or Associates has or shares the power to vote or direct the voting of such shares of Voting

Stock pursuant to a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, applicable rules and regulations under the Exchange Act, except if such power (or arrangements relating thereto) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report).

The outstanding shares of capital stock of the Corporation shall include those shares deemed owned through the application of clauses (b) and (c) above, but shall not include any other shares that may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants, options or otherwise, whether or not conditional.

For all purposes hereof “beneficial” ownership, with respect to any securities, shall include, without limitation, (i) the power to vote, or direct the voting of, such securities or (ii) the power to exercise investment discretion over such securities, including the power to dispose, or to direct the disposition, of such securities. Furthermore, a Person shall be deemed to own “beneficially” any securities that such Person owns beneficially for purposes of Sections 13(d) of the Exchange Act or any rules and regulations promulgated thereunder, as in effect from time to time (or any similar successor provisions of law).

9.    “Person” means any individual, corporation, association, partnership, joint venture, trust, organization, business, government or any government agency or political subdivision thereof or any other entity.

10.    “Subsidiary” means any Person of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of Section D of this Article Four, the term “Subsidiary” shall mean only a Person of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

11.    “Substantial Shareholder” shall mean and include any Person which, together with its Affiliates and Associates, is the Beneficial Owner of shares of Voting Stock constituting in the aggregate twenty percent (20%) or more of the outstanding Voting Stock.

12.    “Voting Stock” means all outstanding shares of capital stock of the Corporation entitled to vote in the election of Directors; and each reference to a portion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

B.      RIGHT OF INQUIRY OF THE CORPORATION

The Corporation shall have the right but not the obligation to inquire of any Person whom the Corporation believes may be a Substantial Shareholder or any other Person who purports to exercise similar voting rights with respect to any Voting Stock, and each such Person shall have the obligation to provide such information to the Corporation as the Corporation may reasonably request, with respect to any matters pertinent to the operation or implementation of this Article Four, including, without limitation, (a) the number of shares owned by such Person, (b) whether shares owned of record by such Person are owned by other Persons and the identity of such other Persons and the nature of their ownership interest, (c) whether any Affiliates or Associates of such Person own any Voting Stock, (d) whether such Person is a member of a Group of Persons owning Voting Stock, or (e) whether such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding with any other Person with respect to any Voting Stock. Any determinations made by the Board of Directors pursuant to this Article Four in good faith, and on the basis of such information as was actually known by the Board of Directors and such advice as was then actually provided to the Board of Directors for such purpose, shall be conclusive and binding upon the Corporation and its shareholders.

C.      ADDITIONAL SHAREHOLDER VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS

The approval of any Business Combination shall, in addition to any affirmative vote required by the GBCL or otherwise, require the affirmative vote of the holders of not less than two-thirds of the aggregate voting power of the outstanding shares of the Voting Stock entitled to vote, at a meeting of shareholders called for such purpose, and of a majority of the voting power of all such shares of which a Substantial Shareholder is not a Beneficial Owner; provided, however, that any such Business Combination may be approved upon any affirmative vote required by the GBCL if:

1.    there are one or more Continuing Directors, and the Business Combination shall have been approved by a majority of them; or

2.    the cash, or Fair Market Value of the property, securities or other consideration, to be received per share by the shareholders of each class of stock of the Corporation in the Business Combination is not less than the higher of:

(a)    the highest per share price paid by the Substantial Shareholder for the acquisition of any shares of such class, with appropriate adjustments for stock splits, stock dividends and like distributions; or

(b)    the Fair Market Value of such shares, on the date the Business Combination is approved by the Board of Directors.

D.      PERSONS TO WHOM THIS ARTICLE DOES NOT APPLY

The provisions of Section C of this Article Four shall not apply to (1) any savings, profit-sharing, stock bonus or employee stock ownership plan or plans established by the Corporation or a Subsidiary and qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or any successor provision, which holds shares of Voting Stock on behalf of participating employees and their beneficiaries with the right to instruct the trustee how to vote such shares of Voting Stock with respect to all matters submitted to shareholders for voting or (2) participating employees and beneficiaries under the plans referred to in the immediately preceding clause (1) because of their participation in such savings, profit-sharing, stock bonus or employee ownership plans.

E.      AMENDMENT

In addition to such other vote or consent as shall then be required by the GBCL, and by Article Eleven hereof, this Article shall be amended or repealed only upon the affirmative vote of not less than two-thirds (2/3) of the voting power of all shares of Voting Stock not owned by a Substantial Shareholder; provided however, that this Article may be amended or repealed upon any affirmative vote otherwise required by the GBCL, and by Article Eleven hereof, (i) if there is not a Substantial Shareholder, such amendment has been approved by a majority of the Board of Directors, or (ii) if there is a Substantial Shareholder, such amendment has been approved by a majority of the Continuing Directors.

ARTICLE FIVE

The name and place of residence of each incorporator is as follows:

Name	Street	City
Timothy L. Grosch	Checkerboard Square	St. Louis, Missouri 63164

ARTICLE SIX – DIRECTORS

A.    NUMBER AND CLASSIFICATION

The number of Directors to constitute the Board of Directors of the Corporation ~~is nine. Thereafter, the number of Directors~~ shall be fixed by or in the manner provided in the Bylaws of the Corporation. Any changes in the number of Directors shall be reported to the Missouri Secretary of State to the extent and within the time periods required by the GBCL. ~~The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the mode of such classification to be provided for in the Bylaws of the Corporation. Directors other than Directors constituting the Board of Directors shall be elected to hold office for a term of three (3) years, with the term of office of one class expiring each year~~Each person elected as a Director of the Corporation after the 2014 annual meeting of shareholders, whether to succeed a person whose term of office as a Director has expired or to fill any vacancy, shall be elected for a term expiring at the annual meeting of shareholders held in the year following the year of his or her election. Each Director elected at or prior to the 2014 annual meeting of shareholders shall continue to serve as a Director for the term for which he or she was elected. In each case, Directors shall hold office until their successors are elected and qualified, or until their earlier death, resignation or removal. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock of the Corporation, other than shares of Common Stock, shall have the right, voting separately by class or series, to elect Directors, then the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of the Articles of Incorporation of the Corporation or any certificate of designation thereunder applicable thereto~~; and such directors so elected shall not be divided into classes pursuant to this Article Six unless expressly provided by such terms~~. As used in these Articles of Incorporation, the term “entire Board of Directors” or the “entire Board” means the total number fixed by, or in accordance with, these Articles of Incorporation and the Bylaws of the Corporation.

B.    REMOVAL OF DIRECTORS

Subject to, and in addition to, the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding or any limitation imposed by law, any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office only for cause and only by the affirmative vote of the holders of record of outstanding shares representing not less than two-thirds of all of the then outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, at a special meeting of shareholders called expressly for that purpose (such vote being in addition to any required class or other vote).

C.    VACANCIES

Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors which occur for any reason ~~prior to the expiration of the respective term of office of the class in which the vacancy occurs~~, including vacancies which occur by reason of an increase in the number of Directors or the removal of a Director, shall be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office (although less than a quorum). Any replacement Director so elected shall hold office ~~only~~ for ~~so long as the respective term of office of the class in which the vacancy occurs has not expired, unless removed prior to the expiration of such term, pursuant to Section B hereof~~a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy and until such Director’s successor is elected and qualified or until such Director’s earlier death, resignation or removal.

ARTICLE SEVEN

The duration of the Corporation is perpetual.

ARTICLE EIGHT – PURPOSES

The Corporation is formed to engage in the manufacture, distribution, marketing and sale of batteries and power supply systems and products, the services and products related thereto, and to engage in any lawful act or activity for which a corporation now or hereafter may be organized under the laws of the State of Missouri.

ARTICLE NINE – BYLAWS

Only a majority of the entire Board of Directors may make, amend, alter, change or repeal any provision or provisions of the Bylaws of the Corporation; provided, however, that in no event shall the Bylaws be inconsistent with law or, in substance to a material degree, with any of the terms, conditions or provisions of these Articles of Incorporation.

ARTICLE TEN – INDEMNIFICATION

A.    ACTIONS INVOLVING DIRECTORS, OFFICERS AND EMPLOYEES

The Corporation shall indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation) who at any time is serving or has served as a Director, officer or employee of the Corporation against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation (which request need not be in writing) as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person (other than a party plaintiff suing on his or her behalf or in the right of the Corporation), who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

B.    ACTIONS INVOLVING AGENTS

1. Permissive Indemnification. The Corporation may, if it deems appropriate and as may be permitted by this Article Ten, indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation) who at any time is serving or has served as an agent of the Corporation against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of the Corporation, or service at the request of the Corporation as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as the Corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the Corporation may indemnify any such person (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation), who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service, against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

2. Mandatory Indemnification. To the extent that an agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section B.1 of this Article Ten, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

C.    DETERMINATION OF RIGHT TO INDEMNIFICATION IN CERTAIN CIRCUMSTANCES

Any indemnification required under Section A of this Article Ten or authorized by the Corporation in a specific case pursuant to Section B of this Article Ten (unless ordered by a court) shall be made by the

Corporation unless a determination is made reasonably and promptly that indemnification of the Director, officer, employee or agent is not proper under the circumstances because he or she has not met the applicable standard of conduct set forth in or established pursuant to this Article Ten. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by majority vote of the shareholders; provided, however, that no such determination shall preclude an action brought in an appropriate court to challenge such determination, and provided further that there shall be no presumption that the Corporation is released from any obligation under Sections A or B of this Article Ten unless a written instrument, subscribed by an appropriate officer of the Corporation, expressly so provides by making reference to this Subsection C of this Article Ten.

D.    ARTICLE TEN PROVISIONS NOT EXCLUSIVE RIGHT

The indemnification provided by this Article Ten shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, whether under the Bylaws of the Corporation or any statute, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

E.    INDEMNIFICATION AGREEMENTS AUTHORIZED

Without limiting the other provisions of this Article Ten, the Corporation is authorized from time to time, without further action by the shareholders of the Corporation, to enter into agreements with any Director, officer, employee or agent of the Corporation providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the Corporation with a Director may be authorized by the other Directors, and such authorization shall not be invalid on the basis that different or similar agreements may have been or may thereafter be entered into with other Directors.

F.    STANDARD OF CONDUCT

Except as may otherwise be permitted by law, no person shall be indemnified pursuant to this Article Ten (including without limitation pursuant to any agreement entered into pursuant to Section F of this Article Ten) from or on account of such person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The Corporation may (but need not) adopt a more restrictive standard of conduct with respect to the indemnification of any agent of the Corporation.

G.    INSURANCE

The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or who is or was otherwise serving on behalf or at the request of the Corporation in any capacity against any claim, liability or expense asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Ten.

H.    CERTAIN DEFINITIONS

For the purposes of this Article Ten:

1.     Service in Representative Capacity. Any Director, officer or employee of the Corporation who shall serve as a director, officer or employee of any other corporation, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was the owner of 20% or more of either the outstanding equity interests or the outstanding voting stock (or comparable interests), shall be deemed to be so serving at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as a director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service.

2.     Predecessor Corporations. References to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article Ten with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

3.     Service for Employee Benefit Plan. The term “other enterprise” shall include, without limitation, employee benefit plans and voting or taking action with respect to stock or other assets therein; the term “serving at the request of the Corporation” shall include, without limitation, any service as a director, officer, employee or agent of a corporation which imposes duties on, or involves services by, a director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have satisfied any standard of care required by or pursuant to this Article Ten in connection with such plan; the term “fines” shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan and shall also include any damages (including treble damages) and any other civil penalties.

I.    SURVIVAL

Each person who was or is a Director, officer or employee of the Corporation is a third party beneficiary to this Article Ten and shall be entitled to enforce against the Corporation all indemnification rights provided or contemplated by this Article Ten. Such indemnification rights shall continue as to a person who has ceased to be a Director, officer or employee, and shall inure to the benefit of the heirs, executors and administrators of such a person.

This Article Ten may be hereafter amended or repealed as provided in Article Eleven hereof; provided however, no such amendment or repeal shall reduce, terminate or otherwise adversely affect the right of any person who was or is a Director, officer or employee to obtain indemnification or an advance of expenses with respect to a proceeding that pertains to or arises out of actions or omissions that occurred prior to the Deadline Indemnification Date. For purposes of this Section J of this Article Ten, the term “Deadline Indemnification Date” shall mean the later of: (1) the effective date of any amendment or repeal of this Article Ten which reduces, terminates or otherwise adversely affects the rights hereunder of any person who was or is a Director, officer or employee; (2) the expiration of such person’s then current term of office with, or service for, the Corporation (provided such person has a stated term of office or service and completes such term); or (3) the effective date such person resigns his office or terminates his service (provided such person has a stated term of officer or service but resigns prior to the expiration of such term).

K.    LIABILITY OF THE DIRECTORS, OFFICERS AND EMPLOYEES

It is the intention of the Corporation to limit the personal liability of the Directors, officers and employees of the Corporation, in their capacity as such, whether to the Corporation, its shareholders or otherwise, to the fullest extent permitted by law. Consequently, should the GBCL or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the Directors and/or officers and/or employees of the Corporation shall be so eliminated or limited without the need for amendment of these Articles or for further action on the part of the shareholders of the Corporation.

ARTICLE ELEVEN – AMENDMENT OF THE ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on the shareholders, Directors, officers, employees or agents of the Corporation are subject to this reserved power; provided, that (in addition to any required class or other vote, including, without limitation, the vote required by Article Four, Section E hereof) the affirmative vote of the holders of record of outstanding shares representing not less than two-thirds of all of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions inconsistent with, Articles Four, Six, Nine, or this Article Eleven of these Articles of Incorporation, notwithstanding the fact that a lesser percentage may be specified by the laws of Missouri.

APPENDIX B – PROPOSED ENERGIZER HOLDINGS, INC. SECOND AMENDED AND RESTATED 2009 INCENTIVE STOCK PLAN

(Additions are underlined twice; deletions are struck out.)

Energizer Holdings, Inc.

Second Amended and Restated

2009

Incentive Stock Plan

Section I.

General Provisions

A.        Purpose of Plan

The purpose of the Energizer Holdings, Inc. Second Amended and Restated 2009 Incentive Stock Plan (the “Plan”) is to enhance the profitability and value of the Company for the benefit of its shareholders by providing for stock options and other stock awards to attract, retain and motivate officers and other key employees who make important contributions to the success of the Company, and to provide equity-linked compensation for directors.

B.         Definitions of Terms as Used in the Plan

“Affiliate” shall mean any entity in an unbroken chain of entities beginning with the Company if, at the time of the granting of an Award, each of the entities other than the last entity in the unbroken chain owns stock (or beneficial ownership for non-corporate entities) possessing 50 percent or more of the total combined voting power of all classes of stock (or beneficial ownership for non-corporate entities) in one of the other entities in such chain.

“Award” shall mean an Option or any Other Stock Award granted under the terms of the Plan, which shall include such agreements, including but not limited to, non-competition provisions, as determined in the sole discretion of the Committee.

“Award Agreement” shall mean the written or electronic document ~~or documents~~(s) evidencing an Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall mean either of the following, provided that the following constitutes a “change in the ownership” of the Company or “change in the ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A:

(i)	The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control; or

(ii)	A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

“Committee” shall mean the Nominating and Executive Compensation Committee of the Board, or any successor committee the Board may designate to administer the Plan, provided such Committee consists of two or more individuals. Each member of the Committee shall be (i) an “outside director” within the meaning of Section 162(m) of the Code and (ii) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, or otherwise qualified to administer the Plan as contemplated by that Rule or any successor Rule under the Exchange Act.

“Common Stock” shall mean Energizer Holdings, Inc. $.01 par value Common Stock or common stock of the Company outstanding upon the reclassification of the Common Stock or any other class or series of common stock, including, without limitation, by means of any stock split, stock dividend, creation of targeted stock, spin-off or other distributions of stock in respect of stock, or any reverse stock split, or by reason of any recapitalization, merger or consolidation of the Company.

“Company” shall mean Energizer Holdings, Inc., a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

“Competition” shall mean, directly or indirectly, owning, managing, operating, controlling, being employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or rendering services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or its Affiliates is engaged or in which they have proposed to be engaged in and in which the recipient of an Award has been involved to any extent (on other than a de minimus basis) at any time during the previous one (1) year period, in any locale of any country in which the Company or its Affiliates conducts business. Competition shall not include owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

“Corporate Officer” shall mean any President, Chief Executive Officer, Corporate Vice President, Controller, Secretary or Treasurer of the Company, and any other officers designated as corporate officers by the Board.

“Director” shall mean any member of the Board.

“Employee” shall mean any person who is employed by the Company or an Affiliate, including Corporate Officers.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of the Common Stock shall mean the closing price as reported on the Composite Tape of the New York Stock Exchange, Inc. on the date that such Fair Market Value is to be determined, or if no shares were traded on the determination date, the immediately ~~preceding~~following next day on which the Common Stock ~~was~~is traded, or the fair market value as determined by any other method that may be required in order to comply with or to conform to the requirements of applicable laws or regulations.

“Incentive Stock Options” shall mean Options that qualify as such under Section 422 of the Code.

“Non-Qualified Stock Options” shall mean Options that do not qualify as Incentive Stock Options.

“Option” shall mean the right, granted under the Plan, to purchase a specified number of shares of Common Stock, at a fixed price for a specified period of time.

“Other Stock Award” shall mean any Award granted under Section III of the Plan.

“~~Phantom Stock Option” shall mean an Option, granted under the Plan, which provides that in lieu of receiving shares of Common Stock upon exercise, the recipient will receive an amount equal to the excess of the Fair Market Value of the Common Stock at exercise over the exercise price set forth in the Award Agreement for the~~

~~Phantom Stock Option.~~Restricted Equivalent Award” shall mean a right granted under the terms of the Plan to receive shares of Common Stock or cash equal to either (i) a set number of shares of Common Stock or (ii) a number of shares of Common Stock determined under a formula or other criteria, as of specified vesting and/or payment dates. By way of example, Restricted Equivalent Awards may include “market stock units”, which involve a grant of Restricted Stock Equivalents, the number of which are paid as of the vesting and/or payment date based on (a) the passage of a certain prescribed period of time; or (b) the performance of the Common Stock Fair Market Value over the performance period.

“Restricted Stock Award” shall mean an Award of shares of Common Stock on which are imposed restrictions on transferability or other shareholder rights, including, but not limited to, restrictions which subject such Award to a “substantial risk of forfeiture” as defined in Section 83 of the Code.

“Stock Appreciation Right” shall mean a right granted under the terms of the Plan to receive an amount equal to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise of the Stock Appreciation Right over the price per share of Common Stock specified in the Award Agreement of which it is a part.

“Termination for Cause” shall mean an Employee’s termination of employment with the Company or an Affiliate because of the Employee’s willful engaging in gross misconduct that materially injures the Company (as determined in good faith by the Committee), or the Employee’s conviction of a felony or a plea of nolo contendere to such a crime, provided, however, that a Termination for Cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of the Employee, (ii) an act or omission believed by the Employee in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Employee to be lawful, or (iii) the good faith conduct of the Employee in connection with a change of control of the Company (including opposition to or support of such change of control).

C.        Scope of Plan and Eligibility

Any Employee selected by the Committee, ~~and~~ any member of the Board, and consultants and advisors to the Company or an Affiliate selected by the Committee shall be eligible for any Award contemplated under the Plan.

D.        Authorization and Reservation

1.	The Company shall establish a reserve of authorized shares of Common Stock in the amount of ~~8,000,000~~12,000,000 shares. This reserve shall represent the total number of shares of Common Stock that may be presently issued pursuant to Awards, subject to the last sentence of this Section I.D.1. and Section I.D.2. below. The reserves may consist of authorized but unissued shares of Common Stock or of reacquired shares, or both. Awards other than Options~~, Phantom Stock Options,~~ and Stock Appreciation Rights will be counted against the reserve in a 1.95-to-1 ratio.

2.	Upon the forfeiture or expiration of an Award, all shares of Common Stock not issued thereunder shall become available for the granting of additional Awards. Awards under the Plan which are payable in cash will not be counted against the reserve unless actual payment is made in shares of Common Stock instead of cash.

3.	Shares of Common Stock tendered as full or partial payment upon exercise of Options or Stock Appreciation Rights granted under the Plan, shares of Common Stock reserved for issuance upon grants of Stock Appreciation Rights (to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the Stock Appreciation Rights), and shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy an Employee’s tax withholding obligations with respect to Awards under the Plan shall not become available for the granting of additional Awards under the Plan.

4.	The following will not be applied to the share limitations of subsection 1 above: (i) dividends or dividend equivalents paid in cash in connection with outstanding Awards, (ii) any shares of Common Stock subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason, and (iii) shares of Common Stock and any Awards that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as a result of a merger, consolidation, spin-off or acquisition of the employing company with or by the Company. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the share limitations of subsection 1.

5.	No fractional shares of Common Stock may be issued under this Plan. Fractional shares of Common Stock will be rounded down to the nearest whole share of Common Stock.

E.        Grant of Awards and Administration of the Plan

1.	The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall determine those Employees eligible to receive Awards and the amount, type and terms of each Award, subject to the provisions of the Plan. The Board shall determine the amount, type and terms of each Award to a Director in his or her capacity as a Director, subject to the provisions of the Plan. In making any determinations under the Plan, the Committee or the Board, as the case may be, shall be entitled to rely on reports, opinions or statements of officers or employees of the Company, as well as those of counsel, public accountants and other professional or expert persons. Any such report, opinions or statements may take into account Award grant practices, including the rate of grant of Awards and any performance criteria related to such awards, at publicly traded or privately held corporations that are similar to or are industry peers with the Company. All determinations, interpretations and other decisions under or with respect to the Plan or any Award by the Committee or the Board, as the case may be, shall be final, conclusive and binding upon all parties, including without limitation, the Company, any Employee or Director, and any other person with rights to any Award under the Plan, and no member of the Board or the Committee shall be subject to individual liability with respect to the Plan.

2.	The Committee (or, in the Board’s sole discretion or in the absence of the Committee, the Board) shall administer the Plan and, in connection therewith, it shall have full power and discretionary authority to construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Plan, to the extent permitted by applicable laws, and the power to adopt sub-plans or establish special rules for grants to individuals outside the U.S., as further described in Sections VI.Q, R and S. To the extent, however, that such construction and interpretation or establishment of rules and regulations relates to or affects any Awards granted to a Director in his or her capacity as a Director, the Board must ratify such construction, interpretation or establishment.

3.

The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish, suspend or supersede the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however, caused, in the Committee. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any Award intended to qualify for favorable treatment under Section 162(m) of the Code to cease to qualify for the favorable treatment under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.

4.	During the term of the Plan, the aggregate number of shares of Common Stock that may be the subject of performance-based Awards (as defined in Section 162(m) of the Code) that may be granted to an Employee or Director during any one fiscal year may not exceed 500,000. ~~These amounts are subject to adjustment as provided in Section VI. F. below.~~ The maximum number of shares with regard to which Options and Stock Appreciation Rights may be granted to any individual during any one fiscal year is 500,000. These amounts are subject to adjustment as provided in Section VI. F. below. The maximum annual cash award that may be the subject of performance-based Awards that may be granted to an Employee or Director during any one fiscal year under this Plan (but not including any other plan) may not exceed $20,000,000. Awards granted in a fiscal year but cancelled during that same year will continue to be applied against the annual limit for that year, despite cancellation.

~~4.~~5.	Awards granted under the Plan shall be evidenced in the manner prescribed by the Committee from time to time ~~in accordance with the terms of the Plan. The terms of each Award shall be set forth in~~pursuant to an Award Agreement~~, and the~~. The Committee may require that a recipient execute and deliver ~~the Award Agreement to the Company in order to evidence~~, through written or electronic means, his or her acceptance of the Award.

6.	The Committee may, in its discretion, include provisions in an Award Agreement to address treatment of an Award in the event of a Change of Control, which may include, by way of example, 100% vesting, lapse of restrictions or deemed achievement of performance goals. In addition, in the event of a Change in Control, an Award may be treated, to the extent determined by the Committee to be both appropriate and permitted under Section 409A of the Code, in accordance with one of the following methods as determined by the Committee in its sole discretion: (i) upon at least ten days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share received or to be received by other shareholders of the Company in the event; or (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion. In the case of any Option or Stock Appreciation Right with an exercise price that equals or exceeds the price paid for a share in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

Section II.

Stock Options

A.        Description

The Committee may grant Incentive Stock Options and/or Non-Qualified Stock Options to Employees eligible to receive Awards under the Plan. The Board may grant Non-Qualified Stock Options to Directors under the Plan.

B.        Terms and Conditions

1.	Each Option shall ~~be set forth in a written Award Agreement containing~~have such terms and conditions as the Committee, or in the case of Awards granted to Directors, the Board, may determine, subject to the provisions of the Plan.

2.	The option price of shares of Common Stock subject to any Option shall not be less than the Fair Market Value of the Common Stock on the date that the Option is granted.

3.	The Committee, or in the case of Awards granted to Directors, the Board, shall determine the vesting schedules and the terms, conditions and limitations governing exercisability of Options granted under the Plan. Unless accelerated in accordance with its terms, an Option may not be exercised until a period of at least one year has elapsed from the date of grant, and the term of any Option granted hereunder shall not exceed ten years.

4.	The purchase price of any shares of Common Stock pursuant to exercise of any Option must be paid in full upon such exercise. The payment shall be made in cash, in United States dollars, ~~or~~ by tendering shares of Common Stock owned by the Employee or Director (or the person exercising the Option)~~.Notwithstanding the foregoing or any provision in this Plan or any Award to the contrary, upon prior approval by the Committee, an individual entitled to exercise an Option may elect to pay the purchase price of any exercised Option~~, through Net Exercise or Swap Exercise, each as described below, or any other means approved by the Committee prior to the date such Option is exercised.

~~Any~~Subject to any additional tax withholding provided for in Section VI.H., any individual electing a Net Exercise of an Option shall receive upon such net exercise a number of shares of Common Stock equal to the aggregate number shares of Common Stock being purchased upon exercise less the number of shares of Common Stock having a Fair Market Value equal to the aggregate purchase price of the shares of Common Stock as to which the Non-Qualified Stock Option is being exercised.

~~Any~~Subject to any additional tax withholding provided for in Section VI.H., any individual electing a Swap Exercise shall pay the purchase price of the Option by tendering shares of Common Stock owned by such individual prior to exercising the Option with a Fair Market Value equal to the exercise of the Option. ~~Any such Swap Exercise shall occur without regard to the six month holding period described in the third sentence of this Paragraph 4.~~

5.	The terms and conditions of any Incentive Stock Options granted hereunder shall be subject to and shall be designed to comply with, the provisions of Section 422 of the Code, and any other administrative procedures adopted by the Committee from time to time. Incentive Stock Options may not be granted to any person who is not an Employee at the time of grant. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under all incentive stock option plans of the Company exceeds $100,000, the Options in excess of such limit shall be treated as Non-Qualified Stock Options. If, at the time an Incentive Stock Option is granted, the Employee recipient owns (after application of the rules contained in Section 424(d) of the Code, or its successor provision) shares of Common Stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, (a) the option price for such Incentive Stock Option shall be at least 110% of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant and (b) such Option shall not be exercisable after the date five years from the date such Incentive Stock Option is granted.

Section III.

Other Stock Awards

In addition to Options, the Committee or, in the case of Awards granted to Directors, the Board, may grant Other Stock Awards payable in Common Stock or cash, upon such terms and conditions as the Committee or Board may determine, subject to the provisions of the Plan. Other Stock Awards may include, but are not limited to, the following types of Awards:

A.        Restricted Stock Awards and Restricted Stock Equivalents

1.	The Committee or, in the case of Awards granted to a Director in his or her capacity as Director, the Board, may grant Restricted Stock Awards, each of which consists of a grant of shares of Common Stock, ~~subject to terms and conditions determined by the Committee or Board in its sole discretion as well as to the provisions of the Plan. Such~~or Restricted Stock Equivalents, each of which is the right to receive shares of Common Stock upon vesting at the end of a specified restricted period. The terms and conditions applicable to such an Award shall be set forth in ~~a written~~an Award Agreement.

2.	The shares of Common Stock granted will be restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of restrictions in accordance with the terms of the Award Agreement and the Plan. Prior to the lapse or release of restrictions, all shares of Common Stock which are the subject of a Restricted Stock Award are subject to forfeiture in accordance with Section IV of the Plan. ~~Shares of Common Stock issued pursuant to a Restricted Stock Award will be issued for no monetary consideration. The Committee or, in the case of Awards granted to a Director in his or her capacity as a Director, the Board, may also grant restricted stock equivalents which only convert into shares of Common Stock upon vesting at the end of a specified restricted period. Recipients of restricted stock equivalents do not have the right to vote or to receive dividends during the restricted period (although if dividends were to be paid on the shares of Common Stock, the terms of the Awards could provide for dividend equivalents payable in cash).~~ During the restricted period, Restricted ~~stock equivalents~~Stock may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. In order to enforce the limitations imposed upon the Restricted Stock Awards, the Committee may (A) cause a legend or legends to be placed on any certificates evidencing such Restricted Stock, and/or (B) cause “stop transfer” instructions to be issued, as it deems necessary or appropriate.

3.	Restricted Stock Equivalents that become payable in accordance with their terms and conditions shall be settled in cash, shares of Common Stock, or a combination of cash and shares, as determined by the Committee and set forth in an Award Agreement. Any person who holds Restricted Stock Equivalents shall have no ownership interest in the shares of Common Stock to which the Restricted Stock Equivalents relate unless and until payment with respect to such Restricted Stock Equivalents is actually made in shares of Common Stock. The payment date shall be as soon as practicable after the earliest of (A) any vesting date that can be pre-determined at grant under the terms of an Award Agreement, and (B) the occurrence date of an applicable vesting event specified in the applicable Award Agreement. Restricted Stock Equivalents may not be sold, assigned or transferred during the restricted period.

4.

Unless otherwise determined by the Committee as set forth in an Award Agreement, on the date all restrictions lapse or are released so that a Restricted Stock Award or Restricted Stock Equivalents vest and/or become payable, the Company shall pay the recipient or his or her beneficiary an amount equal to the amount of cash dividends, if any, that would have been paid to him or her between the date of grant of such Award and such vesting and/or payment date had vested shares of Common Stock been issued to the recipient in lieu of the Restricted Stock Award or Restricted Stock Equivalents that so vested and/or became payable. Such amounts shall be paid in a single lump sum as soon as practicable following such vesting and/or payment date, but in no event later than the 15th day of the third month following the end of the calendar year in which such date occurs. No interest shall be included in the calculation of such additional cash payment. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on vested Restricted Stock Awards or Restricted Stock Equivalents.

B.        Stock Related Deferred Compensation

The Committee may, in its discretion, permit the deferral of payment of an Employee’s cash bonus ~~or~~, other cash compensation or an Award to a Participant under this Plan in the form of either Common Stock or Common Stock equivalents (with each such equivalent corresponding to a share of Common Stock), under such terms and conditions as the Committee may prescribe in the Award Agreement relating thereto or a separate election form made available to such Participant, including the terms of any deferred compensation plan under which such Common Stock equivalents may be granted. In addition, the Committee may, in any fiscal year, provide for an additional matching deferral to be credited to an Employee’s account under such deferred compensation plans. The Committee may also permit hypothetical account balances of other cash or mutual fund ~~accounts~~equivalents maintained pursuant to such deferred compensation plans to be converted, at the discretion of the participant, into the form of Common Stock equivalents, or to permit Common Stock equivalents to be converted into account balances of such other cash or mutual fund ~~accounts~~equivalents, upon the terms set forth in such plans as well as such other terms and conditions as the Committee may, in its discretion, determine. The Committee may, in its discretion, determine whether any deferral in the form of Common Stock equivalents, including deferrals under the terms of any deferred compensation plans of the Company, shall be paid on distribution in the form of cash or in shares of Common Stock. To the extent Code Section 409A is applicable, all actions pursuant to this Section III.B. must satisfy the requirements of Code Section 409A and the regulations and guidance thereunder, including but not limited to the following:

1.	A Participant’s election to defer must be filed at such time as designated by the Committee, but in no event later than the December 31 preceding the first day of the calendar year in which the services are performed which relate to the compensation or Award being deferred. An election may not be revoked or modified after such December 31. However, notwithstanding the previous two sentences, if the compensation or Award is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right to the compensation or Award, the Committee may permit a Participant to file an election on or before the 30th day after the Participant obtains the legally binding right to the compensation or Award, provided that the election is filed at least 12 months in advance of the earliest date at which the forfeiture condition could lapse.

2.	A Participant’s election to defer must include the time and form of payment, within the parameters made available by the Committee, and such timing of payment must comply with the permitted payment events under Code Section 409A.

3.

If payment is triggered due to the Participant’s termination of employment or separation from service, such termination or separation must be a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Plan or an election, references to a “termination,” “termination of employment” or like terms shall mean such a separation from service. The determination of whether and when a separation from service has occurred for purposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations, unless the Committee has established other rules in accordance with the requirements of Code Section 409A. If payment is made due to a Participant’s separation from service, and if at the time of the Participant’s separation from service, he or she is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that the Participant becomes entitled to under this provision on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one day after such separation from service, and (ii) the date of the Participant’s death (the “Delay Period”). All payments and benefits delayed pursuant to this provision shall be paid in a lump sum upon expiration of the Delay Period.

C.        Stock Appreciation Rights ~~and Phantom Stock Options~~

The Committee, or in the case of Awards granted to Directors, the Board, may, in its discretion, grant Stock Appreciation Rights ~~or Phantom Stock Options~~ to Employees or Directors. Subject to the provisions of the Plan, the Committee or Board in its sole discretion shall determine the terms and conditions of the Stock Appreciation Rights ~~and Phantoms Stock Options~~. Such terms and conditions shall be set forth in a written Award Agreement. Each Stock Appreciation Right ~~or Phantom Stock Option~~ shall entitle the holder thereof to elect, prior to its cancellation or termination, to exercise such unit or option and receive either cash or shares of Common Stock, or both, as the Committee or Board may determine, in an aggregate amount equal in value to the excess of the Fair Market Value of the Common Stock on the date of such election over the Fair Market Value on the date of grant of the Stock Appreciation Right ~~or Phantom Stock Option~~; except that if an option is amended to include Stock Appreciation Rights, the designated Fair Market Value in the applicable Award Agreement may be the Fair Market Value on the date that the Option was granted. The term of any Stock Appreciation Right ~~or Phantom Stock Option~~ granted hereunder shall not exceed ten years. The Committee or Board may provide that a Stock Appreciation Right may only be exercised on one or more specified dates. Stock Appreciation Rights may be granted on a “free-standing” basis or in conjunction with all or a portion of the shares of Common Stock covered by an Option. In addition to any other terms and conditions set forth in the Award Agreement, Stock Appreciation Rights ~~and Phantom Stock Options~~ shall be subject to the following terms: (i) Stock Appreciation Rights ~~and Phantom Stock Options~~, unless accelerated in accordance with their terms, may not be exercised within the first year after the date of grant, (ii) the Committee or Board, as the case may be, may, in its sole discretion, disapprove an election to surrender any Stock Appreciation Right ~~or Phantom Stock Option~~ for cash in full or partial settlement thereof, provided that such disapproval shall not affect the recipient’s right to surrender the Stock Appreciation Right ~~or Phantom Stock Option~~ at a later date for shares of Common Stock or cash, and (iii) no Stock Appreciation Right ~~or Phantom Stock Option~~ may be exercised unless the holder thereof is at the time of exercise an Employee or Director and has been continuously since the date the Stock Appreciation Right ~~or Phantom Stock Option~~ was granted, except that the Committee or Board may permit the exercise of any Stock Appreciation Right ~~or Phantom Stock Option~~ for any period following the recipient’s termination of employment or retirement or resignation from the Board, not in excess of the original term of the Award, on such terms and conditions as it shall deem appropriate and specify in the related Award Agreement.

D.        Performance-Based Other Stock Awards

The payment under any Other Stock Award that the Committee or Board determines shall be a performance-based Award (as defined in Section 162(m) of the Code) (hereinafter “Target Award”) shall be contingent upon the attainment of one or more pre-established performance goals established by the Committee in writing within ninety (90) days after the commencement of the Target Award performance period (or in the case of a newly hired Employee, before 25% of such Employee’s service for such Target Award performance period has lapsed). Such performance goals will be based upon one or more of the following performance-based criteria: (a) earnings per share~~; (b) income or net income~~, net earnings per share or growth in such measures; (b) revenue, net revenue, income, net income or growth in revenue or income (all either before or after taxes); (c) return measures (including, but not limited to, return on assets, capital, investment, equity, revenue or sales); (d) cash flow return on investments which equals net cash flows divided by owners’ equity; (e) controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division); (f) operating earnings or net ~~operation~~operating earnings; (g) costs or cost control; (h) share price (including, but not limited to, growth measures); (i) total shareholder return (stock price appreciation plus dividends); (j) economic value added; (k) EBITDA;

(l) operating margin or growth in operating margin; (m) market share ~~and (n) cash flow from operations~~or growth in market share; (n) cash flow, cash flow from operations or growth in such measures; (o) sales revenue or volume or growth in such measures; (p) gross margin or growth in gross margin; (q) productivity; (r) brand contribution; (s) product quality; (t) corporate value measures; (u) goals related to acquisitions, divestitures or customer satisfaction; (v) diversity; (w) index comparisons; (x) debt-to-equity or debt-to-stockholders’ equity ratio; (y) working capital, (z) risk mitigation; (aa) sustainability and environmental impact; or (bb) employee retention. Performance may be measured on an individual, corporate group, business unit, subsidiary, division, department, region, function or consolidated basis and may be measured absolutely or relatively to the Company’s peers. In establishing the ~~Performance Goals~~performance goals, the Committee may provide that the performance goals will be adjusted to account for the effects of acquisitions, divestitures, extraordinary dividends, stock split-ups, stock dividends or distributions, issuances of any targeted stock, recapitalizations, warrants or rights issuances or combinations, exchanges or reclassifications with respect to any outstanding class or series of Stock, or a corporate transaction, such as any merger of the Company with another corporation, any consolidation of the Company and another corporation into another corporation, any separation of the Company or its business units (including a spinoff or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation by the Company, or sale of all or substantially all of the assets of the Company, or other extraordinary items. Unless otherwise specifically provided by the Committee when authorizing an Award, all performance-based criteria, including any adjustments described in the preceding sentence, shall be determined by applying U.S. generally accepted accounting principles, as reflected in the Company’s audited financial statements.

The Committee, in its discretion, may cancel or decrease an earned Target Award, but, except as otherwise permitted by Treasury Regulation Section 1.162-27(e)(2)(iii)(C), may not, under any circumstances, increase such award. Before payments are made under a Target Award, the Committee shall certify in writing that the performance goals justifying the payment under Target Award have been met. In no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Target Awards for which the applicable performance goals are achieved.

Section IV.

Forfeiture of Awards

A.         Unless the Committee, or in the case of a Director, the Board, shall have determined otherwise in an Award Agreement, the recipient of any Award pursuant to the Plan shall forfeit the Award, to the extent not then payable or exercisable, upon the occurrence of any of the following events, subject to compliance with any applicable local laws:

1.	The recipient is Terminated for Cause.

2.	The recipient voluntarily terminates his or her employment, except as otherwise provided in the Award Agreement.

3.	The recipient engages in ~~competition~~Competition with the Company or any Affiliate.

4.	The recipient engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, including, but not limited to, conduct that breaches the recipient’s duty of loyalty to the Company or an Affiliate or that is materially injurious to the Company or an Affiliate, monetarily or otherwise. Such activity or conduct may include, without limitation: (i) disclosing or misusing any confidential information pertaining to the Company or an Affiliate; (ii) any attempt, directly or indirectly, to induce any Employee of the Company or any Affiliate to be employed or perform services elsewhere, or (iii) any direct or indirect attempt to solicit, or assist another employer in soliciting, the trade of any customer or supplier or prospective customer of the Company or any Affiliate.

B.         The Committee or the Board, as the case may be, may include in any Award Agreement any additional or different conditions of forfeiture it may deem appropriate, and may waive any condition of forfeiture stated above or in the Award Agreement.

C.         In the event of forfeiture, the recipient shall lose all rights in and to portions of the Award which are not vested or which are not exercisable. Except in the case of Restricted Stock Awards as to which restrictions have not lapsed, this provision, however, shall not be invoked to require any recipient to transfer to the Company any Common Stock already received under an Award.

D.         Such determinations as may be necessary for application of this Section, including any grant of authority to others to make determinations under this Section, shall be at the sole discretion of the Committee, or in the case of Awards granted to Directors, of the Board, and such determinations shall be conclusive and binding.

Section V.

Beneficiary Designation; Death of Awardee

A.         ~~An~~If permitted by the Committee, an Award recipient may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the recipient, an Option~~,~~ or Stock Appreciation Right ~~or Phantom Stock Option~~, or to receive, in such event, any Other Stock Awards. The Committee reserves the right to review and approve beneficiary designations and/or require that a particular form be used to be effective with respect to an Award. A recipient may from time to time revoke or change any such designation ~~or~~of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise. However, if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option~~,~~ or Stock Appreciation Right ~~or Phantom Stock Option~~, or to receive any Other Stock Award, the Committee may determine to recognize only an exercise by, or right to receive of, the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

B.         Upon the death of an Award recipient, the following rules shall apply:

1.	An Option, to the extent exercisable on the date of the recipient’s death, may be exercised at any time within three years after the recipient’s death, but not after the expiration of the term of the Option. The Option may be exercised by the recipient’s designated beneficiary (to the extent there is a beneficiary designation on file which the Committee has allowed) or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution, or by the transferee of the Option in accordance with the provisions of Section VI.A.

2.	In the case of any Other Stock Award, any shares of Common Stock or cash payable shall be determined as of the date of the recipient’s death, in accordance with the terms of the Award Agreement, and the Company shall issue such shares of Common Stock or pay such cash to the recipient’s designated beneficiary or personal representative or the person or persons entitled thereto by will or in accordance with the laws of descent and distribution.

Section VI.

Other Governing Provisions

A.         Transferability

Except as otherwise provided herein, no Award shall be transferable other than by beneficiary designation, will or the laws of descent and distribution, and any right granted under an Award may be exercised during the lifetime of the holder thereof only by the Award ~~Recipient~~recipient or by his/her guardian or legal representative; provided, however, that an Award recipient may be permitted, in the sole discretion of the Committee ~~or its delegee~~, to transfer to a member of such recipient’s immediate family, family trust or family partnership as defined by the Committee or its delegee, an Option granted pursuant to Section II. hereof, other than an Incentive Stock Option, subject to such terms and conditions as the Committee ~~or its delegee~~, in their sole discretion, shall determine.

B.         Rights as a Shareholder

A recipient of an Award shall have no rights as a shareholder, with respect to any ~~Options~~Awards or shares of Common Stock which may be issued in connection with an Award, until the issuance of a Common Stock certificate for such shares, and no adjustment other than as stated herein shall be made for dividends or other rights for which the record date is prior to the issuance of such Common Stock certificate. In addition, with respect to Restricted Stock Awards, recipients shall have only such rights as a shareholder as may be set forth in the terms of the Award Agreement. Notwithstanding the previous language in this Section VI.B, in no event will dividends or dividend equivalents be paid with respect to any Award which does not vest and/or meet its performance goals. Therefore, dividends and dividend equivalents shall be paid only on the vested portion of Awards on or after the date such Awards, or portion thereof, vest.

C.         General Conditions of Awards

No Employee, Director or other person shall have any rights with respect to the Plan, the shares of Common Stock reserved or in any Award, contingent or otherwise, until an Award Agreement shall have been delivered to the recipient and all of the terms, conditions and provisions of the Plan applicable to such recipient shall have been met.

D.         Reservation of Rights of Company

Neither the establishment of the Plan nor the granting of an Award shall confer upon any Employee any right to continue in the employ of the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time, provided in compliance with applicable local laws and individual employment contracts (if any). No Award shall be deemed to be salary or compensation for the purpose of computing benefits under any employee benefit, pension or retirement plans of the Company or any Affiliate, unless the Committee shall determine otherwise, applicable local law provides otherwise or the terms of such plan specifically include such compensation.

E.         Acceleration

The Committee, or, with respect to any Awards granted to Directors, the Board, may, in its sole discretion, accelerate the vesting or date of exercise of any Awards except to the extent such acceleration will result in adverse tax consequences under Code Section 409A.

F.         Effect of Certain Changes

~~Subject to Treasury Regulation §1.409A-1(b)(5)(v)(D) & (H), in~~In the event of any extraordinary dividend, stock split-up, stock dividend, spin-off, issuance of targeted stock, recapitalization, warrant or rights issuance, or combination, exchange or reclassification with respect to the Common Stock or any other class or series of common stock of the Company, or consolidation, merger or sale of all, or substantially all, of the assets of the Company, the Committee ~~or its delegate~~ shall cause equitable adjustments to be made to the shares reserved under Section I.D. of the Plan and the limits on Awards set forth in Section I.E.3. of the Plan, and the Committee or Board shall cause such adjustments to be made to the terms of outstanding Awards to reflect such event and preserve the value of such Awards. Any such adjustments to a Non-Qualified Stock Option or a Stock Appreciation Right shall comply with the requirements of the regulations under Section 409A of the Code. If any such adjustment would result in a fractional share of Common Stock being issued or awarded under this Plan, such fractional share shall be disregarded.

G.         Repricing

Without the prior approval of the Company’s shareholders, the Company will not ~~effect~~affect a “repricing” (as defined below) of any Options or Other Stock Awards granted under the terms of the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action ~~have~~having the same effect: (a) the lowering of the purchase price of an Option or Other Stock Award after it is granted; (b) the cancelling of an Option or Other Stock Award in exchange for another Option or Other Stock Award at a time when the purchase price of the cancelled Option or Other Stock Award exceeds the Fair Market Value of the underlying Stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (c) the purchase of an Option or Other Stock Award for cash or other consideration at a time when the purchase price of the purchased Option or Other Stock Award exceeds the Fair Market Value of the underlying Stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate action); or (d) an action that is treated as a repricing under generally accepted accounting principles.

H.         Withholding of Taxes

The Company and its Affiliates shall satisfy any federal, state, foreign or local ~~tax~~income tax, social insurance contributions, payment on account or other withholding obligations (~~including income taxes and the employee portion of employment taxes) resulting from the payment or vesting of Awards (other than Non-Qualified Stock Options~~“Tax Withholdings”) resulting from recipients’ participation in the Plan by any of the following means as determined by the Committee (or Board in the case of Awards granted to Directors), in its discretion: (1) by reducing the number of shares of Common Stock otherwise payable under such Awards~~. To~~ to the extent ~~that the shares of Common Stock under~~ the Awards are ~~insufficient to satisfy the tax withholding obligations, the Company shall deduct from any cash payment under the Plan, or otherwise collect from the recipient, any amounts necessary to satisfy such tax obligations.~~ settled in shares; (2) by withholding from recipient’s salary, compensation or other payments made to him or her; (3) by requiring recipient to make a cash payment to the Company or one of its Affiliates in advance of receiving shares or cash pursuant to the Award; (4) withholding from the cash settlement to the extent the Award is settled in cash; (5) selling shares of Common Stock on the market either through a cashless exercise transaction or other sale on the market; or (6) any other means set forth in the Award Agreement.

In the event that the number of shares of Common Stock otherwise payable are reduced in satisfaction of tax obligations, such number of shares shall be calculated by reference to the Fair Market Value of the Common Stock on the date that such taxes are determined.

~~In the case of Non-Qualified Stock Options, the Company shall satisfy any federal, state or local tax withholding obligations through payroll deduction or any other cash payment by the recipient.~~

With respect to Corporate Officers, Directors or other recipients subject to Section 16(b) of the Exchange Act, the Committee, or, with respect to Awards granted to Directors, the Board, may impose such other conditions on the recipient’s election as it deems necessary or appropriate in order to exempt such withholding from the penalties set forth in said Section.

I.         No Warranty of Tax Effect

~~Except as may be contained in the terms of any Award Agreement, no~~No opinion is expressed nor warranties made as to the tax effects under federal, foreign, state or local laws or regulations of any Award granted under the Plan. Regardless of whether Awards are intended to qualify for favorable tax treatment, the Company does not warrant or represent that such treatment will be available.

J.         Amendment of Plan

Except as otherwise provided in this Section VI.J., the Board may, from time to time, amend, suspend or terminate the Plan in whole or in part, and if terminated, may reinstate any or all of the provisions of the Plan, except that (i) no amendment, suspension or termination may apply to the terms of any outstanding Award (contingent or otherwise) granted prior to the effective date of such amendment, suspension or termination, in a manner which would reasonably be considered to be adverse to the recipient, without the recipient’s consent; (ii) except as provided in Section VI.F., no amendment may be made to increase the number of shares of Common Stock reserved under Section I.D. of the Plan; and (iii) except as provided in Section VI.F., no amendment may be made to increase the limitations set forth in Section 1.E.~~3 of the Plan, and (iv) no amendment may withdraw the authority of the Committee to administer~~3. of the Plan.

To the extent a portion of the Plan is subject to Code Section 409A, the Board may terminate the Plan, and distribute all vested accrued benefits, without consent from affected Award recipients, subject to the restrictions set forth in Treasury Regulation §1.409A-3(j)(4). A termination of any portion of the Plan that is subject to Code Section 409A must comply with the provisions of Code Section 409A and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.

K.         Construction of Plan

The place of administration of the Plan shall be in the State of Missouri and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof.

L.         Choice of Law/Venue

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Missouri without giving effect to its choice of law provisions. Any legal action against the Plan, the Company, an Affiliate, or the Committee may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

M.         Unfunded Nature of Plan

The Plan, insofar as it provides for cash payments, shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by the terms of any Award Agreement entered into pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

N.         Successors

All obligations of the Company under the Plan, with respect to any Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

O.         Compliance with Code Section 409A

To the extent applicable, this Plan and all Awards granted hereunder shall be construed in a manner consistent with the requirements of Code Section 409A.

P.         Clawback and Noncompete

Notwithstanding any other provisions of this Plan, any Award will be subject to such deductions and clawback as may be required to be made pursuant to any law, government regulation or stock exchange listing requirement, or any policy adopted by the Company. In addition and notwithstanding any other provisions of this Plan, any Award shall be subject to such noncompete provisions under the terms of the Award Agreement or any other agreement or policy adopted by the Company, including, without limitation, any such terms providing for immediate termination and forfeiture of an Award if and when the recipient becomes an employee, agent or principal of an entity engaging in Competition with the Company.

Q.         Sub-Plans

The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

R.         Non-Uniform Treatment

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments and to enter into non-uniform and selective Award Agreements.

S.         Employees Employed in Foreign Jurisdictions

In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive ~~awards~~Awards under the Plan, the Committee may adopt such amendments, administrative policies, ~~subplans~~sub-plans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment or facilitate compliance under the laws of the applicable foreign jurisdiction without otherwise violating the terms of the Plan. Therefore, to the extent the Committee determines that the restrictions imposed by this Plan preclude the achievement of material purposes of the Awards in jurisdictions outside of the United States, the Committee has the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

T.         Substitute Awards.

Awards may be granted under this Plan from time to time in substitution for Awards held by employees of other corporations who are about to become Employees, or whose employer is about to become an Affiliate, as the result of a merger or consolidation of the Company or an Affiliate with another corporation, the acquisition by the Company or an Affiliate of all or substantially all the assets of another corporation or the acquisition by the Company or an Affiliate of at least 50% of the issued and outstanding stock of another corporation. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted, but with respect to Awards which are Incentive Stock Options, no such variation shall be permitted which affects the status of any such substitute option as an Incentive Stock Option.

Section VII.

Effective Date and Term

Subject to the prior approval of the Company shareholders, ~~the Plan~~this Amendment and Restatement shall be effective ~~January 26, 2009~~November 4, 2013 and shall continue in effect until December 31, 2018, when it shall terminate. Upon termination, any balances in the reserve established under Section I.D. shall be cancelled, and no Awards shall be granted under the Plan thereafter. The Plan shall continue in effect, however, insofar as is necessary, to complete all of the Company’s obligations under outstanding Awards or to conclude the administration of the Plan.

~~Section VIII.~~

~~Expiration of Prior Incentive Stock Plan~~

~~Upon approval of this Plan by the Company shareholders, the Energizer Holding, Inc. 2000 Incentive Stock Plan will terminate as to future grants or awards thereunder, but this termination shall not affect in any manner outstanding grants or awards under the plan, which shall continue to be governed by the terms of the plan and the individual grant or award agreements.~~

PROXY

ENERGIZER HOLDINGS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH ITEM:
1. Election of Directors		FOR	AGAINST	ABSTAIN

Nominees:	(01) James C. Johnson	☐	☐	☐

	(02) Ward M. Klein	☐	☐	☐

	(03) W. Patrick McGinnis	☐	☐	☐

	(04) John R. Roberts	☐	☐	☐

Please be sure to sign and date this Proxy Card.

COMMON STOCK	Please mark your votes like this ☒
2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent auditor
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Non-binding advisory vote on executive compensation
☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	Approval of Amended and Restated Articles of Incorporation to declassify the Board of Directors
☐ FOR ☐ AGAINST ☐ ABSTAIN

5.	Approval of Second Amended and Restated 2009 Incentive Stock Plan
☐ FOR ☐ AGAINST ☐ ABSTAIN

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW

Mark box at right if you plan to attend the Annual Meeting on January 27, 2014. ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                                                                              Signature                                                                            Date

Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian, or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one proxy card, please sign all cards and return in the accompanying postage-paid envelopes.

▲  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▲

VOTE BY INTERNET OR TELEPHONE QUICK ««« EASY ««« IMMEDIATE

Energizer Holdings, Inc.

Voting by telephone or Internet is quick, easy and immediate. As a shareholder of Energizer Holdings, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on January 26, 2014.

Vote Your Proxy on the Internet:

Go to www.cstproxyvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:

Call 1 (866) 894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

ENERGIZER HOLDINGS, INC.

This Proxy is Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders on January 27, 2014

P R O X Y

This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this Proxy will be voted “FOR” all nominees in Item 1, “FOR” Items 2, 3, 4, and 5 and in the discretion of the proxies on any other business that may properly come before the meeting. The undersigned hereby appoints W.M. Klein and M.S. LaVigne, or either of them, as true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, to represent and to vote, as designated below, all the shares of the undersigned held of record on November 22, 2013, at the Annual Meeting of Shareholders to be held on January 27, 2014 and any adjournments or postponement thereof.

As described more fully in the proxy statement, if shares of Energizer Common Stock are credited to the account of the undersigned in the Energizer Holdings, Inc. Savings Investment Plan as of November 15, 2013, this proxy card will also serve as voting instructions to the trustee for that plan, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for such shares. If the trustee does not receive directions with respect to the shares of Energizer Common Stock credited to the undersigned’s account by January 24, 2014, it will vote those shares in the same proportion as it votes shares for which directions were received.

(Important – To be signed and dated on reverse side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

2014 ANNUAL MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.

2014 ANNUAL MEETING OF SHAREHOLDERS

January 27, 2014

3:00 p.m. local time

Energizer World Headquarters

533 Maryville University Drive

St. Louis, Missouri 63141

Please present this ticket and photo identification for admittance to the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting:

The Notice of Annual Meeting of Shareholders, Proxy Statement

and our 2013 Annual Report are available at:

www.cstproxy.com/energizer/2013.

December 12, 2013

Dear Savings Investment Plan Participant:

Enclosed are a proxy statement, a proxy card and an Annual Report for the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held on January 27, 2014. The enclosed proxy card relates to shares of Energizer Common Stock of which you are the record holder and to shares of Energizer Common Stock credited to your account in the Energizer Holdings, Inc. Savings Investment Plan (the “Plan”).

The Trustee of the Plan will vote all shares of Energizer Common Stock held in the Plan as of November 22, 2013. Shares credited to your account as of November 15, 2013 will be voted in accordance with your instructions on the enclosed proxy card. Any credited shares for which no instructions are received by the Trustee, and any shares in the Plan that were credited between November 16, 2013 and November 22, 2013, will be voted by the Trustee in the same proportion as the shares for which instructions were received from all participants in that Plan.

Please complete, sign and date the enclosed proxy card, which also serves as a voting instruction form for the Trustee. It should be returned, in the postage-paid envelope provided, to Continental Stock Transfer & Trust Company, which acts as tabulator. Alternatively, you may vote by telephone or via Internet. However you decide to vote, in order to provide the tabulator sufficient time to tabulate the votes, it has been requested that all proxy cards be returned, or votes be cast, as promptly as possible, but no later than January 24, 2014.

You may also have received (i) a Notice Regarding the Availability of Proxy Materials with instructions about how to access the proxy statement and Annual Report with respect to other shares of Energizer Common Stock held by you and/or (ii) additional proxy statements and proxy cards relating to other shares of Energizer Common Stock held by you. If you received a Notice Regarding the Availability of Proxy Materials, please use that notice to access the proxy statement, Annual Report and instructions about how to vote your other shares. If you received additional proxy cards, please be advised that these proxies are not duplicates of the one enclosed and we ask that those other shares also be voted as described in the instructions enclosed with such proxies.

WARD M. KLEIN

Chief Executive Officer